     As filed with the Securities and Exchange Commission on May 24, 2001

                                                  Registration Number: 333-60280

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                            HANCOCK HOLDING COMPANY
            (Exact name of Registrant as specified in its charter)

             MISSISSIPPI                                6022                        64-0693170
     (State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
     incorporation or organization)          Classification Code Number)       Identification Number)

                      ONE HANCOCK PLAZA, 2510 14TH STREET
                         GULFPORT, MISSISSIPPI  39501
                                (228) 868-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CARL J. CHANEY
                      ONE HANCOCK PLAZA, 2510 14TH STREET
                         GULFPORT, MISSISSIPPI  39501
                                (228) 868-4000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

                            L. KEITH PARSONS, ESQ.
                     WATKINS LUDLAM WINTER & STENNIS, P.A.
                              POST OFFICE BOX 427
                            633 NORTH STATE STREET
                          JACKSON, MISSISSIPPI  39202
                                (601) 949-4900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

     If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           LAMAR CAPITAL CORPORATION
                           401 Shelby Speights Drive
                           Purvis, Mississippi 39475

                      MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                                      May 29, 2001

     Dear Shareholders:

          You are cordially invited to a Special Meeting of Shareholders of Lamar Capital Corporation to be held at the Wilson Room located in the Purvis branch office of the Company, #4 Highway 589, Purvis, Mississippi 39475 on June 28, 2001 at 2:00 p.m.

          The Board of Directors of Lamar has agreed to merge Lamar into Hancock Holding Company. If the merger is completed, Lamar shareholders will be entitled to elect to receive either $11.00 in cash for each share of Lamar common stock, or .55 shares of Hancock Series A Preferred Stock for each share of Lamar common stock. You may elect to receive all cash, all Hancock Series A Preferred Stock or any combination of cash and preferred stock. Because the Merger Agreement places limits on the total amount of cash which may be paid to Lamar shareholders, any election is subject to adjustment and no guarantee can be given that an election will be fully honored.

          We cannot complete the merger unless the shareholders of Lamar approve
     it.   We have scheduled a special meeting for the shareholders of Lamar to approve the merger.

          YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing and promptly mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

          This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also obtain information about the companies from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

          Your Board of Directors unanimously recommends that you vote in favor of the merger.

                                    Very truly yours,



                                    Robert W. Roseberry
                                    Chairman of the Board

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE HANCOCK PREFERRED STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Proxy Statement-Prospectus dated May 29, 2001, and first mailed to shareholders on or about May 30, 2001.

                           LAMAR CAPITAL CORPORATION
                           401 Shelby Speights Drive
                           Purvis, Mississippi 39475

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Lamar Capital Corporation:

     Notice is hereby given that a Special Meeting of Shareholders of Lamar Capital Corporation will be held at the Wilson Room located in the Purvis branch office of the Company, #4 Highway 589, Purvis, Mississippi 39475, on June 28, 2001, at 2:00 p.m. for the following purposes:

     1. Approval of the Agreement and Plan of Merger dated February 21, 2001, pursuant to which Lamar will be merged into Hancock Holding Company.

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only those shareholders of record at the close of business on May 18, 2001, are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Proxy Statement-Prospectus accompanying this notice for more complete information regarding the merger and the meeting.

     If you dissent from the merger by following the requirements of the Mississippi law concerning dissenters' appraisal rights, Lamar will pay you for the fair value of your shares. Please see the section entitled "THE MERGER - Dissenters' Appraisal Rights" in the attached Proxy Statement-Prospectus for a summary of Mississippi law regarding dissenters' rights.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Jane P. Roberts, Secretary

Purvis, Mississippi
May 29, 2001


         Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the meeting.

 The Board of Directors of Lamar unanimously recommends that shareholders vote
               FOR approval of the Agreement and Plan of Merger.
               ---

                               TABLE OF CONTENTS



QUESTIONS AND ANSWERS................................................    1

SELECTED FINANCIAL DATA AND COMPARATIVE INFORMATION..................    4

THE MEETING..........................................................    9

THE MERGER...........................................................   10

INFORMATION ABOUT LAMAR..............................................   25

LAMAR FINANCIAL STATEMENTS...........................................   42

INFORMATION ABOUT HANCOCK............................................   59

DESCRIPTION OF HANCOCK CAPITAL STOCK.................................   60

COMPARISON OF RIGHTS OF SHAREHOLDERS.................................   64

LEGAL MATTERS........................................................   67

EXPERTS..............................................................   67

OTHER MATTERS........................................................   67

SHAREHOLDER PROPOSALS................................................   68

WHERE YOU CAN FIND MORE INFORMATION..................................   68

INFORMATION INCORPORATED BY REFERENCE................................   68

APPENDIX A-FAIRNESS OPINION OF MORGAN KEEGAN & COMPANY, INC..........  A-1

APPENDIX B-ARTICLE 13 OF THE MISSISSIPPI BUSINESS CORPORATION ACT....  B-1

APPENDIX C-AGREEMENT AND PLAN OF MERGER..............................  C-1

                             QUESTIONS AND ANSWERS

This section highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to fully understand the merger and to obtain a more complete description of the legal terms of the merger. See "WHERE YOU CAN FIND MORE INFORMATION" (page 68). This section also includes certain page references that direct you to more complete descriptions in this document of the topics discussed.

Q(1):  Why is Lamar merging with Hancock?

   A: Lamar's Board has approved the merger with Hancock based upon its assessment of the financial condition and prospects of Lamar in particular and the competitive and regulatory environment for financial institutions generally. Hancock is a Mississippi bank holding company for Hancock Bank, a Mississippi chartered state bank which operates offices in Mississippi and Hancock Bank of Louisiana, a Louisiana chartered state bank which operates offices in Louisiana. Its common stock is traded on the Nasdaq Stock Market under the symbol HBHC. The merger will enable Lamar shareholders to hold stock in a larger and more diversified entity whose shares are more widely held and more actively traded. The merger will also enable us to better serve our customers with more products and services. To review the background and reasons for the merger see page 11.

       In recommending approval of the merger, we also considered the opinion of our financial advisor, Morgan Keegan & Company, Inc., that as of the date of the opinion, the exchange ratio was fair from a financial point of view to Lamar's shareholders. We have attached this opinion as Appendix A to this document. You should read it carefully.

       A copy of the merger agreement is attached to this document as Appendix
       B. We encourage you to read the merger agreement. It is the legal document that governs the merger.

Q(2):  As a Lamar shareholder, what will I receive in the merger?

   A: You will have the right to elect to receive either $11.00 in cash for each share of Lamar common stock you own, or .55 shares of Hancock Series A Preferred Stock for each share of Lamar common stock you own.

       Example: If you own 100 shares of Lamar common stock upon completion of the merger, you will have the right to receive either a check for $1,100 or 55 shares of Hancock Series A Preferred Stock, or some combination of cash and Series A Preferred Stock.

Q(3):  What are the key attributes of the Hancock Series A Preferred Stock?

   A: If Hancock ever liquidates, each share of preferred stock will be entitled to a $20 per share payment plus all accrued dividends before any distribution to holders of Hancock common stock. Each share of preferred stock will be entitled to a cumulative annual dividend of $1.60 per share. A holder of Hancock Series A Preferred Stock will have the right to convert each share of preferred stock into shares of Hancock common stock at any time at a conversion price of $45 per share, subject to certain adjustments. Hancock Series A Preferred Stock will have the same voting rights as Hancock common stock and each share of preferred stock shall have a number of votes equal to the number of shares of Hancock common stock into which such preferred stock could be converted. Hancock has certain rights and obligations to redeem the preferred stock at a redemption price of $20 per share plus accrued dividends. To review a more detailed description of the preferred stock see page 60.

Q(4):  How will a Lamar shareholder elect cash or Hancock Series A Preferred
       Stock?

   A: Each Lamar shareholder will be mailed an election form. If you want to receive any Hancock Series A Preferred Stock, you will need to complete the form and return it to Lamar before the meeting. You may elect to receive all cash, all Hancock Series A Preferred Stock or any combination of cash and Hancock Series A Preferred Stock. Because the Merger Agreement places limits on the total amount of cash which may be paid, any election is subject to adjustment and no guarantee can be given that an election will be fully honored. If you do not complete and return the form, you will be treated as if you elected to receive all cash.

Q(5):  Will I receive exactly what I elect?

   A: Not necessarily. Under a formula set forth in the Merger Agreement, no more than 49% or less than 30% of the Lamar common stock may be exchanged for cash.

Q(6):  What if less than 30% of the Lamar common stock elects to receive cash?

   A: If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters' rights have been asserted) is less than 30% of the total outstanding shares of Lamar common stock, then the amount of preferred stock given to each Lamar shareholder electing to receive preferred stock consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 30%. All reductions will be proportional.

       Example: You own 100 shares of Lamar common stock and elect to receive no cash and all Hancock Series A Preferred Stock. If holders of 80% of Lamar common stock elect to receive preferred stock, instead of receiving 55 shares of Hancock Series A Preferred Stock, you will receive 47 shares of preferred stock and $160.00 in cash.

Q(7):  What if more than 49% of the Lamar common stock elects to receive cash?

   A: If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters rights have been asserted) is more than 49% of the total outstanding shares of Lamar common stock, then the amount of cash given to the shareholders electing to receive cash consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 49% and preferred stock will be given instead. All reductions will be proportional.

       Example: You own 100 shares of Lamar common stock and elect to receive no Hancock Series A Preferred Stock and all cash. If holders of 60% of Lamar common stock either elect to receive all cash or exercise their dissenter's rights, instead of receiving $1,100 in cash, you will receive $920.00 in cash and 9 shares of preferred stock.

Q(8):  What happens as the market price of Hancock common stock fluctuates?

   A: The exchange ratio is based upon a formula that is not determined by the market price of Hancock common stock and is not expected to change. The market value of Hancock common stock and preferred stock will fluctuate after the merger. No Hancock Series A Preferred Stock has been issued and Hancock cannot predict the price at which it will trade after the merger.

Q(9):  What happens to my dividends in the future?

   A: After the merger, Lamar shareholders who receive Hancock Series A Preferred Stock will be entitled to receive annual dividends of $1.60 per share per year. The dividends will be cumulative, which means that no dividends may be paid on Hancock common stock unless all dividends accrued on the Hancock Series A Preferred Stock have been paid. The Hancock board of directors will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q(10): When do you expect the merger to be completed?

   A: We hope to complete the merger by June 29, 2001 following the approval of Lamar shareholders.

Q(11): What are the tax consequences of the merger to me?

   A: We expect that for U.S. federal income tax purposes, your receipt of Hancock Series A Preferred Stock in exchange for your shares of Lamar common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received or if you exercise dissenters' appraisal rights under Mississippi law.

       We provide a more detailed review of the U.S. federal income tax consequences of the merger on page 21 of this document.

Q(12): As a Lamar shareholder, do I have to accept either Hancock Series A
       Preferred Stock or the cash consideration of $11 per share in exchange for my shares if the merger is approved?

   A: If you follow the procedures prescribed by Mississippi law, you may dissent from the merger and have the fair value of your stock determined by a court. If you follow those procedures, you will not receive Hancock Series A Preferred Stock. The fair value of your Lamar common stock, determined in the manner prescribed by Mississippi law, will be paid to you in cash.

       For a more complete description of these dissenters' rights, see page 24 of this document.

Q(13): If my shares are held in "street name" by my broker, will my broker vote my shares for me? Will my broker elect the form of consideration I will receive for my shares?

  A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instruction from you to your broker, your shares will not be voted and this will effectively be a vote against the merger. You should also instruct your broker as to whether you want to elect cash, preferred stock or a combination of cash and preferred stock.

Q(14): What do I need to do now?

  A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't return your proxy card or you abstain, the effect will be a vote against the merger.

       You also need to complete and return the enclosed Election Form, indicating whether you want to elect cash, preferred stock or a combination of cash and preferred stock. The election deadline is the date of the meeting. Elections may not be changed after the election deadline. If you fail to make an election, you will receive cash.

       The meeting will take place on June 28, 2001. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy until and including the date of the meeting and either change your vote or attend the meeting and vote in person. We provide more detailed instructions about voting on page 9.

       The Board of Directors of Lamar unanimously recommends voting in favor of the proposed merger.

Q(15): Should I send in my stock certificates now?

  A: No. No one should send their stock certificates in now. After the merger is completed, Hancock will send you written instructions on how to exchange your Lamar common stock for Hancock Series A Preferred Stock (if you received any).

Q(16): Who can help answer my questions?

   A:  If you have more questions about the merger you should contact:

               LAMAR CAPITAL CORPORATION
               401 Shelby Speights Drive
               Purvis, Mississippi 39475
       Attention: Robert W. Roseberry, Chairman
            Phone Number: (601) 794-6047

              SELECTED FINANCIAL DATA AND COMPARATIVE INFORMATION

     The following tables show summarized audited historical financial data for each of our companies for the period ended December 31, 1996 through 2000.

     The information in the following tables is based on the historical financial information that has been incorporated into or included in this Proxy Statement-Prospectus. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. See "WHERE YOU CAN FIND MORE INFORMATION" on page 68 and Lamar Financial Statements on page 42.

Lamar Capital Corporation
Selected Financial Data

                                                    As of and For
                                                    Three Months
                                                       Ending
                                                      March 31,              As of and for the Years Ended December 31,
                                             -----------------------------------------------------------------------------------
                                                   2001        2000          2000        1999       1998       1997      1996
                                                   ----        ----          ----        ----       ----       ----      ----
                                                                                   (in thousands, except per share data)
Income Statement Data:
Interest income                                   $   7,922   $  7,982       $ 32,005   $ 30,158   $ 23,916   $ 19,442   $ 16,190
Interest expense                                      4,881      4,480         18,352     16,809     13,903     10,536      8,429
Net interest income                                   3,041      3,502         13,653     13,349     10,013      8,906      7,761
Provision for loan losses                               395        391          2,832      1,422        785        725        557
Noninterest income                                      872        785          3,728      3,527      3,558      2,689      2,325
Noninterest expense                                   2,634      2,623         11,101      9,788      8,732      7,677      6,890
Income before taxes                                     884      1,273          3,448      5,666      4,054      3,193      2,639
Net earnings                                            686        937          2,846      4,171      3,049      2,339      2,028

Balance Sheet Data:
Securities                                        $ 163,017   $138,935       $148,691   $126,059   $ 90,828   $ 58,921   $ 41,562
Loans, net of unearned income                       215,178    231,748        222,406    235,403    200,660    162,653    143,155
Allowance for loan losses                             5,756      4,450          5,483      4,270      3,564      3,101      2,837
Total assets                                        437,968    416,628        415,495    412,750    330,516    247,022    207,330
Total deposits                                      327,381    311,378        306,431    308,464    278,272    211,498    185,404
Long-term bonds and notes                                 -          -              -          -          -          -          -
Other borrowed funds                                 70,000     70,000         70,000     70,000     19,120     17,620      7,000
Total stockholders' equity                           38,327     32,891         36,795     31,902     31,331     16,160     13,473

Per Share Data:
Net income per share-basic and diluted            $    0.16   $   0.22       $   0.66   $   0.97   $   1.09   $   0.87   $   0.75
Cash dividends per share                               0.05       0.05         0.2000     0.1800     0.1167     0.1002     0.0923
Book value                                             8.88       7.62           8.54       7.39       7.58       5.88       4.97

Performance Ratios:
Return on average assets                               0.64%      0.91%          0.69%      1.07%      1.03%      1.02%      1.06%
Return on average equity                               7.42      12.11           8.47      12.51      17.65      15.69      15.88
Net interest margin                                    3.03       3.67           3.59       3.69       3.65       4.20       4.41
Efficiency ratio                                         64         61             64         58         65         66         68

Asset Quality Ratios:
Allowance for loan losses to nonperforming loans        187%       242%           176%       216%       323%       777%       360%
Allowance for loan losses to total loans               2.67       1.92           2.45       1.81       1.74       1.87       1.93
Nonperforming assets to total loans                    2.11       1.39           1.83       1.06       0.90       0.49       1.06
Net loan charge-offs to average loans                  0.22       0.36           0.70       0.32       0.18       0.30       0.19

Capital Ratios:
Leverage ratio                                         9.69%      8.90%          9.11%      9.23%      9.55%      6.87%      7.11%
Average stockholders' equity to average                8.66       7.51           8.20       8.56       5.82       6.49       6.69
 total assets
Tier 1 risk-based                                     15.21      14.63          15.50      14.38      14.65       9.84       9.67
Total risk-based                                      16.48      15.89          16.76      15.57      15.90      11.09      10.92
Dividend payout ratio                                    31         22             30         19         12         12         12

Hancock Holding Company
Selected Financial Data

                                                    March 31,                    At and For the Years Ended December 31,
                                             -----------------------   ------------------------------------------------------------
                                                 2001        2000         2000         1999        1998         1997       1996
                                             -----------  ----------   -----------  ----------  ----------  ----------  -----------
Income Statement Data:                                                                         (in thousands, except per share data)
  Interest Income                             $   56,108  $   53,159   $   216,947  $  207,674  $  193,659  $  181,459  $   169,404
  Interest Expense                                26,056      21,935        94,251      83,961      81,742      71,698       64,804
  Net interest income                             30,052      31,224       122,696     123,713     111,917     109,761      104,600
  Net interest income (TE)                        31,789      32,718       128,981     129,375     116,127     112,425      108,626
  Provision for loan losses                        1,855       1,769        11,531       7,585       6,229       6,399        6,154
  Non-interest income                             12,122      14,539        52,451      45,612      32,332      32,169       28,422
  Non-interest expense                            27,793      28,560       109,896     115,442      93,782      87,554       80,095
  Earnings before income taxes and
    cumulative effect of accounting change        12,526      15,434        53,720      46,298      44,238      47,977       46,773
  Net earnings                                     8,604      10,386        36,824      31,710      30,960      30,624       31,603
  Net earnings excluding credit card gain
    and seurities transactions                     8,604       8,465        34,383      31,666      30,851      30,443       31,583

Balance Sheet Data:
  Securities                                  $1,073,317  $1,124,512   $   994,095  $1,148,722  $1,244,369  $1,079,995  $   901,592
  Loans, net of unearned income                1,671,598   1,551,441     1,699,841   1,541,521   1,305,555   1,220,629    1,173,967
  Allowance for loan losses                       28,604      26,138        28,604      25,713      21,800      21,000       19,800
  Total assets                                 3,238,399   3,016,486     3,013,430   2,991,874   2,814,695   2,537,957    2,289,582
  Total deposits                               2,685,159   2,507,110     2,503,788   2,397,653   2,374,591   2,062,648    1,926,576
  Long-term bonds and notes                        2,038       2,290         2,177       2,714           -       1,279        1,050
  Other borrowed funds                               500         500           500         500         500         500          500
  Total stockholders' equity                     351,154     317,357       341,390     310,427     286,807     288,573      261,938

Per Share Data:
  Earnings before cumulative effect
    of accounting change:
      Basic                                   $     0.80  $     0.95   $      3.39  $     2.91  $     2.79  $     2.82  $      3.08
      Diluted                                       0.80        0.95          3.39        2.91        2.78        2.82         3.08
  Net earnings:
      Basic                                         0.80        0.95          3.39        2.91        2.90        2.82         3.08
      Diluted                                       0.80        0.95          3.39        2.91        2.89        2.82         3.08
  Cash dividends per share                          0.28        0.25          1.25        1.00        1.00        1.00         0.88
  Book value                                       32.70       29.55         31.79       28.55       27.29       26.44        24.42

Performance Ratios:
   Return on average assets                         1.12%       1.39%         1.23%       1.05%       1.15%       1.25%        1.38%
   Return on average assets excluding
     cumulative effect of accounting change         1.12%       1.39%         1.23%       1.05%       1.11%       1.25%        1.38%
   Return on average equity                        10.12%      13.32%        11.31%      10.27%      10.68%      11.29%       13.74%
   Return on average equity excluding
     cumulative effect of accounting change        10.12%      13.32%        11.31%      10.27%      10.28%      11.29%       13.74%
   Net interest margin (TE)                         4.48%       4.78%         4.70%       4.73%       4.67%       5.14%        5.20%
   Efficiency Ratio                                61.22%      53.89%        57.32%      63.81%      61.55%      58.97%       56.74%

Asset Quality Ratios:
   Allowance for loan losses to                      234%        381%          281%        365%        367%        313%         435%
    non-performing loans
   Allowance for loan losses to total loans         1.71%       1.68%         1.68%       1.67%       1.67%       1.72%        1.69%
   Non-performing assets to total loans             0.83%       0.53%         0.69%       0.56%       0.63%       0.74%        0.55%
   Net loan charge-offs to average loans            0.45%       0.35%         0.53%       0.51%       0.44%       0.50%        0.41%

Capital Ratios:
   Leverage ratio                                  10.00        9.74         10.20        9.61        9.50       10.41        10.53
   Average stockholders' equity to average         11.03       10.47         10.87       10.27       10.75       11.11        10.06
    total assets
   Tier I risk-based                               15.49       15.94         15.95       15.60       17.15       19.08        18.59
   Total risk-based                                16.71       17.19         17.20       16.85       18.40       20.33        19.85
   Dividend Payout Ratio                           35.44%      26.04%        36.87%      34.36%      35.84%      35.46%       28.57%

Actual and Pro Forma Comparative Unaudited Per Share Data

               The following table shows information about our companies' net earnings per common share, dividends per common share and book value per common share, and similar information reflecting the merger, which is referred to as "pro forma" information. The information listed as "equivalent pro forma" was obtained by assuming that a share of Lamar common stock is exchanged for .55 shares of Hancock Series A Preferred Stock and that the .55 shares of Hancock Series A Preferred Stock is converted into Hancock common stock at the initial conversion ratio of .4444.

               In presenting the comparative pro forma information for certain time periods, we have assumed that the merger is accounted for using the purchase method of accounting. The unaudited pro forma consolidated data below are for illustrative purposes only. The companies may have performed differently had they been combined at the assumed date. Do not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined at the assumed date or of the future results that Hancock will experience after the merger.

                                                                      For the year ended     For the quarter ended
                                                                      December 31, 2000          March 31, 2001
Hancock historical per common share data:
     Net earnings per common share (basic and diluted)                       $ 3.39                 $ 0.80
     Book value per common share                                              31.79                  32.70
     Cash dividends paid per common share                                      1.25                   0.28

Hancock pro forma consolidated per Hancock common share data: (1)
     Net earnings per common share (basic and diluted)                         3.24                   0.76
     Book value per common share                                              31.79                  32.70
     Cash dividends paid per common share                                      1.25                   0.28

 Lamar historical per common share data:
     Net earnings per common share (basic and diluted)                         0.66                   0.16
     Book value per common share                                               8.54                   8.90
     Cash dividends paid per common share                                      0.20                   0.05

Hancock pro forma consolidated per Lamar equivalent
common share data: (2)
     Net earnings per common share (basic and diluted)                         0.80                   0.18
     Book value per common share                                               7.77                   7.99
     Cash dividends declared per common share                                  0.31                   0.07

(1) The Hancock pro forma consolidated per common share data assumes the issuance of 1,658,274 shares of Series A Preferred Stock convertible into Hancock common stock at the conversion ratio of .4444.
(2) The Hancock pro forma consolidated per Lamar equivalent per common share data amounts are calculated by multiplying the Hancock pro forma consolidated common share data by the exchange ratio of .55 and the conversion ratio of
 .4444.

Comparative Per Share Market Price Information

               The following table sets forth the closing prices per share of Hancock common stock and Lamar common stock as reported on the Nasdaq National Market System on January 30, 2001 the last full trading day prior to the public announcement of the merger, and May 18, 2001, the last full trading day for which closing prices were available at the time of the printing of this Proxy Statement-Prospectus.



                         Lamar Common Stock              Hancock Common Stock

January 30, 2001                8.56                             37.50

May 18, 2001                   11.00                             37.50

     Because the market price of Hancock common stock and Lamar common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

     In addition to historical information, this document contains statements which constitute forward-looking statements and information which are based on management of Hancock's and Lamar's beliefs, plans, expectations and assumptions and on information currently available to management. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate," and similar expressions used in this document that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this document, including, but not limited to, statements found in "INFORMATION ABOUT LAMAR - Management's Discussion and Analysis of Financial Conditions and Results of Operations." All phases of Hancock's and Lamar's operations are subject to a number of risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projections in the forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this report, including, without limitation, the portions referenced above, and the uncertainties set forth from time to time in Hancock's and Lamar's other public reports and filings and public statements, many of which are beyond the control of Hancock and Lamar, and any of which, or a combination of which, could materially affect the results of Hancock's and Lamar's operations and whether forward-looking statements made by Hancock and Lamar ultimately prove to be accurate.

                                  THE MEETING

Introduction

     This Proxy Statement-Prospectus is first being mailed on or about May 30, 2001 to the shareholders of Lamar Capital Corporation ("Lamar") in connection with the solicitation of proxies on behalf of the Board of Directors of Lamar for use at a special meeting (the "Meeting") of shareholders of Lamar to be held at the date, time and place set forth in the accompanying notice, and at any adjournment thereof and is accompanied by the Notice of Meeting and Form of Proxy.

Purpose of the Meeting

     At the Meeting Lamar shareholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of February 21, 2001 (the "Merger Agreement") by and between Lamar and Hancock Holding Company, a Mississippi corporation ("Hancock"), and pursuant to which Lamar will be merged into Hancock (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix C.

Solicitation, Voting and Revocation of Proxies

     When a proxy in the form accompanying this Proxy Statement-Prospectus is properly executed and returned, the shares represented thereby will be voted in the manner specified therein. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE MERGER. An instruction to abstain from voting on the Merger will be considered present for quorum purposes but will have the same effect as a vote against the Merger. Failure to vote against the Merger will constitute a waiver of a shareholder's statutory dissenters' appraisal rights.

     No matters are expected to be considered at the Meeting other than the proposal to approve the Merger, but if any other matters should properly come before the Meeting, it is intended that proxies will be voted on all such matters in accordance with the judgment of the person(s) voting them.

     Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy (1) by submitting a subsequently dated proxy, (2) by giving written notice of revocation to the Secretary of Lamar or (3) upon request, if such shareholder is present at the Meeting and elects to vote in person. Mere attendance at the Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken before receipt of the revocation.

     The cost of soliciting proxies will be borne by Lamar. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram, by directors, officers and employees of Lamar who will not receive any additional compensation for so doing.

Shares Entitled to Vote; Quorum

     Only shareholders as of the close of business on May 18, 2001, are entitled to notice of and to vote at the Meeting (the "Record Date"). As of the Record Date, there were 4,307,207 shares of Lamar common stock outstanding, each of which is entitled to one vote on all matters to come before the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Lamar common stock is necessary to constitute a quorum. A quorum is based upon the total number of Lamar shares outstanding. Therefore, not returning your proxy card would make it more difficult to obtain a quorum because your shares would not be counted as present at the Meeting for quorum purposes.

Vote Required

     Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Lamar common stock. As of the Record Date, directors and executive officers of Lamar and their affiliates were the beneficial owners of approximately 28.7% of the outstanding Lamar stock entitled to vote at the Meeting. Pursuant to the terms and conditions of Voting Agreements executed by each of the Directors of Lamar (at the time the Merger Agreement was executed), the Directors of Lamar have agreed to vote all of their shares in favor of the Merger. It is expected that all of the executive officers of Lamar will also vote all of their shares in favor of the Merger.
See "INFORMATION ABOUT LAMAR - Security Ownership of Certain Beneficial Owners and Management." Under Mississippi law, shareholders of Hancock are not required to approve the Merger; however, shareholders of Hancock are required to authorize the preferred stock and approval of the preferred stock is a condition to the Merger.


                                  THE MERGER

     The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Merger Agreement itself, which is attached hereto as Appendix C.

Description of the Merger

     Subject to the terms and conditions of the Merger Agreement, Lamar will be merged into Hancock. As a result of the Merger, the separate corporate existence of Lamar will cease and Hancock will be the surviving corporation (the "Surviving Corporation") and will continue to exist as a Mississippi corporation. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "--Regulatory Approvals and Other Conditions," and "--Conditions of the Merger," the Merger will become effective (the "Effective Date") upon the filing of articles of merger in the office of the Secretary of State of the State of Mississippi in accordance with the Mississippi Business Corporation Act ("MBCA").

     The Merger will have the effects set forth in the MBCA. The charter and bylaws of Hancock at the Effective Date shall be the charter and bylaws of Hancock in effect immediately prior to the Effective Date. The directors of Hancock immediately following the Merger shall be those directors of Hancock immediately prior to the Merger without change.

     As a result of the Merger, all shares of Lamar stock will cease to be outstanding, and each holder of a certificate for shares of Lamar stock ("Certificate") will thereafter cease to have any rights with respect to such
shares.   In exchange for each share of Lamar common stock, each Lamar shareholder will have the right to elect to receive either (1) $11.00 in cash or
(2) .55 shares of Hancock Series A Preferred Stock. No more than 49% of the total shares of Lamar common stock or less than 30% of the total shares of Lamar common stock may be exchanged for cash. If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters rights have been asserted) is more than 49% of the total outstanding shares of Lamar common stock, then the amount of cash given to the shareholders electing to receive cash consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 49% and preferred stock will be given instead. If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters rights have been asserted) is less than 30% of the total outstanding shares of Lamar common stock, then the amount of preferred stock given to each Lamar shareholder electing to receive preferred stock consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 30%. All reductions will be proportional.

     Hancock will not issue any fractional shares. Instead, Hancock will pay cash for any fractional shares.

     If before the Effective Date of the Merger, Lamar or Hancock changes its number of outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the exchange ratio will be appropriately adjusted.

     It is expected that the market price of Hancock common stock will fluctuate between the date of this Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. However, because the exchange ratio is fixed, the fluctuation of the market price of Hancock common stock will not
affect the exchange ratio.   No Hancock Series A Preferred Stock has been issued
and Hancock cannot predict the price at which it will trade after the Merger.
No assurance can be given concerning the market price of Hancock common stock or preferred stock before or after the Effective Date.

     The ultimate result of the transactions contemplated by the Merger Agreement will be that the business and properties of Lamar will become Hancock's business and properties, and Lamar shareholders will become preferred shareholders of Hancock (except for Lamar shareholders who elect to receive cash consideration only and dissenting shareholders, who will also receive cash).

Background of and Reasons for the Merger

     During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and financial service providers, and a trend toward consolidation and geographic expansion. In January of 2000, Lamar's Board began general discussions about the future of Lamar Bank and the cost of necessary upgrades in plant equipment and products if it remained independent. In February of 2000, Mr. George Schloegel contacted Lamar and expressed interest about a possible merger of Lamar into Hancock. In March of 2000, Lamar's financial advisor, without knowledge of these initial discussions between Lamar and Hancock, contacted Lamar to discuss the possibility of a merger of Lamar Bank with a larger bank. At this time Morgan Keegan advised Lamar that it felt there would be several banks which might be interested in a possible merger with Lamar. Morgan Keegan was advised of the expression of interest by Hancock.

     In September of 2000, Morgan Keegan began preliminary discussions with two other banks. Discussions with one of these banks ended near the end of 2000 and the other bank met with representatives of Lamar to conduct initial discussions. At the end of December of 2000 and in early January of 2001, the other bank as well as Hancock continued preliminary discussions about the possibility of a merger.

     Management of Lamar reviewed the effect on its shareholders of the cost of upgrades necessary to remain competitive if it remained independent and at the same time reviewed financial information of the other bank and Hancock and considered preliminary offers from the other bank and Hancock. Management of Lamar felt that the offer received from Hancock was more attractive to its shareholders than the other preliminary offer, or remaining independent, and also felt that the synergies between Lamar and Hancock would result in a better combination due to market locations of both banks as well as a similar philosophy between the banks.

     Accordingly, in January 2001, representatives of Lamar and Hancock, with the assistance of Lamar's financial advisor, Morgan Keegan & Company, Inc. entered into extensive negotiations which led to the execution of a Letter of Intent on January 31, 2001 and ultimately, on February 21, 2001 the Merger Agreement was executed.

     In deciding to enter into the Merger Agreement, Lamar's Board, after considering various alternatives, concluded that the Merger Agreement was in the best interest of Lamar and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in Lamar for participation in the ownership of a regional banking organization operating on a multi-state basis. Furthermore, the preferred stock provides Lamar shareholders with favorable terms as it relates to dividend and conversion features. The Lamar Board also concluded that those shareholders of Lamar would benefit additionally in that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

     Throughout this process, Lamar's Board consulted with its financial and other advisors, as well as with Lamar's management and considered a number of factors, including, but not limited to, the following: (1) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (2) the market for Bank's services and the competitive pressures existing in Bank's market area; (3) the outlook for Lamar and Bank in the financial institutions industry; (4) the amount and type of consideration to be received by Lamar shareholders; (5) the fact that Hancock stock is more widely held and more actively traded and should provide Lamar shareholders with more liquidity than is currently available to them; (6) recent changes in the regulatory environment will result in Lamar and Bank facing additional competitive pressures in Lamar Bank's market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; (7) the opinion of Morgan Keegan & Company, Inc. as to the fairness of the exchange ratio; and (8) the fact that the Merger is expected to qualify as a tax-free reorganization so that neither Lamar nor Lamar's shareholders (except to the extent that cash is received as (a) cash payment, (b) in respect of fractional shares, or (c) in payment of statutory dissenters' appraisal rights) will recognize any gain due to the Merger.

     Lamar's Board did not assign any specific or relative weight to the foregoing factors in its considerations. Lamar's Board believes that the Merger will provide significant value to all Lamar shareholders and will enable them to participate in opportunities for growth that Lamar's Board believes the Merger makes possible.

     Based on the foregoing, Lamar's Board has approved the Merger Agreement, believes that it is in the best interest of Lamar shareholders, and recommends that shareholders of Lamar vote "FOR" approval of the Merger Agreement.

     There have been no other material contracts or other transactions between Lamar and Hancock since signing the Merger Agreement, nor have there been any material contracts, arrangements, relationships or transactions between Lamar and Hancock during the past five years, other than in connection with the Merger Agreement and as described in this document.

Opinion of Lamar's Financial Advisor

     Lamar retained Morgan Keegan & Company, Inc. ("Morgan Keegan") as its financial advisor to render an opinion to the Lamar Board of Directors concerning the fairness, from a financial point of view, to Lamar stockholders of the consideration offered pursuant to the Agreement (the "Opinion"). Morgan Keegan was retained by Lamar on the basis of, among other things, its experience and expertise in the bank and thrift industries.

     On February 21, 2001, Morgan Keegan delivered its written Opinion to the Board of Directors of Lamar to the effect that, as of February 21, 2001 and based upon and subject to certain matters stated in such Opinion, the consideration offered is fair, from a financial point of view, to Lamar stockholders. That Opinion was reconfirmed in writing as of May 21, 2001.

     The full text of the May 21, 2001 written Opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix A and is incorporated herein by reference. Lamar stockholders are urged to read the Opinion carefully in its entirety. Morgan Keegan's Opinion is directed only to the fairness to the Lamar stockholders, from a financial point of view, of the consideration offered and does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Meeting. The summary of the Opinion of Morgan Keegan set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its Opinion, Morgan Keegan reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Lamar and certain senior officers and other representatives and advisors of Hancock concerning the businesses, operations and prospects of Lamar and

Hancock. Morgan Keegan examined certain publicly available business and financial information relating to Lamar and Hancock as well as certain financial forecasts, to the extent publicly available, and other data for Lamar and Hancock which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of Lamar and Hancock, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Morgan Keegan reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Lamar and Hancock Common Stock; the historical and publicly available projected earnings and operating data of Lamar and Hancock; and the capitalization, regulatory status and financial condition of Lamar and Hancock. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of Lamar and Hancock. Morgan Keegan also considered the relative contributions of Lamar and Hancock to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its Opinion. Morgan Keegan noted that its Opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its Opinion. Morgan Keegan assumed no responsibility to update or revise its Opinion based upon circumstances or events occurring after the date of its Opinion.

     In conducting its review and rendering its Opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of Lamar and Hancock advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management teams of Lamar and Hancock as to the future financial performance of Lamar and Hancock and the strategic implications and operational benefits anticipated from the Merger. Morgan Keegan assumed, with the consent of the Board of Directors of Lamar, that the Merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles. Morgan Keegan did not express any opinion as to what the value of Hancock common or preferred stock actually will be when issued pursuant to the Merger or the price at which Hancock common or preferred stock will trade subsequent to the Merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lamar or Hancock nor did Morgan Keegan make any physical inspection of the properties or assets of Lamar or Hancock. Morgan Keegan was not asked to consider, and its Opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Lamar or the effect of any other transaction in which Hancock might engage. In addition, Morgan Keegan was asked to and did assist in recommending the specific consideration payable in the Merger, along with Lamar and Hancock through arms-length negotiations. No other limitations were imposed by Lamar on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its Opinion.

     The following is a summary of the principal analyses performed by Morgan Keegan in connection with its Opinion.

Summary Transaction Analysis

     Morgan Keegan reviewed the terms of the proposed transaction, including the consideration to be received and the aggregate transaction value. Lamar shareholders will be able to elect to receive $11.00 in cash or .55 shares of convertible preferred stock or a combination of cash and convertible preferred stock for each share of Lamar common stock, provided that in no event shall cash be paid for more than 49% or less than 30% of the total outstanding shares of Lamar common stock, resulting in an implied total transaction value of $47.4 million. This indicates an implied value of $11.00 per share of Lamar common stock (assuming 4,307,207 shares outstanding). Morgan Keegan calculated that as of February 21, 2001, the aggregate transaction value represented 11.4% of the total assets of Lamar at December 31, 2000, 15.5% of the total deposits of Lamar at December 31, 2000, 1.29x Lamar's stated book value at December 31, 2000 and 16.65x Lamar's earnings for the year ended December 31, 2000 and a premium of 63.0% over the closing price of Lamar's common stock on December 29, 2000.

Contribution Analysis

     Morgan Keegan reviewed certain historical financial and operating information for Lamar, Hancock and the pro forma combined entity resulting from the Merger based on financial data provided by Lamar and Hancock at December 31, 2000. Morgan Keegan analyzed the relative balance sheet contribution of Lamar and Hancock for certain data to the combined company on a pro forma basis as of December 31, 2000. This analysis indicated that Lamar would have contributed 12.12% to combined total assets, 11.49% to combined loans (net of allowances for loan losses), 10.90% to deposits and 9.73% to tangible equity. Morgan Keegan also analyzed the relative income statement contribution of Lamar and Hancock for certain data to the combined company on a pro forma basis. This analysis indicated that Lamar would have contributed 10.01% to combined net interest income for the latest twelve months ("LTM") ended December 31, 2000, 6.46% to combined pretax income and 7.17% to combined net income. At the consideration to be received, and assuming 70% of Lamar's shares are converted into preferred stock for the purpose of calculating the common equivalent shares at Hancock's common stock exchange price of $45.00, the holders of outstanding Lamar common stock would own approximately 6.24% of Hancock outstanding shares and approximately $14.2 million in cash.

Comparable Company Analysis for Lamar

     Morgan Keegan reviewed and compared certain financial information relating to Lamar to corresponding financial information, public market multiples and ratios for eleven publicly traded banks headquartered in the Southeast that it deemed to be comparable to Lamar. The companies Morgan Keegan used for the purposes of this analysis were Auburn National Bancorporation, Inc., Citizens Holding Company, Colony Bankcorp, Inc., Community Financial Group, Inc., Community First Banking Company, GB&T Bancshares, Inc., Habersham Bancorp, MidSouth Bancorp, Inc., Savannah Bancorp, Inc., SNB Bancshares, Inc. and United Security Bancshares, Inc. (collectively, the "Lamar Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Lamar Comparable Companies by dividing market value per share as of February 16, 2001 by each such company's LTM earnings per share ended September 30, 2000 and by dividing market value by tangible book value reported September 30, 2000. For the LTM results ended September 30, 2000, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the Lamar Comparable Companies to Lamar. Market value multiples for Lamar are as of January 3, 2001.


                        LAMAR COMPARABLE COMPANY TABLE
                        ------------------------------

                   Market Value
            ---------------------------

                LTM         Tangible          Return on          Return on         LLR/Total      Equity/Total      Total Loans/
                ---         --------          ---------          ---------         ---------      ------------      ------------
                EPS        Book Value       Latest Assets      Latest Equity          Loans          Assets        Total Deposits
                ---        ----------       -------------      -------------          -----          ------        --------------
                15.58x           2.06x               1.48%              18.20%           2.15%          12.39%             130.08%
High

Low              9.71x           0.88x               0.60%               7.92%           0.73%           5.59%              64.02%

Mean            12.89x           1.53x               1.10%              12.64%           1.34%           8.59%              92.83%

Median          12.99x           1.45x               1.14%              12.52%           1.32%           8.03%              89.74%
                ------           -----               -----              ------           -----           -----              ------
Lamar           10.60x           0.82x               0.69%               8.47%           2.47%           8.84%              72.58%

Comparable Company Analysis for Hancock

     Morgan Keegan reviewed and compared certain financial information relating to Hancock to corresponding financial information, public market multiples and ratios for nine publicly traded banks that it deemed to be comparable to Hancock. The companies Morgan Keegan used for the purposes of this analysis were Alabama National BanCorporation, Area Bancshares Corporation, BancFirst Corporation, Community Trust Bancorp, Inc., First Charter Corporation, Texas Regional Bancshares, Inc., Trustmark Corporation, WesBanco, Inc. and Whitney Holding Corporation (collectively, the "Hancock Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Hancock Comparable Companies by dividing market value per share as of February 16,

2001 by each such company's LTM earnings per share ended September 30, 2000 and by dividing market value by tangible book value reported September 30, 2000. For the LTM results ended September 30, 2000, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the Hancock Comparable Companies to Hancock.



                       HANCOCK COMPARABLE COMPANY TABLE
                       --------------------------------

                   Market Value
            ---------------------------

                LTM         Tangible          Return on          Return on         LLR/Total      Equity/Total      Total Loans/
                ---         --------          ---------          ---------         ---------      ------------      ------------
                EPS        Book Value       Latest Assets      Latest Equity          Loans          Assets        Total Deposits
                ---        ----------       -------------      -------------          -----          ------        --------------
High           15.47x            2.88x               1.56%             17.43%          1.59%             10.32%            107.97%

Low             8.53x            1.52x               0.90%              8.29%          1.23%              5.55%             73.49%

Mean           13.10x            1.95x               1.22%             13.40%          1.38%              8.13%             89.19%

Median         13.97x            1.75x               1.18%             13.67%          1.32%              8.04%             87.17%


Hancock        11.02x            1.35x               1.23%             11.31%          1.68%              9.98%             67.89%

Stock Return Analysis

     Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for Hancock's common stock and Lamar's common stock, as well as the indices of the Comparable Companies for each and the Nasdaq Bank Index, S&P Bank Index and S&P 500 Index.

Compound Annual Growth Rate - excluding dividends
(ending February 6, 2001)

                                  1 Year            3 Year               5 Year           Volume /(1)/
                                  ------            ------               ------           ------------
Hancock                              0.6%            -15.5%                 3.4%                  0.07%

Hancock comp index                  21.7%             -2.6%                10.7%                  0.12%

Lamar*                             -37.1%            -16.0%                 n/a                   0.16%

Lamar comp index                     0.4%            -10.9%                 6.9%                  0.03%

Nasdaq Bank index                   30.9%             -1.6%                13.8%                    NM

S&P Bank index                      30.1%              0.7%                13.4%                    NM

S&P 500                             -6.2%              8.5%                15.0%                    NM

/(1)/ Average daily volume divided by average diluted shares outstanding for the last 12 months

* 1 year return for Lamar represents 1/3/2000 to 1/3/2001. 3 year return for Lamar is from IPO date in 12/98 to 1/3/2001 (one month before announcement date of merger)

     Morgan Keegan considers the stock of Hancock to be liquid and marketable.

Analysis of Selected Comparable Mergers and Acquisitions

     In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry using two different sets of parameters. Morgan Keegan selected 25 transactions occurring between January 1, 1999 and February 16, 2001 involving selling banks located within the United States with total assets between $100 million and $750 million, reported ROA between 0.60% and 1.10%, reported ROE less than 15.0%, and non-performing assets to total assets greater than 0.50% and 18 transactions occurring between January 1, 1999 and February 16, 2001 within the United States with selling banks trading at less than 12 times latest twelve months earnings per share one day prior to the deal announcement. We further reviewed each of these transactions sets after eliminating those transactions not structured utilizing the purchase method of accounting, resulting in subsets of 12 transactions of banks with similar performance ratios and 6 transactions of banks with P/E multiples less than 12.0x one day prior to announcement. Because no transaction was considered identical to the Merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction.

                         Medians of Comparable Mergers

                                                         Banks with P/E Multiples Less than 12.0x
                         Banks with Similar Ratios            One Day Prior to Announcement              Hancock/Lamar
                         -------------------------            -----------------------------              -------------

                          All     Purchase Accounting                All       Purchase Accounting            Merger
                          ---     -------------------                ---       -------------------            ------
Price/EPS (x)           20.77                   20.21              14.38                     15.94               16.65

Price/Book (x)           2.02                    1.97               1.91                      1.83                1.29

Price/Assets (%)        18.79                   18.51              17.09                     14.32                11.4

Price/Deposits (%)      21.43                   21.22              19.76                     17.02                15.5

One Month Share
  Premium (%)           40.99                   57.58              31.55                     65.14               62.96

     No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to Lamar or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

Discounted Cash Flow Analysis

     Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of Lamar for fiscal years 2001 through 2005, based on projections provided by Lamar management. Using this information, Morgan Keegan calculated a range of equity values for Lamar based on the sum of
(a) the present value of the cash flow available for dividends to Lamar and (b) the present value of the estimated terminal value for Lamar assuming that it was sold at the end of fiscal year 2005. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 15.0% to 19.0% and terminal multiples of net income of 11.0x to 15.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of Lamar. This analysis resulted in a range of $7.83 to $11.44 per share (shares outstanding plus options outstanding), with a median of $9.50 per share.

     The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of Lamar or the combined company.

     In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lamar or Hancock. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by Hancock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes. In the ordinary course of our business, we serve as a market maker for Lamar common stock and Hancock common stock and trade shares for our own account and the accounts of our customers. Accordingly, we may, at any time, hold long or short positions in Hancock common stock or Lamar common stock.

     Lamar has agreed to pay Morgan Keegan a retainer fee of $15,000, payable in advance upon the signing of its engagement letter, an opinion fee of $125,000, payable in cash promptly upon delivery by Morgan Keegan of the Opinion, and a transaction fee equal to 0.60% of the total transaction consideration, which includes the retainer fee and opinion fee, payable in cash at the closing of the transaction. Lamar has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

Closing

     The closing of the Merger will take place on a date that is mutually agreed to by Hancock and Lamar that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals, the expiration of all applicable statutory and regulatory waiting periods, the date Hancock's Registration Statement filed with the Securities and Exchange Commission is declared effective, and the date Lamar shareholders approve the Merger Agreement, or such later date as may be agreed to by Lamar and Hancock. Immediately upon consummation of the closing, or on such other later date as the parties may agree, the Merger Agreement will be filed with the Secretary of State of Mississippi and will thereupon become effective.

Election Procedures

     Enclosed with this Proxy Statement-Prospectus is an election form to be used by Lamar shareholders to elect to receive either cash or Hancock preferred stock, or a combination thereof, in exchange for Lamar common stock. The election deadline is the date of the meeting. Elections may not be changed after the election deadline. Any election to receive Hancock preferred stock will be final and may not be changed thereafter even though the effective date of the Merger may occur a significant amount of time after the date of the meeting, and the market value of Hancock common stock into which the Hancock preferred stock is convertible may have increased or decreased significantly. Any shareholder who fails to make an election by the election deadline will be deemed to have elected to receive cash for all of his shares. Because the Merger Agreement places limits on the total amount of cash which may be paid, any election is subject to adjustment, and no guarantee can be given that an election will be fully honored.

Exchange of Certificates

     Promptly after the Effective Date of the Merger, the Exchange Agent will mail to each shareholder of Lamar a letter of transmittal and instructions for use in effecting the exchange of Lamar Certificates for certificates for shares of Hancock stock ("Hancock Certificates"), cash payments and cash in lieu of fractional shares.

Shareholders of Lamar are requested not to surrender their Lamar stock certificates until they have received a letter of transmittal and further written instructions.

     Upon surrender of a Lamar Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive the consideration effectively elected by such shareholder. Such consideration will be either: (1) a Hancock Certificate for that number of whole shares of Hancock Series A Preferred Stock into which his or her Lamar common stock were converted and cash in lieu of fractional shares, if any, which such holder has the right to receive, or (2) a check for the cash payment, after giving effect to any required withholding tax. No interest will be paid or accrued on the value of any Hancock stock or cash payable to holders of Lamar Certificates. If a transfer of ownership of Lamar stock is not registered in Lamar's transfer records but the Lamar Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence such transfer and evidence that any applicable stock transfer taxes have been paid, the Exchange Agent will send the transferee (depending on the Lamar shareholder's election) either a check for the cash payment or a Hancock Certificate for the proper number of shares of Hancock Series A Preferred Stock (together with a check for cash paid in lieu of fractional shares, if any), as applicable.

     No dividends on Hancock Series A Preferred Stock into which shares of Lamar common stock were converted will be paid until the Lamar Certificate is surrendered as described above. Subject to the effect of applicable laws, following surrender of any such Lamar Certificate, there will be paid to the holder of Lamar Certificates surrendered, (1) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Date theretofore payable with respect thereto and not paid, less any applicable withholding taxes, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender, less applicable withholding taxes. Lamar Certificates surrendered for exchange by any "affiliate" of Lamar for purposes of Rule 145(c) under the Securities Act will not be exchanged until Hancock has received a written agreement from such person as provided in the Merger Agreement.

     If any Lamar Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by Hancock, the posting of a bond in such reasonable amount as Hancock may direct as indemnity against any claim with respect to such Lamar Certificate, the Exchange Agent will either send the transferee (depending on the Lamar shareholder's election) either a check for the cash payment or a Hancock Certificate for the proper number of shares of Hancock Series A Preferred Stock (together with a check for cash paid in lieu of fractional shares, if any), and any unpaid dividends, and distributions on shares of Hancock Series A Preferred Stock as provided in the Merger Agreement.

Regulatory Approvals and Other Conditions

     The Merger is subject to approval by the Federal Reserve Board ("FRB") under the Bank Holding Company Act of 1956 (the "BHCA"), which requires the FRB, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FRB will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The BHCA prohibits the FRB from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the FRB finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977 the FRB must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Applicable U. S. federal law provides for the publication of notice and public comment on applications or notices filed with the FRB and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the FRB approval required for consummation of the Merger.

     The Merger generally may not be consummated until 30 days (which may be shortened to 15 days with the consent of the U. S. Department of Justice) following the date of applicable United States federal regulatory approval, during which time the U. S. Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the U. S. Department of Justice would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

     On April 30, 2001, an application for the Merger was filed with the FRB. It is anticipated that the application will be approved in the second quarter of 2001. No other regulatory approvals are required for consummation of the Merger.

     Hancock and Lamar are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described herein. Should such other approval or action be required, it is contemplated that Hancock and Lamar would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

Conditions of the Merger

     In addition to the receipt of all necessary regulatory approvals, and the approval of the Merger Agreement by the shareholders of Lamar, consummation of the Merger Agreement is subject to the satisfaction of certain other conditions on or before the Effective Date. Generally, such additional conditions include, among others, the following: (1) the Proxy Statement-Prospectus must have been filed with the Securities and Exchange Commission (the "SEC"), and the Registration Statement of which it is a part must have been declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order; (2) no action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement; (3) Lamar must have received from Watkins Ludlam Winter & Stennis, P.A., an opinion of counsel as to certain tax aspects of the Merger; (4) Lamar shareholders must have approved the Merger; and (5) Hancock shareholders must have approved an amendment to Hancock's articles of incorporation authorizing the preferred stock.

     The obligations of Lamar and Hancock to effect the Merger are also subject to other conditions as set forth in the Merger Agreement to the effect, among others, as follows: (1) each of the representations and warranties of the other parties set forth in the Merger Agreement is true and correct in all material respects on and as of the closing; (2) the other parties have in all material respects performed all obligations required by the Merger Agreement to be performed before the closing; (3) that there has not been a material adverse change in the financial condition, results of operations or business of the other parties; and (4) the receipt of customary legal opinion of the others' counsel.

Conduct of Business Prior to the Effective Date

     Pending consummation of the Merger Agreement, Lamar has agreed to conduct its business in the ordinary course consistent with prudent business practices and in compliance with all applicable laws; and without Hancock's prior consent, with certain exceptions, Lamar will not, among other matters, (1) amend its Articles of Incorporation or Bylaws, (2) sell, dispose of or encumber any assets, issue or reacquire any stock, pay dividends (except as described below under "INFORMATION ABOUT LAMAR - Dividends"), (3) authorize any capital expenditure which individually or in the aggregate exceeds $20,000, (4) extend any new or renew any existing loan which individually exceeds $250,000, (5) adopt any type of compensation or benefit plan for Lamar or Bank officers or employees, (6) grant any increase in compensation to any director, officer, employee or representative of Lamar except in the ordinary course of business consistent with past practice, (7) enter into, amend or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of Lamar or Bank, or (8) enter into, amend or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay.

Waiver, Amendment and Termination

     Lamar and Hancock may waive their respective rights under the Merger Agreement if any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement of both Lamar and Hancock.

     The Merger Agreement may be terminated at any time on or before the Effective Date (a) by mutual consent; (b) by either party (1) if the Merger has not become effective on or before September 30, 2001, (2) if the other party has breached any covenant, representation or warranty that reflects a material and adverse change in the financial condition of the other party, (3) if regulatory approvals are not obtained and (4) if the Merger Agreement is not approved by the required vote of Lamar's shareholders.

     Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents or shareholders unless there has been an intentional breach of the Merger Agreement before the date of termination.

Interests of Certain Persons

     On April 26, 2001 (with an effective date of June 1, 2001) Lamar, Hancock and Kenneth Lott, President, Chief Operating Officer and Director, entered into a Non-Compete Agreement (the "Non-Compete Agreement") which provides, among other things, that Mr. Lott will receive a bonus of $10,416.66 payable one-half on May 31, 2001 and one-half at the Closing of the Merger of Lamar Bank and Hancock Bank. In connection with the execution of the Non-Compete Agreement, Mr. Lott resigned from his positions as President, Chief Operating Officer and Director of Lamar, effective May 31, 2001.

     Lamar has entered into Executive Salary Continuation Agreements with Mr. Roseberry, Ms. Roberts and Mr. Lott to provide incentives to these officers to continue their employment with Lamar on a long-term basis. The agreements provide for the continuation of annual salary payments upon retirement at age 65 or later for a period of 180 months (15 years) in the amounts of $50,500, $44,900 and $57,200 in the case of Mr. Roseberry, Ms. Roberts and Mr. Lott, respectively. The agreements also provide for continued salary payments if the executive dies, becomes disabled or if the executive's employment is terminated
by Lamar.   The agreement also provides for a lump sum payment to the executives if Lamar terminates the executive prior to the executive reaching the age of 65. The amount of this lump sum payment is determined on a sliding scale depending on the number of years the employee has been employed with Lamar; however, in the event of a change of control, the executive will be 100% vested in the maximum lump sum amount, which is $468,202, $416,283 and $530,320, in the case of Mr. Roseberry, Ms. Roberts and Mr. Lott, respectively. The Merger of Lamar into Hancock would constitute a change of control for purposes of triggering the automatic vesting of the maximum lump sum benefit for the executives. The Non-Compete Agreement with Mr. Lott provides that his resignation will not affect his rights under the Executive Compensation Agreement.

     From and after the Effective Date, Hancock has agreed to indemnify and hold harmless each person who is an officer or director of Lamar or Lamar Bank from claims, based upon or arising from his capacity as an officer or director of Lamar or Lamar Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and Bylaws of Hancock as they were in effect on the date of the Merger Agreement as if he were an officer or director of Hancock at all relevant times.

     It is anticipated that Mr. Roseberry, who is Chairman and Chief Executive Officer of Lamar, will be appointed to the Board of Directors of Hancock and Hancock Bank.

Employee Benefits

     Lamar's and Bank's Employee Stock Ownership Plan and 401(k) Plan ("Employee Plans") will remain operative and in effect through the Effective Date. The Employee Plans will be terminated as of the Effective Date and distributed to vested employees of Lamar and Bank in accordance with the terms of the Employee Plans after the normal and customary contributions have been made consistent with past practices. All retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan, Hancock Bank 401(k) Plan and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan, for eligibility purposes for the Hancock Bank 401(k) Plan and for vesting and eligibility purposes for the Hancock Bank Pension Plan. Bonuses may be paid by Hancock to certain retained employees in accordance with Hancock's existing policy for payment of bonuses.

     All other Lamar and Bank benefit plans will continue through the Effective Date. Thereafter, all retained employees will be eligible to participate in all Hancock Bank employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

Expenses

     Hancock and Lamar have each agreed to pay their respective expenses incurred in connection with or incidental to the Merger Agreement. Hancock is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Merger and the issuance of the Hancock stock. Lamar is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting the meeting and obtaining shareholder approval of the Merger Agreement.

Status Under Federal Securities Laws; Certain Restrictions on Resales of Securities

     The shares of Hancock Series A Preferred Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933 ("Securities Act"), thereby allowing such shares to be sold without restriction by shareholders of Lamar who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Lamar and who do not become affiliates of Hancock. The shares of Hancock stock to be issued to affiliates of Lamar may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. Hancock will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

     Before the Effective Date, each affiliate of Lamar will deliver to Hancock affiliate agreements pertaining to the limitations on the transferability of such affiliate's shares of Hancock stock acquired in the Merger. These agreements will provide that the affiliate will not sell, pledge, transfer or otherwise dispose of such shares of Hancock stock in violation of the Securities Act.

Accounting Treatment

     It is intended that the Merger will qualify for purchase accounting treatment under accounting principles generally accepted in the United States. Accordingly, the earnings of Lamar will be combined with the earnings of Hancock from and after the Effective Date of the Merger and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods. In addition, assets and liabilities of Lamar will be recorded at fair value on the date of the transaction.

Material Federal Income Tax Consequences of the Merger

     The following discussion of the principal federal income tax consequences of the Merger is based on provisions of the Internal Revenue Code of 1986 (the "Code"), the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof or before the Effective Date. Consummation of the Merger is conditioned on the receipt by Hancock and Lamar of an opinion of counsel to the effect that the Merger will be treated, for federal income tax purposes, as a reorganization under Section 368(a) of the Code.

Part Stock and Part Cash Received

     If the consideration received by a Lamar shareholder consists of part cash and part Hancock Series A Preferred Stock, a shareholder whose adjusted basis in the shares of Lamar common stock surrendered in the transaction is less than the value, as of the Effective Date, of the Hancock Series A Preferred Stock plus the amount of cash received will realize a gain on the transaction. Such shareholders will recognize gain equal to the lesser of (i) the excess, if any, of the value, as of the Effective Date, of the Hancock Series A Preferred Stock plus the amount of cash received, over the adjusted basis of the shares of Lamar common stock surrendered in the transaction, or (ii) the amount of cash received. The character of such recognized gain (i.e., as a dividend or capital gain) will depend upon whether, on a shareholder-by-shareholder basis, the exchange of Lamar common stock for Hancock Series A Preferred Stock and cash has the effect of the distribution of a dividend. In this case, there are two applicable tests for this determination: (i) a test to see if the hypothetical redemption of Hancock common stock (discussed below) is "substantially disproportionate" with respect to the shareholder, and (ii) a test to determine whether the hypothetical redemption of Hancock Series A Preferred Stock is "not essentially equivalent to a dividend," with both tests taking into account the constructive stock ownership rules of Section 318(a) of the Code. If either one of these tests is met, the Lamar shareholder will be entitled to capital gain treatment.

     Under the above two tests, each Lamar shareholder is treated first as hypothetically receiving 100% Hancock Series A Preferred Stock in the Merger, followed immediately by a hypothetical redemption for cash of a portion of those shares assumed received. This hypothetical cash redemption is deemed to reduce the shareholder's ownership interest in Hancock to the number of Hancock shares which are actually received in the Merger by a Lamar shareholder. The "substantially disproportionate" test is met if the number of shares of Hancock Series A Preferred Stock actually received by a Lamar shareholder in the Merger is less than 80% of the number of shares which would have been received had solely stock been issued to him, thus entitling the shareholder to receive capital gain treatment with respect to cash received by him, determined in the manner discussed above.

     If the "substantially disproportionate" test is not met, the gain will nevertheless qualify for capital gain treatment if the "not essentially equivalent to a dividend" test is met. Under analogous Internal Revenue Service rulings and case law, this test will be met with respect to any shareholder (i) who is a minority shareholder whose relative stock ownership in Hancock after the Merger is minimal and who exercises no control over the affairs of Hancock, and (ii) whose ownership interest in Hancock is substantially less (after consideration of pre-existing ownership of Hancock stock either directly or through attribution) than what would have resulted in an exchange solely for stock. The application of these rules pertaining to capital gains treatment is dependent upon each Lamar shareholder's particular facts and circumstances and is affected by the above-mentioned attribution rules. Each Lamar shareholder should consult his tax advisor as to the tax effects of the Merger, including the receipt of cash.

     Preferred stock received in a wholly or partly tax-free corporate reorganization is Section 306 stock to the extent that either the effect of the transaction is substantially the same as the receipt of a (nontaxable) stock dividend or the stock was received in exchange for Section 306 stock. Upon the disposition of Section 306 stock, the total amount received for the stock is taxable as ordinary income. However, if no part of a distribution of money to the Lamar shareholder in lieu of the Hancock preferred stock would be a dividend, the Hancock preferred stock received by the Lamar shareholder will not constitute Section 306 stock. Therefore, provided the Lamar shareholder's shares of Lamar common stock were not Section 306 stock, if either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test is met, the Hancock preferred stock received by the Lamar shareholder will not constitute Section 306 stock.

     In the event a shareholder realizes a loss, under current tax laws, such loss would not be currently allowed and would not be recognized for federal income tax purposes. Such disallowed loss would be reflected in the adjusted tax basis of the shares of Hancock Series A Preferred Stock received in the Merger.

All Cash Received

     If the consideration received by a Lamar shareholder consists entirely of cash, gain or loss will be recognized by the shareholder to the extent of the difference between the amount of cash received and the adjusted tax basis of the shares of Lamar common stock surrendered in the transaction. Any such gain or loss recognized will be treated as capital gain or loss if the Lamar common stock surrendered in the transaction were held as capital assets and if after the exchange such shareholder is not treated as constructively owning any Hancock common stock. In determining constructive ownership, stock owned by a shareholder's spouse, children, grandchildren and parent generally must be attributed to that shareholder. Stock owned by partnerships, estates, trusts and certain corporations is attributed to the partners, beneficiaries and shareholders in applying these rules. If a shareholder's interest after application of these attribution rules has not been completely terminated in the transaction, that shareholder may nevertheless receive capital gain treatment under the "substantially disproportionate" or "not essentially equivalent to a dividend" tests discussed above.

All Stock Received

     Any Lamar shareholder who, pursuant to the Merger, exchanges all of the Lamar common stock that such holder owns solely for Hancock preferred stock will not recognize any gain or loss upon such exchange. The aggregate tax basis of Hancock preferred stock received by such a holder in exchange for Lamar common stock will equal such holder's tax basis in the Lamar common stock surrendered. If such shares of Lamar common stock are held as capital assets at the Effective Date, the holding period of the Hancock preferred stock received will include the holding period of the Lamar common stock surrendered therefor. Lamar's shareholders should consult their tax advisors as to the determination of their tax basis and holding period in any one share of Hancock preferred stock, as several methods of determination may be available.

Fractional Shares

     To avoid the expense and inconvenience to Hancock of issuing fractional shares, no fractional shares of Hancock Series A Preferred Stock will be issued pursuant to the Merger. Any Lamar shareholder who receives cash pursuant to the Merger in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Merger, and then as having exchanged such fractional share for cash, at $11.00 per share of Hancock Series A Preferred Stock, in a redemption by Hancock subject to the provisions and limitations of
Section 302(a) of the Code. If the Hancock Series A Preferred Stock represents a capital asset in the hands of the shareholder, then the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

Dissenters

     Lamar's shareholders who perfect statutory appraisal rights will be treated as having received the fair value of the Lamar common stock, as determined in the dissenters' rights proceeding, in redemption of the Lamar common stock subject to the proceeding. Such deemed redemption will be subject to the provisions and limitations of Section 302(a) of the Code, with the result that a holder who exercises statutory dissenters' rights will recognize gain or loss equal to the difference between the amount realized and such holder's tax basis in the Lamar common stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the Lamar common stock with respect to which statutory dissenters' rights were exercised were held as capital assets and if after the deemed redemption, such shareholder does not constructively own any Hancock Series A Preferred Stock. Each Lamar shareholder who contemplates exercising statutory dissenters' rights should consult his tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding

     Unless an exemption applies under the applicable law and regulations, Hancock Bank Trust Department as the Exchange Agent, will be required to withhold 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Merger unless the shareholder or other payee provides his taxpayer identification number

(social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Hancock and the Exchange Agent.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH LAMAR SHAREHOLDER. LAMAR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Dissenters' Appraisal Rights

     Under Article 13, Section 79-4-13.01 et seq., of the MBCA, a copy of which
                                          -- ---
is attached hereto as Appendix B, any holder of record of shares of Lamar common stock who:

     (1) files a written objection to the Merger prior to or at the meeting at which the vote on the Merger is taken, and
     (2)  does not vote in favor of the Merger,

may demand in writing that Lamar pay to such shareholder the fair cash value of such shares. A person who is a beneficial owner, but not a registered owner, of shares of Lamar common stock who wishes to exercise the rights of a dissenting shareholder under the MBCA must submit to Lamar the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenter's rights and he must do so with respect to all shares of which he is the beneficial owner.

     Any shareholder contemplating making a demand for appraisal is urged to review carefully the provisions of Section 79-4-13.21 of the MBCA, particularly the procedural steps required to perfect appraisal rights thereunder. Appraisal rights will be lost if the procedural requirements of Section 79-4-13.21 are not fully satisfied.

     Set forth below is a summary of the procedures relating to the exercise of appraisal rights. The following summary does not purport to be a complete statement of the provisions of Article 13 of the MBCA and is qualified in its entirety by reference to Appendix B hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement-Prospectus.

     Before the Lamar shareholders' vote is taken on the proposal to approve the Merger, a shareholder of record who intends to exercise appraisal rights must:

     (1) deliver to Lamar a written notice of his intent to demand payment for his shares if the proposed merger is effectuated, and

     (2) must not vote the shares of Lamar common stock held by such dissenter in favor of the proposed merger.

     Such written notice may be sent to Lamar at 401 Shelby Speights Drive, Purvis, Mississippi 39475, telephone number (601) 794-6047, to the attention of Robert W. Roseberry, Chief Executive Officer.

     The return of a proxy by a dissenter with instructions to vote the shares represented thereby against the Merger, or abstaining from voting, is not sufficient to satisfy the requirement of delivering written objection to Lamar. The submission of a signed blank proxy will serve to waive appraisal rights.

     Within ten days after the Effective Date of the Merger, Lamar will notify each dissenter who has purported to comply with the provisions of Section 79-4-
13.21 of the MBCA that the Merger has become effective.

     Within the time specified in the notice of consummation, any dissenter must file with Lamar a demand for payment for their shares as of the day prior to the Effective Date of the Merger. The demand must comply with the provisions of Article 13 of the MBCA and must specify the dissenter's name and mailing address, the number of shares of Lamar common stock owned, and state that the dissenter is demanding payment of his or her shares. The dissenter must also certify that the dissenter had beneficial ownership of the shares before the date set forth in the notice of consummation, which will be the date of the first announcement of the proposed merger to the news media (January 31, 2001). Simultaneously with the filing of the demand for payment, the dissenter shall also deposit his stock certificates in accordance with the terms of the notice of consummation. A dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced in the Merger and will lose his appraisal rights. The demand may be sent to Lamar at 401 Shelby Speights Drive, Purvis, Mississippi 39475, telephone number (601) 794-6047, to the attention of Robert W. Roseberry, Chief Executive Officer.

     Upon receipt of the demand, Lamar shall pay dissenters who complied with
Article 13 of the MBCA the amount Lamar estimates to be the fair value of the dissenter's shares plus accrued interest. Certain financial information concerning Lamar's estimate of the value of the shares, an explanation of how interest was calculated, and a statement of rights to demand payment, along with a copy of Article 13, must accompany such offer or payment.

     If the dissenter disagrees with the value paid by Lamar, the dissenter may notify Lamar in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate. To be entitled to such rights, the dissenter must notify Lamar of his demand in writing within thirty days after Lamar made payment for the shares. If a dissenter has rejected Lamar's payment and demanded payment of the fair value of the shares and interest due and the demand for payment remains unsettled, Lamar shall commence a judicial proceeding within sixty days after receiving the payment demand and petition an appropriate court, as described in Article 13, to determine the fair value of the shares and accrued interest. Lamar shall make all dissenters whose demands remain unsettled parties to the proceeding and all parties must be served with a copy of the petition. Each dissenter made a party to the proceeding is entitled to judgment for the amount by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by Lamar.

     If Lamar does not commence such action within the required 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     Dissenters considering exercising appraisal rights should bear in mind that the fair cash value of their shares determined under Section 79-4-13.30 of the MBCA could be more than, the same as, or less than the consideration they would otherwise receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. Additionally, the court may assess fees of legal counsel and of experts for the respective parties. The court shall assess the costs against Lamar except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Article 13, or the court may assess counsel fees against the dissenters who were benefitted.

     Any Lamar shareholder who desires to exercise appraisal rights should carefully review the Mississippi Business Corporation Act and is urged to consult such shareholder's legal advisor before exercising or attempting to exercise such rights.


                            INFORMATION ABOUT LAMAR

General

     As permitted by the rules of the SEC, certain information relating to Lamar that is not included in or delivered with this document is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 68 and "INFORMATION INCORPORATED BY REFERENCE" on page 68.

     Lamar is a bank holding company headquartered in Purvis, Mississippi, with locations in six southeastern Mississippi counties. Through its subsidiaries, Lamar offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. The subsidiaries are Lamar Bank, a state chartered commercial bank with nine offices; Southern Financial Services, Inc., a consumer finance company with six offices; and Lamar Data Solutions, Inc., a company providing data processing, disaster recovery, and other professional consulting services to community banks. Lamar Bank also provides stock and other securities trading services through an arrangement with Raymond James Financial Services, Inc.

Price Range of Lamar Common Stock

     Lamar's common stock is traded on the Nasdaq National Market under the symbol "LCCO." The following table presents the high and low sales prices of Lamar's common stock for the periods indicated during the first quarter of 2001, 2000 and 1999, as reported by the Nasdaq National Market. Lamar completed its initial public offering in the fourth quarter of 1998 at a price of $10.00 per share.

                                                    Sales Price Per Share
                                       --------------------------------------------
                                                   High                      Low
                                                   ----                      ---
2001
First Quarter                                   $ 11.00                   $ 7.00

2000
First Quarter                                   $11.125                   $ 8.00
Second Quarter                                    10.25                    7.875
Third Quarter                                     8.563                    7.188
Fourth Quarter                                     8.25                    6.391

1999
First Quarter                                   $ 10.25                   $ 8.25
Second Quarter                                   10.125                     9.00
Third Quarter                                     12.75                     9.50
Fourth Quarter                                    11.75                    10.25

     On May 18, 2001, the most recent practicable date prior to the printing of this document, the last sales price of Lamar common stock was $11.00 per share.

     You should obtain current market quotations prior to making any decisions as to the Merger.

Dividends

     Lamar's dividend policy is for holders of common stock to be entitled to receive dividends when, as and if declared by Lamar's Board of Directors out of funds legally available therefore. During 2000 and 1999, Lamar declared and paid cash dividends per share on its common stock as follows:

     For Three Month Period Ended(1)      Date Paid        Dividends Per Share
     ----------------------------         ---------        -------------------

     March 31, 2001                      April 13, 2001           $.0500
     December 31, 2000                   January 12, 2001         $.0500
     September 30, 2000                  October 13, 2000         $.0500
     June 30, 2000                       July 14, 2000            $.0500
     March 31, 2000                      April 14, 2000           $.0500
     December 31, 1999                   January 14, 2000         $.0500
     September 30, 1999                  October 15, 1999         $.0500
     June 30, 1999                       July 15, 1999            $.0400
     March 31, 1999                      April 15, 1999           $.0400

     While historically Lamar has paid regular cash dividends, there is no assurance that Lamar will pay dividends on the common stock in the future. The declaration and payment of dividends on the common stock will depend upon the earnings and financial condition of Lamar, its liquidity and capital requirements, the general economic and regulatory climate, Lamar's ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by Lamar's Board of Directors. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Lamar's principal source of funds to pay dividends will be cash dividends that Lamar receives from Lamar Bank. The payment of dividends by Lamar Bank to Lamar is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. Dividends by Lamar Bank must be approved by the Mississippi Department of Banking and Consumer Finance.

     The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of Lamar Bank. Regulatory authorities could impose stricter limitations on the ability of Lamar Bank to pay dividends to Lamar if such limits were deemed appropriate to preserve certain capital adequacy requirements.

     Under the Merger Agreement between Lamar and Hancock, Lamar may only pay normal quarterly dividends not in excess of $.05 per share for each quarter completed prior to the Effective Date of the Merger, and at the same rate on a prorated basis for each month completed or beginning at least fifteen days prior to the Effective Date of the Merger. Otherwise, Lamar is not permitted to pay dividends without Hancock's consent.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of Lamar's common stock as of April 30, 2001 held by each director and each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by each person who is known by Lamar to own beneficially more than 5% of each such class (who is not an executive officer or director of Lamar). Except as otherwise indicated, no person named in the table shares voting or investment power with respect to his or her beneficially owned shares, and the address of each shareholder is the same as the address of Lamar.

                                                         Amount and
                                                          Nature of
                                                         Beneficial         Percent of
Name of Beneficial Owner                                  Ownership          Class(1)
------------------------                                  ---------          --------
  Executive Officers and Directors
Robert W. Roseberry                                         388,271(2)             9.0%
Jane P. Roberts                                              90,000(3)             2.1
Kenneth M. Lott                                              58,940(4)             1.4
O. B. Black, Jr.                                            223,746(5)             5.2
William H. Jordan                                           185,340                4.3
James R. Pylant                                             163,440(6)             3.8
Monty C. Roseberry                                          100,210                2.3

     All Executive Officers and Directors as a Group      1,237,750               28.7
     (9 persons)

     Other 5% Shareholders

Donna R. Byrd                                               227,400(7)             5.3
James E. Roseberry                                          288,060(8)             6.7

(1) The percentages are calculated based on 4,307,207 shares issued and outstanding at April 30, 2001.
(2) Includes 56,711 shares held by Mr. Roseberry's spouse with respect to which Mr. Roseberry shares voting and investment power.
(3) Includes 69,120 shares held by Ms. Roberts spouse with respect to which Ms. Roberts shares voting and investment power.

(4) Includes 2,340 shares held by Mr. Lott's spouse and 4,800 shares held by a parent of Mr. Lott with respect to which Mr. Lott shares voting and investment power. Effective May 31, 2001, Mr. Lott has resigned as President, Chief Operating Officer and Director; however, pursuant to the terms and conditions of a Voting Agreement entered into by and between Mr. Lott, Hancock and Lamar, Mr. Lott has agreed to vote all of the shares for which he has voting power in favor of the merger.
(5) Includes 69,963 shares held by Mr. Black's spouse as trustee of a trust with respect to which Mr. Black shares voting and investment power and 103,872 shares held by a family trust with respect to which Mr. Black's adult daughter is the trustee and Mr. Black shares voting and investment power.
(6) Includes 42,900 shares held by Mr. Pylant's spouse with respect to which Mr. Pylant shares voting and investment power.
(7) Ms. Byrd is not a director or executive officer of Lamar. Her address is 1072 Talowah Road, Purvis, Mississippi 39475.
(8) Mr. Roseberry is not an executive officer or director of Lamar. His address is 122 Dean Rhyne Road, Purvis, Mississippi 39475.

Management's Discussion & Analysis of Financial Conditions and Results of Operations For the Years Ended December 31, 2000, 1999 and 1998

Overview

     Net income declined 31.8% from $4.2 million in 1999 to $2.8 million in 2000. Net income increased 36.8% from $3.0 million in 1998 to $4.2 million in 1999. The decline in net income for 2000 has been caused primarily by increases in the provision for loan losses resulting from increased loan growth and customers in cyclical industries adversely affected by the slowing economy. The net interest margin has declined from 3.65% for 1998 to 3.59% for 2000 as a result of decreases in yields on interest-earning assets that have not been offset by similar decreases in cost of interest-bearing liabilities.

Results of Operations

     Net Interest Income. The principal source of Lamar's revenue is net interest income. Net interest income is the difference between interest income on interest-earning assets, principally loans and investment securities, and the interest expense on interest-bearing deposits and borrowings used to fund those assets. Net interest income is affected by both changes in the amount and composition of interest-earning assets and interest-bearing liabilities and the level of interest rates. The change in net interest income is typically measured by net interest spread and net interest margin. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin is determined by dividing net interest income by average interest-earning assets.

     Net interest income increased 2.3% in 2000 compared with 1999, following a 33.3% increase in 1999 compared with 1998. The increase in 2000 and 1999 is attributable to an increase in Lamar's average interest-earning assets of 5.0% and 31.9%, respectively, principally in the loan and investment securities portfolios.

     During 2000, average interest-bearing liabilities increased $17.5 million to $338.8 million, an increase of 5.4% over 1999. This was primarily from increases in other borrowed funds and time deposits. In 1999, average interest-bearing liabilities increased 27.7% to $321.3 million. This increase of $69.7 million was primarily in other borrowed funds, time deposits and transaction accounts.

     Lamar's net interest margin was 3.59% in 2000, 3.69% in 1999, and 3.65% in 1998. The decrease in net interest margin in 2000 from 1999 resulted from yield on interest-earning assets increasing only .07% while Lamar's cost of interest-bearing liabilities increased .19%. The increase in net interest margin in 1999 compared with 1998 resulted from a decrease in yield on interest-earning assets of .42% and a decrease in cost of interest-bearing liabilities of
 .30%.

     The net interest margin may be negatively affected by the interest rate environment and changes in the earning asset mix and deposit funding mix. Increased rates may have a negative impact on Lamar's borrowing and deposit funding costs.

     Table 1 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for years ended December 31, 2000, 1999 and 1998.

Table 1--Average Balance Sheets and Rates for December 31, 2000, 1999 and 1998

                                                2000                           1999                         1998
                                   ----------------------------   ---------------------------   ---------------------------
                                   Average              Average   Average             Average   Average             Average
                                   Balance    Interest    Rate    Balance    Interest   Rate    Balance   Interest    Rate
                                   -------    --------    ----    -------    --------   ----    -------   --------    ----
                                                                    (in thousands)
ASSETS
Earning assets:
U.S. Treasury securities and
    obligations of U.S. agencies   $   50,303  $ 3,394    6.75%  $  39,755   $  2,590   6.51%  $  32,753  $  2,171    6.63%
Obligations of state and
    political subdivisions (1)         37,922    2,779    7.33      39,029      2,852   7.31      32,903     2,433    7.39
Mortgage-backed securities             47,306    3,184    6.73      49,556      3,204   6.47      14,868       794    5.34
Federal Home Loan Bank stock            3,708      304    8.20       3,152        181   5.74         822        50    6.08
Corporate bonds                           558       36    6.45
Preferred stock                         3,202      217    6.78
Federal funds sold                      7,082      418    5.90       8,478        422   4.98      10,721       589    5.49
Total loan and fees                   230,059   22,618    9.83     222,148     21,879   9.85     182,395    18,706   10.26
                                   ----------  -------           ---------   --------          ---------  --------
Total earning assets (1)              380,140   32,950    8.67     362,118     31,128   8.60     274,462    24,743    9.02
Less: Allowance for loan losses        (4,566)                      (3,805)                       (3,416)

Nonearning assets
Cash and due from banks                13,216                       14,686                        11,598
Premises and equipment, net            11,216                        9,566                         8,004
Other assets                            9,645                        7,079                         6,298
                                   ----------                    ---------                     ---------
Total assets                       $  409,651                    $ 389,644                     $ 296,946
                                   ==========                    =========                     =========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Transaction accounts               $   82,358    3,909    4.75   $  85,955      4,185   4.87   $  74,973     3,581    4.78
Savings accounts                       10,136      268    2.64       9,909        262   2.64       9,214       243    2.64
Time deposits                         176,249   10,610    6.02     165,251      9,297   5.63     149,435     8,861    5.93
Other borrowed funds                   70,032    3,565    5.09      60,153      3,065   5.10      17,985     1,218    6.77
                                   ----------  -------           ---------   --------          ---------  --------
Total interest-bearing liabilities    338,775   18,352    5.42     321,268     16,809   5.23     251,607    13,903    5.53
                                               -------   -----               --------  -----              --------   -----
Noninterest-bearing liabilities:
Noninterest-bearing deposits           34,713                       33,660                        25,938
Other liabilities                       2,569                        1,378                         2,127
Stockholders' equity                   33,594                       33,338                        17,274
                                   ----------                    ---------                     ---------
Total liabilities and
stockholders' equity               $  409,651                    $ 389,644                     $ 296,946
                                   ==========                    =========                     =========

Net interest income (1)                        $14,598                       $ 14,319                     $ 10,840
                                               =======                       ========                     ========
Net interest spread (1)                                   3.25%                         3.37%                         3.49%
                                                        ======                        ======                        ======
Net interest margin (1)                                   3.84%                         3.95%                         3.95%
                                                        ======                        ======                        ======

     Note: Calculations include non-accruing loans in the average loan amounts outstanding.

     (1) The interest earned on non-taxable securities is reflected on a tax equivalent basis assuming a federal income tax rate of 34% for all years presented.

     Table 2 presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected Lamar's interest income and interest expense during the years indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume; (2) changes attributable to changes in rate; and (3) net change.

Table 2--Volume/Rate Variance Analysis

                                                             Year Ended December 31, 2000        Year Ended December 31, 1999
                                                                    Compared with                      Compared with
                                                             Year Ended December 31, 1999        Year Ended December 31, 1998
                                                                 INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                                        Due to                              Due to
                                                               Total Net                        Total
                                                               ---------                        -----
                                                                 Change      Volume    Rate      Net    Volume    Rate
                                                                 ------      ------    ----      ---    ------    ----
                                                                                              Change
                                                                               (in thousands)
         Interest income(1):

         U.S. Treasury securities and obligations of U. S.          $ 804    $ 712    $ 92    $ 419     $ 456   $  (37)
                        agencies
         Obligations of state and political subdivisions              (48)     (53)      5      419       448      (29)
         Corporate bonds                                               36       36      --       --        --       --
         Mortgage-backed securities                                   (20)    (151)    131    2,410     2,244      166
         Federal Home Loan Bank stock                                 123       45      78      131       134       (3)
         Preferred stock                                              217      217      --       --        --       --
         Federal funds sold                                            (4)     (82)     78     (167)     (112)     (55)
         Total loans and fees                                         739      778     (39)   3,173     3,915     (742)
                                                                   -------   ------ ------  -------    -------  ------
         Total increase (decrease) in interest income               1,847    1,502     345    6,385     7,085     (700)


         Interest expense:
         Interest-bearing liabilities:
         Transaction accounts                                        (276)    (170)   (106)     604       535       69
         Saving accounts                                                6        6      --       19        19       --
         Time deposits                                              1,313      662     651      436       889     (453)
         Other borrowed funds                                         500      484      16    1,847     2,149     (302)
                                                                   -------   ------ ------  -------    -------  ------
         Total increase (decrease) in interest expense              1,543      982     561    2,906     3,592     (686)
                                                                   -------   ------ ------  -------    -------  ------
         Increase (decrease) in net interest income                $  304    $ 520  $ (216) $ 3,479    $3,493   $  (14)
                                                                   =======   ====== ======  =======    =======  ======

     (1) Interest income for loans on non-accrual status has been excluded from interest income.

        Noninterest Income. Table 3 illustrates Lamar's primary sources of noninterest income. Noninterest income increased 5.7% to $3.7 million in 2000 from $3.5 million in 1999. This increase was principally due to increases in service charges on deposit accounts and other operating income. The noninterest income for 1999 decreased 0.9% to $3.5 million from $3.6 million in 1998.

Table 3--Analysis of Noninterest Income


                                                                                                  Percent
                                                                                                 Increase
                                                        Year Ended December 31,                 (Decrease)
                                                        -----------------------
                                                       2000         1999         1998       2000/99        1999/98
                                                      ------       ------       ------     ---------      ---------
                                                            (in thousands)
         Service charges on deposit accounts          $2,295       $2,116       $1,777        8.5%          19.1%
         Mortgage loan fees                              310          544          639      (43.0)         (14.9)
         Commissions on credit life insurance            324          369          439      (12.2)         (15.9)
         Other operating income                          799          498          703       60.4          (29.2)
                                                     --------     --------     -------     ------         -------
         Total                                        $3,728       $3,527       $3,558        5.7           (0.9)
                                                     ========     ========     =======     ======         =======

     Service charges on deposit accounts increased in 2000 compared with 1999 and in 1999 compared with 1998 from an increase in the number of transaction accounts and in the fee structure.

     Mortgage loan fees declined in 2000 compared with 1999. The increase in mortgage loan rates during 2000 resulted in fewer secondary market residential loan originations and a decrease in mortgage loan fees. Mortgage loan fees in 1999 were also negatively influenced by higher mortgage loan rates as compared to 1998.

     Decreases in commissions on credit life insurance in 2000 compared with 1999 were due to decreased loan originations. Decreases in 1999 compared with 1998 were due to a slight decrease in the insurance commission structure.

     Other operating income increased from 1999 to 2000 as a result of increases in commissions earned by the investment department.

     Noninterest Expense. As shown in Table 4, total noninterest expense increased by 13.4% to $11.1 million in 2000, compared with $9.8 million in 1999. The noninterest expense in 1999 increased $1.1 million or 12.1% from $8.7 million in 1998.

     Noninterest expense levels are often measured using an efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income). The efficiency ratio measures the level of expense required to generate one dollar of revenue. Improvement in the ratio is measured by a reduction in the percentage reported. Lamar's efficiency ratios for 2000, 1999 and 1998 were 63.9%, 58.0% and 64.3%, respectively.

Table 4--Analysis of Noninterest Expense

                                                                                           Percent
                                                                                           Increase
                                                   Year Ended December 31,                (Decrease)
                                              2000          1999          1998        2000/99    1999/98
                                              ----          ----          ----        -------    -------
                                                               (in thousands)
Salaries and employee benefits              $ 5,925        $5,342        $4,906        10.9%       8.9%
Occupancy expense                               898           720           653        24.7       10.3
Furniture and equipment expense               1,222         1,159         1,007         5.4       15.1
Other operating expenses                      3,056         2,567         2,166        19.0       18.5
                                            -------        ------        ------
Total                                       $11,101        $9,788        $8,732        13.4       12.1
                                            =======        ======        ======        ====       ====

     Salary and employee benefits expense increased $583,000, or 10.9%, in 2000 compared with 1999. Salary and employee benefit expense increased $436,000, or 8.9%, in 1999 compared with 1998. These increases were related primarily to staffing requirements at the new Lincoln Road and Hardy Street banking branches. In addition, these increases also reflected annual cost of living and merit increases for all employees.

     Occupancy expenses increased $178,000 or 24.7% in 2000 compared with 1999 and $67,000, or 10.3%, in 1999 compared with 1998. These increases were primarily due to additional depreciation and building maintenance expenses attributable to the two new banking branches in Hattiesburg.

     Furniture and equipment expense increased $63,000, or 5.4%, for 2000 from $1.2 million in 1999. The increase was primarily due to depreciation and equipment maintenance expenses related to additional furniture and equipment for the two new banking branches in Hattiesburg.

     Income Tax Expense. Lamar's effective income tax rates were 17.5% in 2000, 26.4% in 1999 and 24.8% in 1998. The fluctuations in the effective income tax rate from 1998 through 2000 are primarily attributable to the change in non-taxable income as a percentage of pretax income.

Financial Condition

     Loan Portfolio. Lamar experienced loan growth throughout its markets in 1999 and 1998, but that growth deteriorated as the economy began slowing in Lamar's markets in the second half of 2000. Total loans decreased 5.8% to $223.7 million at December 31, 2000, compared with $237.5 million at December 31, 1999. The increase in loans in 1999 was $33.0 million, or 16.1%, compared with 1998.

     Lamar's real estate loan portfolio decreased 4.6% to $113.0 million at December 31, 2000, from $118.4 million at December 31, 1999. In 1999, the real estate portfolio increased $15.1 million, or 14.6%, from December 31, 1998. Residential loans decreased $1.8 million from December 31, 1999 to December 31, 2000, and increased $11.4 million from December 31, 1998 to December 31, 1999.

     Lamar's commercial loans increased by 7.6% to $53.3 million at December 31, 2000, from $49.6 million at December 31, 1999. The increase in commercial loans was $10.1 million, or 25.5% at December 31, 1999, compared with December 31, 1998. The increases in commercial loans have been principally due to increased economic activities in Lamar's market areas.

     Lamar's consumer loans decreased to $57.4 million, including $5.2 million from Southern Financial Services, Inc., at December 31, 2000, from $69.5 million, including $5.9 million from Southern Financial Services, Inc. at December 31, 1999. The increase in consumer loans was $7.9 million, or 12.7%, from 1998 to 1999. The decreases in 2000 were due to weaker demand caused by the slowing economy in Lamar's markets in the second half of 2000. The increases in 1999 were attributable to increased customer demands and Lamar's marketing efforts to increase the number of consumer loan customers. Substantially all of the consumer loan portfolio consists of secured loans, the majority of which are collateralized by automobiles and personal property.

Table 5--Loans by Type

                                                         December 31,
                                        ----------------------------------------------
                                          2000        1999        1998         1997        1996
                                          ----        ----        ----         ----        ----
                                                                (in thousands)
Real estate:
     Residential                          $ 70,915    $ 72,695    $ 61,280     $ 55,406    $ 48,062
     Mortgage loans held for sale              778         426       1,053          421         361
     Construction                            5,350      10,743       9,095        4,226       4,680
     Commercial                             35,978      34,559      31,915       28,591      26,125
Consumer                                    57,361      69,542      61,686       51,965      45,555
Commercial                                  53,321      49,554      39,493       25,556      21,992
                                          --------    --------    --------     --------    --------
Total loans                               $223,703    $237,519    $204,522     $166,165    $146,775
                                          ========    ========    ========     ========    ========

     The table below illustrates Lamar's fixed rate maturities and repricing frequency for the loan portfolio:

Table 6--Selected Loan Distribution

                                                      December 31, 2000
                                        ---------------------------------------------
                                                                   Over One
                                                      One Year     Through     Over Five
                                          Total       or Less     Five Years     Years
                                        ----------  ------------  ----------  -----------
                                                        (in thousands)
Fixed rate maturities                     $210,473     $69,619      $128,483     $12,371
Variable rate repricing frequency           13,230       2,304        10,705         221
                                          --------     -------      --------     -------
Total                                     $223,703     $71,923      $139,188     $12,592
                                          ========     =======      ========     =======

     At December 31, 2000 94.1% of Lamar's loans had fixed rate maturities. Of the fixed rate portfolio, 33.1% of those loans have maturities of one year or less when originated or renewed. Such maturities allow Lamar to reprice its portfolio frequently.

     Allowance and Provision for Loan Losses. The allowance for loan losses is regularly evaluated by management and approved by the Board of Directors and is maintained at a level believed to be adequate to absorb probable loan losses in Lamar's portfolio. The provision for loan losses is determined in part using an internal watch list developed by a review of essentially all loans by management. Loans are assigned a rating based on credit quality as determined by the borrower's payment history, the financial strength of the borrower or guarantor as measured by the balance sheet, earnings and cash flow quality, collateral values, and the liquidity and quality of the collateral and assets of the borrower. Loans with a deterioration of credit quality are placed on the watch list. The provision for loan losses pertaining to the rated loans is determined by the amount of loans on the watch list and an allocation for loans that are not on the watch list based on Lamar's historical charge-off percentage. In addition, management considers the potential adverse impact of the economic trends in Lamar's trade area on certain borrowers that are in cyclical businesses and the loan growth resulting from new loan customers. Management believes that the allowance for loan losses at December 31, 2000 was adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ from the loan portfolio's actual future performance.

     The allowance for loan losses increased $1,213,000 to $5,483,000 from December 31, 1999 to December 31, 2000. The provision for loan losses increased by $1,116,000 in the fourth quarter of 2000 as compared to the fourth quarter of 1999. The increase was primarily due to loan growth and customers in cyclical
industries adversely affected by the  slowing economy.   Lamar's allowance for
loan losses to total loan ratio increased from 1.74% at December 31, 1998 to 1.81% at December 31, 1999, and to 2.45% at December 31, 2000.

     Net charge-offs were $1,619,000 during 2000 compared with $716,000 and $322,000 for 1999 and 1998, respectively. Of these net charge-offs for the same years, $468,000, $324,000 and $182,000, respectively, pertained to Southern Financial Services, Inc. Lamar's consumer loan portfolio accounted for the majority of net loan charge-offs for the years ended December 31, 2000, 1999 and 1998, respectively.

Table 7--Summary of Loan Loss Experience

                                                              As of and for the Year Ended December 31,
                                                          --------------------------------------------------
                                                            2000         1999       1998      1997      1996
                                                            ----         ----       ----      ----      ----
                                                                      (in thousands)
Allowance for loan losses at beginning of year                $ 4,270   $ 3,564    $3,101    $2,837    $2,529

Charge-offs:
          Real estate                                             (91)      (72)     ----      ----       (50)
          Consumer                                             (1,430)     (841)     (475)     (400)     (270)
          Commercial                                             (397)     (145)      (51)     (238)     (168)
                                                              -------   -------    ------    ------    ------
                    Total                                      (1,918)   (1,058)     (526)     (638)     (488)
Recoveries:
          Real estate                                              68      ----        24        10       ---
          Consumer                                                 27       323       142       127       229
          Commercial                                              204        19        38        40        10
                                                              -------   -------    ------    ------    ------
                    Total                                         299       342       204       177       239
                                                              -------   -------    ------    ------    ------
Net loan charge-offs                                           (1,619)     (716)     (322)     (461)     (249)
Provision for loan losses                                       2,832     1,422       785       725       557
                                                              -------   -------    ------    ------    ------
Allowance for loan losses at end of year                      $ 5,483   $ 4,270    $3,564    $3,101    $2,837
                                                              =======   =======    ======    ======    ======

Ratios:
       Allowance for loan losses to total loans                  2.45%     1.81%     1.74%     1.87%     1.93%
       Net loan charge-offs to average loans
         outstanding for the year                                0.70      0.32      0.18      0.30      0.19
       Allowance for loan losses to non-                          176       216       323       777       360
         performing loans

     The following table is management's allocation of the allowance for loan losses by loan type. Allowance allocation is based on management's assessment of economic conditions, past loss experience, loan volume, loan quality, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily predictive of future portfolio performance.

Table 8--Management's Allocation of the Allowance for Loan Losses

                                                                   December 31,
                    --------------------------------------------------------------------------------------------------------------
                         2000                  1999                  1998                   1997                  1996
                    --------------------------------------------------------------------------------------------------------------
                                Percent              Percent of             Percent                Percent                Percent
                               of Loans               loans                of Loans                of Loans               of Loans
                    Allocated  to Total   Allocated  to Total   Allocated   to Total    Allocated  to Total   Allocated   to Total
                    Allowance   Loans     Allowance    Loans    Allowance     Loans     Allowance   Loans     Allowance     Loans
                    ---------  ---------  ---------  -------   ---------    --------  ---------   --------    ---------  ---------
                                                            (in thousands)
Real Estate           $1,257     50.6%     $1,058     49.8%      $  997       50.5%     $  936      53.3%       $  881      54.0%
Consumer               2,901     25.6       1,980     29.3        1,577       30.2       1,355      31.3         1,293      31.0
Commercial             1,090     23.8         975     20.9          705       19.3         546      15.4           357      15.0
Unallocated              235       --         257       --          285         --         264        --           306        --
                      ------    -----      ------    -----       ------      -----      ------     -----        ------     -----
Total                 $5,483    100.0%     $4,270    100.0%      $3,564      100.0%     $3,101     100.0%       $2,837     100.0%
                      ======    =====      ======    =====       ======      =====      ======     =====        ======     =====

     Asset Quality. Loans (including any impaired loans under SFAS 114 and 118) are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Southern Financial Services, Inc. consumer loans are charged off when they reach 120 days past due.

     Table 9 provides information related to non-performing assets and loans 90 days or more past due. Accruing loans contractually 90 days or more past due increased from $450,000 at December 31, 1999 to $857,000 at December 31, 2000. Should the underlying collateral be determined to be insufficient to satisfy the obligation, the loan is classified and Lamar's allowance is increased accordingly. Historically, Lamar's security in residential loans has been adequate and has acted to limit Lamar's exposure to loss. Loans on non-accrual status decreased from $1.5 million to $1.3 million from December 31, 1999 to December 31, 2000.

     Table 9--Non-Performing Assets

                                                                                 December 31,
                                                                  ------------------------------------------------------
                                                                   2000       1999         1998         1997       1996
                                                                   ----       ----         ----         ----       ----
                                                                                      (in thousands)
Loans on non-accrual status(1)(2)                                 $2,258     $1,525       $  931        $ 147     $  400
Loans past due 90 days or more                                       857        450          172          252        387
                                                                  ------     ------       ------        -----     ------
Total non-performing loans                                         3,115      1,975        1,103          399        787
Other real estate owned                                              976        541          742          411        767
                                                                  ------     ------       ------        -----     ------
Total non-performing assets                                       $4,091     $2,516       $1,845        $ 810     $1,554
                                                                  ======     ======       ======        =====     ======
Percentage of non-performing loans to total loans                   1.39%      0.83%        0.54%        0.24%      0.54%
Percentage of non-performing assets to total loans                  1.83       1.06         0.90         0.49       1.06

     (1)  There were no impaired loans for the years indicated.
     (2) The interest income that would have been earned and received on non-accrual loans was not material.

          Investment Securities. The investment securities portfolio consists of U.S. Treasury securities, obligations of U.S. government agencies, obligations of states and political subdivisions and mortgage-backed securities (MBS). MBS consist of 15-year and 30-year fixed and 7-year balloon mortgage securities, underwritten and guaranteed by FNMA, FHLMC and GNMA, government-sponsored agencies.

          Securities, including those classified as held to maturity and available for sale, increased from $90.8 million at December 31, 1998 to $126.1 million at December 31, 1999 to $148.7 million at December 31, 2000.


Table 10--Securities Available For Sale


                                                                                     December 31, 2000
                                                                        ------------------------------------------
                                                                                   Estimated   Average   Weighted
                                                                         Carrying     Fair     Maturity   Average
                                                                           Value      Value    in Years    Yield
                                                                         ---------    -----    --------  ---------
                                                                                      (in thousands)
U. S. Treasury securities and obligations of U.S. government agencies:
                 Within one year                                          $ 12,525   $ 12,525     0.2      5.81%
                 Over one through five years                                 4,463      4,463     2.1      6.02
                 Over five through ten years                                15,804     15,804     7.3      6.52
                 Over ten years                                             15,241     15,241    12.5      7.19
                                                                          --------   --------
                                   Total                                    48,033     48,033              6.43
Obligations of states and political subdivisions:
                 Within one year                                               200        200     0.9      6.36(1)
                 Over one through five years                                 5,718      5,718     2.7      8.03(1)
                 Over five through ten years                                 3,515      3,515     7.3      7.91(1)
                 Over ten years                                                477        477    11.6      8.44(1)
                                                                          --------   --------
                                   Total                                     9,910      9,910              7.97(1)
Corporate bonds -  over ten years                                            1,000      1,000   18.26     6.928
Mortgage-backed securities                                                  46,640     46,640              6.43
Equity securities                                                            3,699      3,699
                                                                          --------   --------
Total securities available for sale                                       $109,282   $109,282
                                                                          ========   ========

Table 11--Securities Held to Maturity

                                                                                       December 31, 2000
                                                                         -------------------------------------------
                                                                                     Estimated  Average   Weighted
                                                                           Carrying     Fair     Maturity   Average
                                                                             Value      Value    in Years    Yield
                                                                           ---------    -----    --------  ---------
                                                                                         (in thousands)
U. S. Treasury securities and obligations of U.S. government agencies:
                 Within one year                                           $ 4,349     $ 4,342       .2       5.20%
                 Over one through five years                                 6,637       6,713      1.3       5.69
                                                                           -------     -------
                                Total                                       10,986      11,055
Obligations of states and political subdivisions:
                 Within one year                                             2,140       2,147      0.5       6.89(1)
                 Over one through five years                                 5,884       5,867      2.6       7.17(1)
                 Over five through ten years                                11,308      11,273      7.5       7.33(1)
                 Over ten years                                              8,436       8,275     12.7       7.18(1)
                                                                           -------     -------
                                Total                                       27,768      27,562                7.23(1)
Mortgage-backed securities                                                     655         650                7.49
                                                                           -------     -------
Total securities held to maturity                                          $39,409     $39,267
                                                                           =======     =======

----------------
(1) The weighted average yield on non-taxable securities is reflected on a tax equivalent basis assuming a federal income tax rate of 34% for all periods presented.

Table 11A--Analysis of Securities

                                                                                         December 31,
                                                                              ---------------------------------
                                                                               2000         1999        1998
                                                                               ----         ----        ----
                                                                                      (in thousands)
U.S. Treasury securities and obligations of U.S. government agencies          $ 48,033     $32,116      $28,094
Obligations of states and political subdivisions                                 9,910       9,731       10,485
Corporate bonds                                                                  1,000         ---          ---
Mortgage-backed securities                                                      46,640      46,608       19,235
Equity securities                                                                3,699       3,393          ---
                                                                              --------     -------      -------

Total securities available for sale                                           $109,282     $91,848      $57,814
                                                                              ========     =======      =======

                                                                                         December 31,
                                                                              ---------------------------------
                                                                               2000         1999        1998
                                                                               ----         ----        ----
                                                                                      (in thousands)
U.S. Treasury securities and obligations of U.S. government agencies          $10,986      $ 4,047      $ 4,076
Obligations of states and political subdivisions                               27,768       29,271       27,520
Mortgage-backed securities                                                        655          893        1,418
                                                                              -------      -------      -------
Total securities held to maturity                                             $39,409      $34,211      $33,014
                                                                              =======      =======      =======

     Deposits. Total deposits decreased from $308.5 million at December 31, 1999 to $306.4 million at December 31, 2000. Of that decrease, demand accounts decreased by $8.0 million from 1999 to 2000. Management continues to seek retail and commercial deposits through its marketing initiatives for transaction and savings accounts and competitive rates for time deposits. As of December 31, 2000 public funds deposits totaled $41.9 million or 13.7% of total deposits. These deposits are considered to be a stable source of funds and are targeted in Lamar's deposit marketing initiatives.

Table 12--Deposits

                                                             December 31,
                                                         --------------------
                                                          2000          1999
                                                         ------        ------
                                                           (in thousands)
Demand (NOW, SuperNOW and money market)                  $ 76,843    $ 84,875
Savings                                                     9,780       9,448
Individual retirement accounts                             16,880      16,279
Time deposits, $100,000 and over                           63,773      65,389
Other time deposits                                       100,468      98,836
                                                         --------    --------
Total interest-bearing deposits                           267,744     274,827
Total noninterest-bearing deposits                         38,687      33,637
                                                         --------    --------
Total                                                    $306,431    $308,464
                                                         ========    ========

Table 13--Maturity of Time Deposits $100,000 and over


                                                              As of
                                                        December 31, 2000
                                                       -------------------
                                                         (in thousands)
Three months or less                                      $  11,126
Over three months through six months                         18,252
Over six months through twelve months                        11,077
Over twelve months                                           23,318
                                                          ---------
Total                                                     $  63,773
                                                          =========

     Other Borrowed Funds. Other borrowed funds increased from $19.1 million at December 31, 1998 to $70.0 million at December 31, 1999 and 2000. In 1999, Lamar borrowed $40.0 million from the FHLB to purchase debt securities resulting in a favorable interest rate spread. An additional $20 million was borrowed from the FHLB to fund Lamar Bank's loan growth and liquidity needs. The $5.0 million revolving line of credit ($4.1 million outstanding at December 31, 1998) with Bank of America matured in 1999. Southern Financial Services Inc.'s funding has been provided by Lamar Bank since the maturity of the line of credit. Additional borrowings by Lamar Bank above current levels will be evaluated by management, with consideration given to the growth of Lamar Bank's loan portfolio, liquidity needs, cost of retail deposits, market conditions and other factors.

     Liquidity. Lamar maintains sufficient liquidity to fund loan demand, deposit withdrawals and debt repayments. Liquidity is managed by retaining sufficient liquid assets in the form of cash and cash equivalents and core deposits to meet such demand. Funding and cash flows can also be realized from the investment securities portfolio and pay downs from the loan portfolio. Lamar Bank also provides access to the retail deposit market. In addition, Lamar has funds available under Lamar Bank's federal funds lines and additional FHLB borrowings to address liquidity needs.

     Lamar's objectives include preserving an adequate liquidity position. Asset/liability management is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve an acceptable net interest margin. Lamar continues to experience strong loan demand and management continues to monitor interest rate and liquidity risks while implementing appropriate funding and balance sheet strategies.

     Net cash provided by operating activities and deposits from customers have historically been primary sources of liquidity for Lamar. Net cash provided by operating activities totaled $4.7 million, $6.8 million and $6.8 million in 2000, 1999 and 1998, respectively. In 2000, loans decreased $10,509 as deposits decreased $2,033. The net cash provided by increases in deposits was $30.2 million and $66.8 million in 1999 and 1998, respectively. Net cash used in investing activities has been primarily for funding the net increase in loans of $36.2 million and $38.1 million in 1999 and 1998, respectively, and in securities of $17.5 million, $42.6 million and $35.2 million in 2000, 1999 and 1998, respectively. Lamar also had net bank borrowings of $55.0 million in 1999 and $1.4 million in 1998.

     Capital. Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Lamar raised $12.2 million in 1998 and $1.7 million in 1999 in connection with its initial public offering. Lamar's capital to average assets ratio was 9.0% at December 31, 2000 compared with 8.2% at December 31, 1999. At December 31, 2000 Lamar exceeded the FRB's regulatory definition of a "well capitalized" institution. See Note 11 to the Consolidated Financial Statements.

     Asset/Liability Management and Market Risk. Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve acceptable net interest margin. Management considers interest rate risk to be Lamar's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates.

     Management regularly monitors interest rate risk in relation to prospective market and business conditions. Lamar's Board of Directors sets policy guidelines establishing maximum limits on Lamar's interest rate risk exposure. Management monitors and adjusts exposure to interest rate fluctuations as influenced by Lamar's loan, investment and deposit portfolios.

     Lamar uses an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effect on interest income are then evaluated. The model projects the effect of instantaneous movements in interest rates of 200-basis points. Assumptions based on the historical behavior of Lamar's deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application of various management strategies.

     Interest rate risk management focuses on maintaining acceptable net interest income within policy limits approved by the Board of Directors. Lamar's Board of Directors monitors and manages interest rate risk to maintain an acceptable level of change to net interest income resulting from market interest rate changes. Lamar's interest rate risk policy, as approved by the Board of Directors, is stated in terms of the change in net interest income given a 200-basis point immediate and sustained increase or decrease in market interest rates. The current limits approved by the Board of Directors are plus or minus 10% of net interest income for a 200-basis point movement.

     The following table illustrates Lamar's estimated annualized earnings sensitivity profile as of December 31, 2000:

Table 14--Interest Rate Sensitivity

                                  Decrease                        Increase
                                  In Rates--                      In Rates--
                               200 Basis Points      BASE      200 Basis Points
                               ----------------   ----------   ----------------

                                                (in thousands)

Projected interest income:
Loans                                 $20,711         $22,430        $23,996
Investment securities                   8,000           9,098          9,496
Federal funds sold                        500             751          1,001
                                      -------         -------        -------
Total interest income                  29,211          32,279         34,493

Projected interest expense:
Deposits                               13,961          15,514         17,065
Other borrowed funds                    3,525           3,525          3,525
                                      -------         -------        -------

Total interest expense          17,486            19,039            20,590
                               -------           -------           -------
Net interest income            $11,725           $13,240           $13,903
                               =======           =======           =======

Change from base               $(1,515)                            $   663

% Change from base              (11.44)%                              5.01%



          Given an immediate, sustained 200-basis point increase to the yield curve used in the simulation model, it is estimated net interest income would increase 5.01%. A 200-basis point immediate, sustained decrease to the yield curve would decrease net interest income by an estimated 11.44%.

          These interest rate sensitivity profiles of Lamar at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities and may not be a precise measurement of the effect of changing interest rates on Lamar in the future.

Table 15 -- Quarterly Results of Operations (Unaudited)

                                                                                            Quarter
In thousands, except per share amounts                        First         Second           Third          Fourth
                                                              ------        ------           ------         ------
2000:
Interest income                                               $7,982         $8,001           $7,990        $8,032
Interest expense                                               4,480          4,470            4,645         4,757
                                                              ------         ------           ------        ------
Net interest income                                            3,502          3,531            3,345         3,275
Provision for loan losses                                        391            276              431         1,734
Other income                                                     785            966            1,016           961
Other expenses                                                 2,623          2,817            2,829         2,832
                                                              ------         ------           ------        ------
Income (loss) before income taxes                              1,273          1,404            1,101          (330)
Income tax expense (benefit)                                     336            371              244          (349)
                                                              ------         ------           ------        ------
Net income                                                    $  937         $1,033           $  857        $   19
                                                              ======         ======           ======        ======
Net income per common share:
     Basic and diluted                                        $ 0.22         $ 0.24           $ 0.20        $ 0.00
                                                              ======         ======           ======        ======

1999:
Interest income                                               $6,994         $7,453           $7,773        $7,938
Interest expense                                               3,941          4,113            4,328         4,427
                                                              ------         ------           ------        ------
Net interest income                                            3,053          3,340            3,445         3,511
Provision for loan losses                                        172            217              415           618
Other income                                                     736            943              941           901
Securities gains                                                   2              4               __            __
Other expenses                                                 2,112          2,650            2,632         2,394
                                                              ------         ------           ------        ------
Income before income taxes                                     1,507          1,420            1,339         1,400
Income taxes                                                     399            376              355           365
                                                              ------         ------           ------        ------
Net income                                                    $1,108         $1,044           $  984        $1,035
                                                              ======         ======           ======        ======
Net income per common share:
     Basic and diluted                                        $ 0.26         $ 0.24           $ 0.23        $ 0.24
                                                              ======         ======           ======        ======

Lamar Management's Discussion and Analysis of Lamar's Financial Condition and Results of Operations For the Three Months Ended March 31, 2001 and 2000

Overview

     For the quarter ended March 31, 2001, the Company reported net income of $686,000 as compared to $937,000 for the same period in 2000. Basic and diluted earnings per share was $0.16 in 2001 as compared to $0.22 in 2000. The decrease in net income was primarily due to a decrease in net interest income.

     Total assets at March 31, 2001, increased $22.5 million over year end 2000 to $438.0 million reflecting an increase in deposits of $21.0 million. Federal funds and securities increased $30.6 million offset by a decrease of $7.3 million in loans.

     The return on average assets for the quarter ended March 31, 2001 was .64% as compared to year end 2000 of .69%; the return on average equity in 2001 was 7.42% as compared to 8.47% for 2000.

Net Interest Income

     Net interest income is income produced by interest earning assets reduced by the interest expense associated with the funding of those assets. Changes in the mix of these interest-earning assets and interest-bearing liabilities and their yields and rates contribute to the levels of net interest income realized and have an impact on earnings.

     During the quarter ended March 31, 2001, net interest income decreased 13.6% over the comparable period in 2000. The decrease in 2001 is attributable to a change in the mix of the Company's interest-earning assets. Federal funds sold and securities increased while loans decreased. Interest-bearing liabilities increased 2.4% for the same periods primarily from increases in time deposits.

     The Company's net interest margin was 3.03% for the quarter ended March 31, 2001 compared to 3.67% for the same period in 2000. The decrease in net interest margin resulted from an increase in cost on interest-bearing liabilities of .33% and a decline in the yield of interest-earning assets of .48%.

     The net interest margin may be negatively impacted by the interest rate environment and changes in the earning asset mix and deposit fund mix.

Allowance and Provision for Loan Losses

     The allowance for loan losses is regularly evaluated by management and approved by the Board of Directors and is maintained at a level believed to be adequate to absorb future loan losses in the Company's portfolio. The provision for loan losses is determined in part using an internal watch list developed by a review of essentially all loans by management.

     The Company's allowance for loan losses increased $273,000 to $5.8 million at March 31, 2001 compared to December 31, 2000. The Company's allowance for loan losses to total loans increased from 2.45% at December 31, 2000 to 2.66% for the quarter ended March 31, 2001.

Non-Interest Income

     For the quarter ended March 31, 2001, non-interest income was $887,000 compared to $785,000 for the same period in 2000, an increase of 13.0%. This increase was primarily due to the increases in service charges on deposit accounts.

Non-Interest Expense

     For the quarter ended March 31, 2001, non-interest expense was essentially flat at $2.6 million when compared to the same period in 2000. Non-interest expense levels are often measured using an efficiency ratio. The efficiency ratio measures the level of expense required to generate one dollar of revenue. At March 31, 2001, the Company's efficiency ratio was 61.2% as compared to 67.31% at March 31, 2000.

     Salaries and benefits comprise the largest portion of non-interest expense and increased only 1.1% when compared to the same period in 2000.

Income Taxes

     The Company's effective income tax rate decreased from 26.4% for the quarter ended March 31, 2000 as compared to 22.4% for the quarter ended March 31, 2001 as a result of the change in non-taxable income as a percentage of pretax income.

Capital

     The Company maintains risk-based capital levels well in excess of the minimum guidelines adopted by the Federal Reserve Board for bank holding companies. The Company's tier 1 capital and total risk-based capital ratios at March 31, 2001 were 15.21% and 16.48%, respectively. This compares to a tier 1 capital ratio of 15.50% and total risk-based capital ratio of 16.76% at December 31, 2000. The Company's leverage ratio was 9.69% at March 31, 2001 compared to 9.11% at December 31, 2000.

                          LAMAR FINANCIAL STATEMENTS


                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Lamar Capital Corporation

     We have audited the accompanying consolidated balance sheets of Lamar Capital Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lamar Capital Corporation and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                  Ernst & Young LLP



Jackson, Mississippi
January 25, 2001, except for Note 15,
as to which the date is February 21, 2001

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
              (in thousands, except share and per share amounts)

                                                                                        March 31,           December 31,
                                                                                        --------            ------------
                                                                                          2001             2000       1999
                                                                                          ----             ----       ----
                                                                                       (unaudited)

                                       ASSETS
Cash and due from banks                                                                  $ 13,394       $ 13,170     $ 14,195
Federal funds sold                                                                         28,760         12,510       17,680
                                                                                         --------       --------     --------
Cash and cash equivalents                                                                  42,154         25,680       31,875
Securities available for sale (amortized costC$98,673 in 2001 (unaudited),
     $111,125 in 2000 and $98,438 in 1999)                                                 98,523        109,282       91,848
Securities held to maturity (fair valueC$64,949 in 2001 (unaudited), $39,267
     in 2000 and $32,861 in 1999)                                                          64,494         39,409       34,211
Loans (less allowance for loan losses of $5,756 in 2001 (unaudited), $5,483 in
     2000 and $4,270 in 1999)                                                             209,422        216,923      231,133
Accrued interest receivable                                                                 3,513          3,898        3,901
Premises and equipment, net                                                                10,987         11,116       10,450
Other real estate                                                                           1,454            976          541
Federal Home Loan Bank stock                                                                3,947          3,893        3,596
Cash surrender value of life insurance                                                      1,449          1,430        1,362
Deferred income taxes                                                                       1,512          2,143        3,666
Other assets                                                                                  513            745          167
                                                                                         --------       --------     --------
          Total assets                                                                   $437,968       $415,495     $412,750
                                                                                         ========       ========     ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing                                                                     $ 36,078       $ 38,687     $ 33,637
Interest bearing                                                                          291,303        267,744      274,827
                                                                                         --------       --------     --------
          Total deposits                                                                  327,381        306,431      308,464
Interest payable                                                                            1,153          1,041          947
Dividends payable                                                                             215            215          216
Other liabilities                                                                             892          1,013        1,221
Other borrowed funds                                                                       70,000         70,000       70,000
                                                                                         --------       --------     --------
          Total liabilities                                                               399,641        378,700      380,848

Stockholders' equity
Common Stock, $.50 par value, 50,000,000 shares authorized;
       4,315,707 shares issued and outstanding                                              2,158          2,158        2,158
Paid-in capital                                                                            17,513         17,513       17,513
Retained earnings                                                                          18,817         18,347       16,364
Treasury stock, 8,500 shares; at March 31, 2001 (unaudited) and December 31,
       2000, respectively, and none at December 31, 1999                                      (68)           (68)         ---
Accumulated other comprehensive loss                                                          (93)        (1,155)      (4,133)
                                                                                         --------       --------     --------
          Total stockholders' equity                                                       38,327         36,795       31,902
                                                                                         --------       --------     --------
          Total liabilities and stockholders' equity                                     $437,968       $415,495     $412,750
                                                                                         ========       ========     ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   (in thousands, except per share amounts)

                                                                     Three Months Ended
                                                                         March 31,             Year Ended December 31,
                                                                     ------------------     -----------------------------
                                                                      2001        2000       2000       1999       1998
                                                                     ------      ------     -------    -------    -------
                                                                        (unaudited)
Interest income
Loans, including fees                                                $5,241      $5,688     $22,618    $21,879    $18,706
Federal funds sold                                                      345         152         418        422        589
Interest on securities:
Taxable                                                               1,927       1,710       7,270      6,107      3,039
Non-taxable                                                             409         432       1,699      1,750      1,582
                                                                     ------      ------     -------    -------    -------
                                                                      2,336       2,142       8,969      7,857      4,621
                                                                     ------      ------     -------    -------    -------
          Total interest income                                       7,922       7,982      32,005     30,158     23,916
Interest expense
Deposits                                                              4,000       3,593      14,787     13,744     12,685
Other borrowed funds                                                    881         887       3,565      3,065      1,218
                                                                     ------      ------     -------    -------    -------
          Total interest expense                                      4,881       4,480      18,352     16,809     13,903
                                                                     ------      ------     -------    -------    -------
Net interest income                                                   3,041       3,502      13,653     13,349     10,013
Provision for loan losses                                               395         391       2,832      1,422        785
                                                                     ------      ------     -------    -------    -------
Net interest income after provision for loan losses                   2,646       3,111      10,821     11,927      9,228
Other income
Service charges on deposit accounts                                     573         539       2,295      2,116      1,777
Mortgage loan fees                                                       65          36         310        544        639
Commissions on credit life insurance                                     71          62         324        369        439
Gain on sale of securities available for sale                           ---         ---         ---          6        191
Trading account gains                                                   ---         ---         ---        ---        123
Other operating income                                                  163         148         799        492        389
                                                                     ------      ------     -------    -------    -------
          Total other income                                            872         785       3,728      3,527      3,558
Other expense
Salaries and employee benefits                                        1,473       1,457       5,925      5,342      4,906
Occupancy expense                                                       244         226         898        720        653
Furniture and equipment expense                                         278         268       1,222      1,159      1,007
Other operating expense                                                 639         672       3,056      2,567      2,166
                                                                     ------      ------     -------    -------    -------
          Total other expense                                         2,634       2,623      11,101      9,788      8,732
                                                                     ------      ------     -------    -------    -------
Income before income taxes                                              884       1,273       3,448      5,666      4,054
Income tax expense                                                      198         336         602      1,495      1,005
                                                                     ------      ------     -------    -------    -------
Net income                                                              686         937       2,846      4,171      3,049
Other comprehensive income (loss), net of income taxes
Change in unrealized gain (loss) on securities available
     for sale                                                         1,062         268       2,978     (4,544)       132
Reclassification of realized amount                                     ---         ---         ---         (4)      (120)
                                                                     ------      ------     -------    -------    -------
Net unrealized gain (loss) recognized in comprehensive
     income (loss)                                                    1,062         268       2,978     (4,548)        12
                                                                     ------      ------     -------    -------    -------
          Comprehensive income (loss)                                $1,748      $1,205     $ 5,824    $  (377)   $ 3,061
                                                                     ======      ======     =======    =======    =======
Earnings per shareCbasic and diluted                                   $.16        $.22        $.66       $.97      $1.09
                                                                     ======      ======     =======    =======    =======
Weighted average shares outstanding B basic and diluted               4,307       4,316       4,314      4,310      2,793
                                                                     ======      ======     =======    =======    =======

See accompanying notes.

                   LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             (in thousands, except for share and per share amounts)

                                                                                   Accumulated
                                                                                      Other                               Total
                                            Common Stock       Paid-in  Retained  Comprehensive    Treasury Stock     Stockholders'
                                       ----------------------
                                           Shares      Amount  Capital  Earnings  Imcome (Loss)   Shares      Amount     Equity
                                       -------------   ------   -------  -------- -------------   -------     ------     ------
Balance at January 1, 1998                 46,569.44  $  466  $ 5,374   $10,283        $   279       763.44   $(242)      $16,160
Net income for 1998                                                       3,049                                             3,049
Stock Split (60-for-1)                  2,747,596.96     931     (931))                           56,842.96                     -
Dividend ($.12 per share)                                                  (362)                                             (362)
Purchase of treasury stock                                                                           200.00     (72)          (72)
Sale of treasury stock                                             51                            (30,711.00)    174           225
Retirement of treasury stock              (27,095.40)    (14)    (126)                           (27,095.40)    140             -
Sale of  Common Stock                      1,363,636     682   11,517                                                      12,199
Change in unrealized gain (loss), net
     of income taxes, on securities
     available for sale                                                                    132                                132
                                        ------------   -----   ------    ------        -------   ----------   -----       -------
Balance at December 31, 1998               4,130,707   2,065   15,885    12,970            411       ----     ----         31,331
Net income for 1999                                                       4,171                                             4,171
Dividend ($.18 per share)                                                  (777)                                             (777)
Sale of Common Stock                         185,000      93    1,628                                                       1,721
Change in unrealized gain (loss), net
     of income taxes, on securities
     available for sale                                                                 (4,544)                            (4,544)
                                        ------------   -----   ------    ------        -------   ----------   -----       -------
Balance at December 31, 1999               4,315,707   2,158   17,513    16,364         (4,133)      ----     ----         31,902
Net income for 2000                                                       2,846                                             2,846
Dividend ($.20 per share)                                                  (863)                                             (863)
Purchase of treasury stock                                                                            8,500     (68)          (68)
Change in unrealized gain (loss), net
     of income taxes, on securities
     available for sale                                                                  2,978                              2,978
                                        ------------   -----   ------    ------        -------   ----------   -----       -------
Balance at December 31, 2000               4,315,707   2,158   17,513    18,347         (1,155)       8,500     (68)        36,795
Net income for three months
     ended March 31, 2001                                                   686                                                686
Dividend ($.05 per share)                                                  (216)                                              (216)
Change in unrealized gain (loss), net
     of income taxes, on securities
     available for sale                                                                  1,062                               1,062
                                        ------------  ------  -------   -------        -------   ----------   -----       --------
Balance at March 31, 2001 (unaudited)      4,315,707  $2,158  $17,513   $18,817        $   (93)       8,500   $ (68)       $38,327
                                        ============ =======  =======   =======        =======   ==========   ======      ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                              Three Months Ended
                                                                                   March 31,            Year ended December 31,
                                                                            ----------------------  ------------------------------
                                                                               2001       2000        2000       1999       1998
                                                                               ----       ----        ----       ----       ----
                                                                                  (unaudited)
Operating activities
          Net income                                                         $    686   $    937    $  2,846   $  4,171   $  3,049
          Adjustments to reconcile net income to net cash
            Provided by operating activities:
                 Provision for loan losses                                        395        391       2,832      1,422        785
                 Provision for losses on other real estate                        ---        ---          32         16         11
                 Deferred income tax benefit                                      ---        ---        (247)      (204)      (149)
                 Depreciation and amortization expense                            217        230         987        955        836
                 Amortization of securities premiums                               60         43         151        203        254
                 Accretion of securities discounts                               (187)       (82)       (514)       (48)       (34)
                 Increase in cash surrender value of life insurance               (19)       (17)        (68)       (64)       (65)
                 Federal Home Loan Bank dividend                                  (54)       (55)       (297)      (173)       (48)
                 Gain on sales of securities available for sale                   ---        ---         ---         (6)      (191)
                 Trading account gains                                            ---        ---         ---        ---       (123)
                 Proceeds from sales of trading securities                        ---        ---         ---        ---      3,619
                 (Gain) loss on sales of other real estate                        ---         17          14          6         (7)
                 Mortgage loan originations                                    (4,571)    (2,097)    (11,284)   (17,142)   (20,730)
                 Proceeds from sales of mortgage loans                          4,112      1,676      10,932     17,769     20,099
                 Gain on sale of premises and equipment                                                   (1)       (10)       ---
                 (Increase) decrease in interest receivable                       385        355           3       (645)      (865)
                 Increase (decrease) in interest payable                          112         64          94        332       (197)
                 (Increase) decrease in other assets                              844       (595)       (578)        32        288
                 Increase (decrease) in other liabilities                        (102)       (72)       (208)       167        272
                                                                             --------   --------    --------   --------   --------
             Net cash provided by operating activities                          1,878        795       4,694      6,781      6,804
Investing activities
          Securities held to maturity:
                 Proceeds from calls, maturities, and principal reductions     14,505        696      17,298      1,963      4,672
                 Purchases of securities                                      (40,052)    (8,034)    (26,034)    (2,465)   (18,480)
          Securities available for sale:
                 Proceeds from calls, maturities, and principal reductions     31,928      6,756      19,935      4,274     14,725
                 Proceeds from sales of securities                                ---        ---       1,500     10,498      9,966
                 Purchases of securities                                      (19,518)   (11,987)    (30,220)   (56,896)   (46,105)
          (Purchases) sales of Federal Home Loan Bank stock                       ---        ---        ----     (2,635)       223
          Net (increase) decrease in loans                                      6,825      3,436      10,509    (36,220)   (38,058)
          Proceeds from sales of other real estate                                262         97         740        313         25
          Proceeds from sales of premises and equipment                           ---        ---           1         53        ---
          Purchases of premises and equipment                                     (88)    (1,094)     (1,653)    (2,337)    (3,309)
                                                                             --------   --------    --------   --------   --------
Net cash used in investing activities                                          (6,138)   (10,130)     (7,924)   (83,452)   (76,341)
Financing activities
          Net increase (decrease) in deposits                                  20,950      2,914      (2,033)    30,192     66,774
          Net increase (decrease) in revolving line of credit                    ----       ----        ----     (4,120)       100
          Borrowings from banks                                                  ----       ----        ----     70,000      5,000
          Payments on notes payable to banks                                     ----       ----        ----    (15,000)    (3,600)
          Proceeds from sales of Common Stock                                    ----       ----        ----      1,721     12,199
          Purchases of treasury stock                                            ----       ----         (68)      ----        (72)
          Proceeds from sales of treasury stock                                  ----       ----        ----       ----        225
          Dividends paid                                                         (216)      (216)       (864)      (685)      (388)
                                                                             --------   --------    --------   --------   --------
          Net cash provided by (used in) financing activities                  20,734      2,698      (2,965)    82,108     80,238
                                                                             --------   --------    --------   --------   --------
          Net increase (decrease) in cash and cash equivalents                 16,474     (6,637)     (6,195)     5,437     10,701
          Cash and cash equivalents at beginning of year                       25,680     31,875      31,875     26,438     15,737
                                                                             --------   --------    --------   --------   --------
          Cash and cash equivalents at end of year                           $ 42,154   $ 25,238    $ 25,680   $ 31,875   $ 26,438
                                                                             ========   ========    ========   ========   ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (in thousands, except share and per share amounts)

                 Years ended December 31, 2000, 1999 and 1998

1. Summary of Significant Accounting Policies

Consolidation

     The consolidated financial statements include the accounts of Lamar Capital Corporation (the "Company") and its wholly-owned subsidiaries, The Mortgage Shop, Inc. ("MSI"), Lamar Bank, Southern Financial Services, Inc. ("SFSI") and Lamar Data Solutions, Inc. ("LDSI"). All significant intercompany balances and transactions have been eliminated in consolidation.

Business

     The Company is a one-bank holding company headquartered in Purvis, Mississippi. The Company operates nine full service banking locations in retail banking predominantly in Lamar and Forrest counties in southeastern Mississippi. SFSI operates a finance company in six locations in southeastern Mississippi to provide consumer loans to customers who may not be eligible to obtain financing from Lamar Bank. The Company's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities, real estate and consumer and commercial loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and other borrowed funds.

     Other sources of income include fees charged to customers for a variety of banking services such as deposit account fees and commissions on credit life insurance. The Company also generates fees in its mortgage banking activities from the origination and sale of loans and servicing rights of 15-year and 30-year fixed rate loans in the secondary market.

     The Company's operating expenses consist primarily of salaries and employee benefits, occupancy, furniture and equipment expenses, communications costs and other general and administrative operating expenses. The Company's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost. Federal funds sold have maturities generally of one day. Lamar Bank is required to maintain average balances with the Federal Reserve Bank. The required reserve balance at December 31, 2000 was $350. Cash paid for interest during the three months ended March 31, 2001 and 2000 was $4,769 (unaudited) and $4,416 (unaudited), respectively, and the years ended December 31, 2000, 1999 and 1998, was $18,258, $16,477 and $14,100, respectively.

Securities

     Securities available for sale are carried at estimated fair value in accordance with Statement of Financial Accounting Standards (SFAS) No.115 "Accounting for Certain Investment in Debt and Equity Securities." The amortized cost of securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains or losses on these securities are included in stockholders' equity net of income taxes. Securities which Lamar Bank has the ability and the intent to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of securities. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Trading account securities consist of securities held for resale in anticipation of short-term market movements and are carried at estimated fair value. Trading account gains include the effects of adjustments to fair values. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of securities.

     Federal Home Loan Bank stock is not considered a marketable equity security under SFAS No.115 and, therefore, is carried at cost.

Mortgage Banking Activities

     The Company originates first mortgage loans (traditional 15-year and 30-year fixed and variable rate loans) for sale, with the servicing rights, in the secondary market. The Company limits its interest rate risk on such loans originated by selling individual loans immediately after the customers lock into their rate. Origination fees and any gains or losses on the sale of the mortgage loans and servicing rights, which are not material to the consolidated operations for the years presented, are included in mortgage loan fees. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value, based on the subsequent sales prices of such loans.

     The Company accounts for the mortgage loan sales in accordance with SFAS No.125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize them as financial assets when control has been surrendered in accordance with the criteria provided in SFAS No.125.

     In July 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No.125. SFAS No.140 requires that all assets or liabilities retained from the transfer of financial assets accounted for as a sale be initially recorded at their fair value and periodically reviewed and adjusted for any impairment. SFAS 140 is effective April 1, 2001. Management does not anticipate that the adoption of SFAS 140 will have a significant effect on the Company's consolidated financial position or operations.

Loans

     Loans, other than mortgage loans held for sale, are stated at the principal amounts outstanding, less unearned income and the allowance for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination fees and certain direct loan origination costs are deferred and recognized over the average lives of the loans as an adjustment to yield.

     Commercial and real estate loans are placed on non-accrual status when they become past due 90 days or more as to principal or interest unless they are adequately secured and in the process of collection. All commercial and real estate nonaccrual loans are considered to be impaired in accordance with SFAS No.114, "Accounting by Creditors for Impairment of a Loan." Consumer loans generally are not placed on nonaccrual status but are reviewed periodically and charged off when deemed uncollectible or any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if in management's opinion there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains on nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

Allowance for Loan Losses

     The allowance for loan losses is maintained at a level considered adequate by management and approved by the Board of Directors to provide for probable loan losses. Management's determination of the adequacy is based on an evaluation of the portfolio, past loan loss experience, growth and composition of the loan portfolio, economic conditions and other relevant factors; actual losses may vary from the current estimate. The allowance is increased by provisions for loan losses charged against income. Actual loan losses are deducted from and subsequent recoveries are added to the allowance.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the modified accelerated cost recovery method for financial reporting purposes based upon the estimated useful lives of the assets. Expenditures for major renewals and betterments are capitalized, and those for maintenance and repairs are charged to expense when incurred.

Other Real Estate

     Other real estate is stated at the lower of fair value, based on current market appraisals, or the recorded investment in the related loan.

Long-Lived Assets

     The Company accounts for impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of." The Company also accounts for long-lived assets that are expected to be disposed of in accordance with SFAS No.121.

Income Taxes

     The Company and its subsidiaries file a consolidated federal and state income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Income

     SFAS No.130 requires the presentation of comprehensive income and establishes standards for reporting its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

Derivatives and Hedging Activities

     Effective October 1, 1998, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through income or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a derivative's change in fair value will be immediately recognized in income. The fair value of the derivatives held at October 1, 1998, was not material to the Company's consolidated financial position.

     SFAS No.133 also allowed, upon adoption, the reclassification of held-to-maturity securities to the available-for-sale or trading portfolios without tainting the remaining securities in the held-to-maturity portfolio. The Company reclassified $3,497 of held-to-maturity securities to trading account securities as of October 1, 1998. The unrealized gain of the transferred securities was not material to the Company's consolidated financial position or operations, thus the adoption of SFAS No.133 did not result in a cumulative effect adjustment.

Net Income per Common Share

     Basic and diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the year. There were no dilutive options, warrants or convertible securities outstanding for the years presented.

Unaudited Financial Information

     Financial information as of March 31, 2001 and the three months ended March 31, 2001 and 2000 as well as certain other information presented subsequent to December 31, 2000 is unaudited. In the opinion of management of the Company, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The consolidated statements of income and comprehensive income, cash flows and changes in stockholders' equity for the three months ended March 31, 2000 are not necessarily indicative of the consolidated statements of income and comprehensive income, cash flows and changes in stockholders' equity which may be expected for the year ended December 31, 2001.

2.   Initial Public Offering

     In December 1998, the Company sold 1,363,636 shares of its Common Stock at $10 per share in an underwritten initial public offering (the "Offering"). Net proceeds from the Offering were $12,199. In January 1999 the underwriters exercised their overallotment option, and the Company sold 185,000 shares at $10 per share. Net proceeds from the sale of these shares were $1,721.

3. Securities

     The aggregate carrying amounts and estimated fair value of securities were as follows:

                                                                                                       March 31, 2001
                                                                                      ---------------------------------------------
                                                                                                    Gross       Gross     Estimated
                                                                                       Amortized  Unrealized  Unrealized    Fair
                                                                                         Cost       Gains       Losses      Value
                                                                                         ----       -----       ------      -----
Securities available for sale:
            U.S. Treasury securities and obligations of U.S. government agencies       $ 37,279      $ 271      $   (25)  $ 37,525
            Obligations of states and political subdivisions                              9,774        213          ---      9,987
            Corporate bonds                                                               1,000                              1,000
            Mortgage-backed securities                                                   46,254         59         (307)    46,006
                                                                                        -------      -----      -------   --------
            Total debt securities                                                        94,307        543         (332)    94,518
            Equity securities                                                             4,366        ---         (361)     4,005
                                                                                        -------      -----      -------   --------

Total securities available for sale                                                    $ 98,673      $ 543      $  (693)  $ 98,523
                                                                                        =======      =====      =======   ========
Securities held to maturity:
            U.S. Treasury securities and obligations of U.S. government agencies       $ 36,749      $ 143      $   ---   $ 36,892
            Obligations of states and political subdivisions                             27,155        364          (62)    27,457
            Mortgage-backed securities                                                      590         10          ---        600
                                                                                        -------       ----      -------   --------
Total securities held to maturity                                                        64,494        517          (62)    64,949
                                                                                        =======       ====      =======   ========


                                                                                                      December 31, 2000
                                                                                      ---------------------------------------------
                                                                                                    Gross       Gross     Estimated
                                                                                       Amortized  Unrealized  Unrealized    Fair
                                                                                         Cost       Gains       Losses     Value
                                                                                         ----       -----       ------     -----
Securities available for sale:
            U.S. Treasury securities and obligations of U.S. government agencies      $ 48,450      $  30      $  (447)  $ 48,033
            Obligations of states and political subdivisions                             9,794        120           (4)     9,910
            Corporate bonds                                                              1,000        ---          ---      1,000
            Mortgage-backed securities                                                  47,515         21         (896)    46,640
                                                                                      --------      -----      -------   --------
            Total debt securities                                                      106,759        171       (1,347)   105,583
            Equity securities                                                            4,366        ---         (667)     3,699
                                                                                      --------      -----      -------   --------

Total securities available for sale                                                   $111,125      $ 171      $(2,014)  $109,282
                                                                                      ========      =====      =======   ========

Securities held to maturity:
            U.S. Treasury securities and obligations of U.S. government agencies      $ 10,986      $  75      $    (6)  $ 11,055
            Obligations of states and political subdivisions                            27,768        126         (332)    27,562
            Mortgage-backed securities                                                     655        ---           (5)       650
                                                                                      --------      -----      -------   --------
Total securities held to maturity                                                     $ 39,409      $ 201      $  (343)  $ 39,267
                                                                                      ========      =====      =======   ========

                                                                                                December 31, 1999
                                                                                 ----------------------------------------------
                                                                                               Gross        Gross     Estimated
                                                                                  Amortized  Unrealized  Unrealized     Fair
                                                                                    Cost       Gains       Losses       Value
                                                                                    ----       -----       ------       -----
Securities available for sale:
       U.S. Treasury securities and obligations of U.S. government agencies         $34,415    $    ---     $(2,299)    $32,116
       Obligations of states and political subdivisions                               9,770          29         (68)      9,731
       Mortgage-backed securities                                                    49,891           5      (3,288)     46,608
                                                                                    -------    --------     -------     -------
       Total debt securities                                                         94,076          34      (5,655)     88,455
       Equity securities                                                              4,362         ---        (969)      3,393
                                                                                    -------         ---     -------     -------
Total securities available for sale                                                 $98,438    $     34     $(6,624)    $91,848
                                                                                    =======    ========     =======     =======

Securities held to maturity:

       U.S. Treasury securities and obligations of U.S. government agencies         $ 4,047         ---     $   (36)    $ 4,011
       Obligations of states and political subdivisions                              29,271          32      (1,355)     27,948
       Mortgage-backed securities                                                       893          15          (6)        902
                                                                                    -------    --------     -------     -------
Total securities held to maturity                                                   $34,211    $     47     $(1,397)    $32,861
                                                                                    =======    ========     =======     =======


       During the years ended December 31, 2000, 1999 and 1998, available-for-sale securities with a fair value at the date of sale of $1,500, $10,498 and $9,966, respectively, were sold. The gross realized gains or losses on such sales totaled $0, $6 and $191, respectively. The amortized cost and estimated fair value of securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                      Estimated
                                                         Amortized       Fair
                                                           Cost         Value
                                                           ----         -----
     Securities available for sale:
            Due in one year or less                       $ 12,748     $ 12,725
            Due after one year through five years           10,159       10,181

            Due after five years through ten years          19,394       19,319
            Due after ten years                             16,943       16,718
            Mortgage-backed securities                      47,515       46,640
           Equity securities                                 4,366        3,699
                                                          --------     --------
                                                          $111,125     $109,282
                                                          ========     ========

     Securities held to maturity:
            Due in one year or less                       $  6,489     $  6,489
            Due after one year through five years           12,521       12,580
            Due after five years through ten years          11,308       11,273
            Due after ten years                              8,436        8,275
            Mortgage-backed securities                         655          650
                                                          --------     --------
                                                          $ 39,409     $ 39,267
                                                          ========     ========

       Securities having carrying amounts of $90,197 (unaudited) at March 31, 2001, $97,491 and $97,894 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

4. Loans

     Loans consisted of the following:

                                                    March 31,           December 31,
                                                    ---------     -----------------------
                                                      2001           2000         1999
                                                    ---------     ----------   ----------
                                                   (unaudited)
       Real estate:
                Residential                            68,265       $ 70,915     $ 72,695
                Mortgage loans held for sale            1,264            778          426
                Construction                            4,057          5,350       10,743
                Commercial                             37,258         35,978       34,559
       Consumer                                        52,429         57,361       69,542
       Commercial                                      53,106         53,321       49,554
                                                     --------       --------     --------
                                                      216,379        223,703      237,519
       Unearned income                                 (1,201)        (1,297)      (2,116)
       Allowance for loan losses                       (5,756)        (5,483)      (4,270)
                                                     --------       --------     --------
       Net loans                                     $209,422       $216,923     $231,133
                                                     ========       ========     ========

       Loans are made principally to customers in the Company's trade area. The economy in this trade area is primarily retail, service and medical based. The Company's loan portfolio is primarily centered in consumer loans and real estate; therefore, the collections of such loans are dependent on the trade area economy. The Company's lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80% or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50% to 80%. Consumer loans are typically collateralized by automobiles and personal property.

       Transactions in the allowance for loan losses are summarized as follows:

                                                  As of and for the three           As of and for the year ended
                                                       months ended                         December 31,
                                                  -----------------------         --------------------------------
                                                      March 31, 2001                 2000        1999       1998
                                                      --------------                 ----        ----       ----
                                                       (unaudited)
  Balance at beginning of year                               5,483                 $ 4,270     $ 3,564    $ 3,101
  Provision for loan losses                                    395                   2,832       1,422        785
  Loans charged off                                           (321)                 (1,918)     (1,058)      (526)
  Recoveries of loans previously charged off                   199                     299         342        204
                                                            ------                 -------     -------    -------
  Balance at end of year                                    $5,756                 $ 5,483     $ 4,270    $ 3,564
                                                            ======                 =======     =======    =======

       Non-accrual loans at March 31, 2001, December 31, 2000 and 1999 were $3,076 (unaudited), $2,258 and $1,525, respectively.

       Certain directors, executive officers, principal shareholders, their immediate family members and entities in which they or their immediate family members have principal ownership interests, are customers of and have transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

     These related-party loan transactions are summarized as follows:

                                                      Year ended
                                                      December 31,
                                                ------------------------
                                                   2000          1999
                                                   ----          ----
      Balance at beginning of year               $  1,455      $ 1,468
      New loans                                       273        1,170
      Repayments                                     (341)      (1,183)
                                                 --------      -------
      Balance at end of year                     $  1,387      $ 1,455
                                                 ========      =======

5. Premises and Equipment

      Premises and equipment consisted of the following at:

                                                 March 31,         December 31,
                                               -------------   --------------------
                                                   2001          2000        1999
                                                   ----        -------      -------
                                                (unaudited)
     Land                                         $ 2,920      $ 2,920      $ 2,915
     Bank premises                                  7,987        8,200        7,046
     Furniture, fixtures and equipment              6,100        5,811        5,339
     Computer software                              1,061        1,049        1,039
     Accumulated depreciation                      (7,081)      (6,864)      (5,889)
                                                  -------      -------      -------
                                                  $10,987      $11,116      $10,450
                                                  =======      =======      =======

6. Other Real Estate

     Other real estate transactions consisted of the following:

                                             As of and for the
                                            three months ended    As of and for the year ended
                                                 March 31,                December 31,
                                            ------------------    ----------------------------
                                                   2001              2000      1999     1998
                                                   ----              ----      ----     ----
                                                (unaudited)
     Beginning balance                            $  976            $  541    $ 742    $ 411
     Transfers of loans                              740             1,221      134      360
     Sales                                          (262)             (754)    (319)     (18)
     Provision for losses                           ( - )              (32)     (16)     (11)
                                                  ------            ------    -----    -----
     Ending balance                               $1,454            $  976    $ 541    $ 742
                                                  ======            ======    =====    =====

7. Interest-Bearing Deposits

     Interest-bearing deposits consisted of the following:


                                                     March 31,          December 31,
                                                   -------------  ------------------------
                                                       2001           2000        1999
                                                       ----           ----        ----
                                                    (unaudited)
     Demand (Now, SuperNow and money market)          $ 87,679      $ 76,843     $ 84,875
     Savings                                            10,331         9,780        9,448
     Individual retirement accounts                     17,791        16,880       16,279
     Time deposits, $100,000 and over                   70,587        63,773       65,389
     Other time deposits                               104,915       100,468       98,836
                                                      --------      --------     --------
                                                      $291,303      $267,744     $274,827
                                                      ========      ========     ========

     Scheduled maturities of time deposits, including individual retirement accounts, outstanding at December 31, 2000, are as follows:


                     2001                 $115,999
                     2002                   52,781
                     2003                    7,792
                     2004                    1,232
                     2005                    3,317
                                          --------
                                          $181,121
                                          ========


     In the normal course of business, the Company has accepted deposits from certain directors, executive officers, principal shareholders and other related parties on substantially the same terms, including interest rates, as those prevailing at the time of comparable transactions with third-party customers. Such deposits were $889 and $791 at December 31, 2000 and 1999, respectively.

8. Other Borrowed Funds

     Other borrowed funds include advances of $70,000 at March 31, 2001 (unaudited), December 31, 2000 and 1999, from Federal Home Loan Bank ("FHLB"). The advances include $30,000 which accrue interest at fixed rates varying from 4.75% through 6.29% with interest paid monthly and maturities through November 2008. Lamar Bank has a $40,000 advance from the FHLB at a 4.49% interest rate (fixed through January 21, 2002) that matures January 21, 2009. Interest is due monthly and the note is callable quarterly beginning April 22, 2002. The proceeds from this advance were used by the Company to purchase securities, which have been classified as available for sale. The advances are collateralized by Lamar Bank's investment in FHLB stock, which totaled $3,947 (unaudited), $3,893 and $3,596 at March 31, 2001, December 31, 2000 and 1999,
respectively, and by a blanket pledge of Lamar Bank's eligible real estate loans. Lamar Bank had available collateral to borrow an additional $56,000 from the FHLB at March 31, 2001.

9. Income Taxes

     Income tax expense (benefit) consisted of the following:

                                               Year ended December 31,
                                            -----------------------------
                                              2000       1999       1998
                                             ------     ------     ------
     Current:
     Federal                                 $  869     $1,470     $  999
     State                                      (20)       229        155
                                             ------     ------     ------
                                                849      1,699      1,154
     Deferred                                  (247)      (204)      (149)
                                             ------     ------     ------
                                             $  602     $1,495     $1,005
                                             ======     ======     ======

       The differences between Lamar Bank's actual income tax expense and amounts computed at the statutory rates are summarized as follows:

                                                         Three months ended
                                                              March 31,           Year ended December 31,
                                                        --------------------    ---------------------------
                                                          2001        2000        2000      1999      1998
                                                         ------      ------      ------    ------    ------
                                                            (unaudited)
Amount computed at statutory rate on income before
   income taxes                                           $ 301      $  433      $1,172    $1,926    $1,379
Increase (decrease) in income taxes resulting from:
       State income taxes, net of federal benefit             6          12         (35)      133        89
       Income from non-taxable securities                  (113)       (117)       (467)     (517)     (447)
       Other                                                  4           8         (68)      (47)      (16)
                                                          -----      ------      ------    ------    ------
                                                          $ 198      $  336      $  602    $1,495    $1,005
                                                          =====      ======      ======    ======    ======

       The Company made income tax payments of $0 (unaudited) and $324 (unaudited) during the three months ended March 31, 2001 and 2000, respectively, and $1,458, $1,495 and $1,113 during the years ended December 31, 2000, 1999 and 1998, respectively.

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets consisted of the following:

                                                                           December 31,
                                                                         ----------------
                                                                          2000      1999
                                                                         ------    ------
       Allowance for loan losses                                         $1,568    $1,117
       Other real estate                                                     29        32
       Deferred compensation                                                190       160
       Net unrealized (gain) loss on securities available for sale          687     2,458
       Other                                                               (331)     (101)
                                                                         ------    ------
       Total net deferred tax assets                                     $2,143    $3,666
                                                                         ======    ======

10. Employment Benefit Plans

       The Company has a defined contribution 401(k) plan with a profit sharing feature that covers substantially all employees. Participants in the 401(k) plan may contribute up to the maximum allowed by Internal Revenue Service regulations. The Company matches participants' contributions to the 401(k) plan up to 3% of each participant's annual salary. The Company may make a profit sharing contribution as determined by the Company's Board of Directors. The Company's matching and profit sharing contributions vest 20% annually beginning with the participant's third year of service. The Company's contributions to the 401(k) plan were $29 (unaudited) and $25 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $104, $144 and $88 for the years ended December 31, 2000, 1999 and 1998, respectively.

       The Company has an employee stock ownership plan ("ESOP") which covers substantially all employees. The Company may make contributions to the ESOP at the discretion of its Board of Directors and may be made in cash or common stock. The contributions vest 20% annually beginning with the participant's third year of service. The Company's contributions to the ESOP were $6 (unaudited) and $0 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $11, $60 and $165 for the years ended December 31, 2000, 1999 and 1998, respectively.

       In August of 1998, the Company adopted a stock incentive plan under which it plans to grant stock options for selected employees. As of March 31, 2001, no stock options (unaudited) had been granted under the plan.

       The Company maintains a self-insured medical plan. Under this plan, the Company self-insures, in part, coverage for substantially all full-time employees with coverage by insurance carriers for certain stop-loss provisions for losses greater than $30 for each occurrence up to a maximum benefit of $1,000. The Company's expenses pertaining to the self-insured medical plan, including accruals for incurred but not reported claims, were $99 (unaudited) and $131 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $509, $405 and $436 for the years ended December 31, 2000, 1999 and 1998, respectively.

       The Company has deferred compensation agreements with certain officers for payments to be made over specified periods beginning when the officers reach age 65. Amounts accrued for these agreements are based upon deferred compensation earned, discounted over the estimated remaining service life of each officer. Deferred compensation expense totaled $21 (unaudited) and $20 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $82, $76 and $71 for the years ended December 31, 2000, 1999 and 1998, respectively.

11. Regulatory Matters

       The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. These guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). The Federal Reserve Board also utilizes a leverage ratio (Tier 1 capital divided by average total consolidated assets) to evaluate the capital adequacy of bank holding companies. Management believes, as of December 31, 2000, that the company exceeds all capital adequacy requirements to which it is subject. At December 31, 2000, the most recent regulatory notification categorized Lamar Bank as well capitalized.

       The Company's actual capital amounts and applicable ratios are as follows:

                                                                             March 31, 2001           December 31,
                                                                           ------------------     -------------------
                                                                               (unaudited)         2000        1999
                                                                                                  -------     -------
       Capital:
       Stockholders' equity                                                      $38,327          $36,795     $31,902
       Unrealized loss on securities, net of income taxes                             93            1,155       4,133
        Unrealized gain on equity securities, net                                   (227)            (417)         --
                income taxes
       Intangible asset                                                              (77)             (79)        (87)
                                                                                 -------          -------     -------
       Tier 1 capital                                                             38,116           37,454      35,948
       Qualifying allowance for loan losses                                        3,164            3,046       3,138
                                                                                 -------          -------     -------
       Total capital                                                             $41,280          $40,500     $39,086
                                                                                 =======          =======     =======
       Ratios:
       Total capital to risk-weighted assets                                       16.48%           16.76%      15.57%
       Tier 1 capital to risk-weighted assets                                      15.21%           15.50       14.38
       Tier 1 capital to total average assets (leverage ratio)                      9.69%            9.11        9.23

       State banking regulations require the Mississippi Department of Banking and Consumer Finance to approve the payment of any dividends.

12. Off-Balance Sheet Risks, Commitments and Contingent Liabilities

       Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support customers' trade transactions. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. The Company's maximum exposure to credit losses for loan commitments (unused lines of credit) outstanding at December 31, 2000 and expiring during 2001 is $12,800.

       The Company is involved in certain legal actions and claims arising in the ordinary course of business. Although the ultimate outcome of these other actions and claims cannot be ascertained at this time, it is the opinion of management (based on advice of legal counsel) that such litigation and claims should be resolved without material effect on the Company's consolidated financial position or operating results.

13. Parent Company Condensed Financial Information


    Balance Sheets

                                                                                    December 31,
                                                                                -------------------
                                                                                  2000       1999
                                                                                --------   --------
    Assets:
    Cash and cash equivalents                                                    $ 1,733    $ 1,878
    Investment in subsidiaries                                                    34,033     28,984
    Due from subsidiaries                                                             74         76
    Premises and equipment                                                         1,151      1,161
    Other                                                                             19         19
                                                                                 -------    -------
              Total assets                                                       $37,010    $32,118
                                                                                 =======    =======

    Liabilities                                                                  $   215    $   216


    Stockholders' equity:
    Common stock                                                                   2,158      2,158
    Paid-in capital                                                               17,513     17,513
    Retained earnings                                                             18,347     16,364
    Treasury stock                                                                   (68)       ---
                                                                                 -------    -------
    Accumulated other comprehensive loss                                          (1,155)    (4,133)
                                                                                 -------    -------
              Total stockholders' equity                                          36,795     31,902
                                                                                 -------    -------
              Total liabilities and stockholders' equity                         $37,010    $32,118
                                                                                 =======    =======


    Statements of Income                                                 Year ended December 31,
                                                                      -----------------------------
                                                                       2000        1999       1998
                                                                      ------      ------     ------
    Income:
    Dividends from subsidiaries                                       $  850      $  ---     $  750
    Other                                                                 21          22         22
                                                                      ------      ------     ------
              Total income                                               871          22        772
    Expenses:
    Interest expense                                                     ---         ---        342
    Other                                                                219         204         55
                                                                      ------      ------     ------
              Total expenses                                             219         204        397
                                                                      ------      ------     ------
    Income (loss) before income taxes                                    652        (182)       375
    Income tax expense (benefit)                                          74         (54)       146
                                                                      ------      ------     ------
    Income (loss) before equity in undistributed net income of
           Subsidiaries                                                  726        (128)       521
    Equity in undistributed net income of subsidiaries                 2,120       4,299      2,528
                                                                      ------      ------     ------
    Net income                                                        $2,846      $4,171     $3,049
                                                                      ======      ======     ======

                                                                         Year ended December 31,
    Statements of Cash Flows                                          -----------------------------
                                                                       2000       1999       1998
                                                                      ------     -------    -------
    Operating activities:
    Net income                                                        $ 2,846    $ 4,171    $ 3,049
    Adjustments to reconcile net income to net cash provided
       by (used in) operating activities:
            Undistributed net income of subsidiaries                   (2,120)    (4,299)    (2,528)
            Depreciation expense                                           10          9          9
            (Increase) decrease in due from subsidiaries                    2         88       (514)

            Increase (decrease) in other liabilities                       ---      (127)       126
                                                                       -------   -------    -------
            Net cash provided by (used in) operating activities            738      (158)       142
    Investment activities:
            Capital contribution to subsidiary                            (150)   (7,500)       ---
            Return of capital from  subsidiary                             199       ---        ---
            Purchases of premises and equipment                            ---       ---         (6)
                                                                       -------   -------    -------
            Net cash provided by (used in) investing activities             49    (7,500)        (6)
    Financing activities:
            Dividends paid                                                (864)     (685)      (388)
            Payments on note payable to a bank                             ---       ---     (3,600)
            Proceeds from sale of common stock                             ---     1,721     12,199
            Purchases of treasury stock                                    (68)      ---        (72)
            Proceeds from sales of treasury stock                          ---       ---        225
                                                                       -------   -------    -------
            Net cash provided by (used in) financing activities           (932)    1,036      8,364
                                                                       -------   -------    -------
            Net increase (decrease) in cash and cash equivalents          (145)   (6,622)     8,500
            Cash and cash equivalents at beginning of year               1,878     8,500        ---
                                                                       -------   -------    -------
            Cash and cash equivalents at end of year                   $ 1,733   $ 1,878    $ 8,500
                                                                       =======   =======    =======

14. Fair Values of Financial Instruments

       Accounting principles generally accepted in the United States require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

       The carrying amount of cash and cash equivalents, non-interest bearing deposits, other borrowed funds and interest rate floors approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest-bearing deposits is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The fair value of the loan commitments to extend credit is based on the difference between the interest rate at which the Company's committed to make the loans and the current rates at which similar loans would be made to borrowers with similar credit ratings and the same maturities. The fair value is not material.

       Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the allowance for loan losses.

       The fair value estimates presented are based on information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

                                                               December 31,
                                               ---------------------------------------------
                                                       2000                     1999
                                               ---------------------    --------------------
                                               Carrying       Fair      Carrying      Fair
                                                Amount       Value       Amount       Value
                                               --------    ---------    --------    --------
     Securities available for sale              $109,282    $109,282    $ 91,848    $ 91,848
     Securities held to maturity                  39,409      39,267      34,211      32,861
     Loans                                       216,923     215,520     231,133     231,460
     Interest-bearing deposits                   267,744     269,456     274,827     276,584

15.  Subsequent Events

       On February 21, 2001, the Company signed a definitive agreement and plan of merger with Hancock Holding Company ("Hancock"). Under the terms of the agreement, each shareholder will have the right to elect to receive either (1) $11.00 in cash for each share of the Company's Common Stock, or (2) .55 shares of Hancock Series A Preferred Stock for each share of the Company's Common Stock. Under a formula set forth in the agreement, in the aggregate no more than 49% or less than 30% of the Company's Common Stock may be exchanged for cash. The Series A Preferred Stock will pay cumulative annual dividends of $1.60 per share and will be convertible into Hancock common stock at $45.00 per share. Subject to certain conditions, including the approval of the Company's shareholders and regulatory authorities, the merger is anticipated to be consummated in the late second or early third quarter of 2001.

                           INFORMATION ABOUT HANCOCK

General

       As permitted by the rules of the SEC, financial and other information relating to Hancock that is not included in or delivered with this document, including information relating to Hancock's directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 68 and "INFORMATION INCORPORATED BY REFERENCE" on page 68.

       Hancock is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $3.0 billion at December 31, 2000. Hancock operates a total of 91 banking offices and 130 automated teller machines in the States of Mississippi and Louisiana through two wholly-owned bank subsidiaries: Hancock Bank, Gulfport, Mississippi ("Hancock Bank MS") and Hancock Bank of Louisiana, Baton Rouge, Louisiana ("HBLA").

       Both Hancock Bank MS and HBLA are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Hancock Bank MS and HBLA's operating strategy is to provide their customers with the financial sophistication and breadth of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

Market Information

       Hancock's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under "HancHd". The following table sets forth the high and low sale prices of Hancock's common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                     High              Low              Dividends
                                     Sale              Sale                Paid
                                   --------          --------           ---------
2001
             1st quarter           $43.4375            $35.25               $0.28

2000
             1st quarter           $  40.00            $30.88               $0.25
             2nd quarter              34.63             31.00                0.25
             3rd quarter              32.50             29.63                0.25
             4th quarter              39.63             29.00                0.50

1999
             1st quarter           $  48.00            $41.00               $0.25
             2nd quarter              47.00             42.00                0.25
             3rd quarter              45.00             37.75                0.25
             4th quarter              41.50             37.13                0.25

     There were 5,556 holders of record of common stock of Hancock at May 18, 2001 and 10,755,037shares issued.

     On May 18, 2001, the most recent practicable date prior to the printing of this document, the last sales price of Hancock common stock was 37.50 per share.

     These prices will fluctuate between now and the closing of the merger. No Hancock Series A Preferred Stock has been issued and no prediction can be made regarding the price it will trade after the merger. You should obtain current market quotations prior to making any decisions as to the merger.

                     DESCRIPTION OF HANCOCK CAPITAL STOCK

Authorized and Outstanding Stock

     Hancock is authorized to issue up to 75,000,000 shares of common stock, par value $3.33 per share and pursuant to the Merger Agreement has agreed to amend the Hancock Articles to authorize 50,000,000 shares of preferred stock, par value $20.00 per share. The amendment to the Hancock Articles will provide that the board of directors is authorized to issue the preferred stock in one or more series and, subject to certain restrictions by state and federal law, to fix the number and designation of shares, rates of dividends, redemption terms, conversion rights, liquidation amounts, voting rights and any other lawful rights, preferences and limitations of each such series.

Hancock Series A Preferred Stock

     Pursuant to the Merger Agreement, Hancock has agreed to designate up to 1,658,275 shares of preferred stock to be issued in the Merger as the 8% Cumulative Convertible Preferred Stock, Series A.

Dividends

     Dividends on the Hancock Series A Preferred Stock accrue at an annual rate of $1.60 per share. Dividends are cumulative and payable quarterly if, as and when declared by the Board of Directors from funds legally available therefor on the last day of each calendar quarter, commencing on the last day of the calendar quarter in which Lamar and Hancock merge.

     No dividends may be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Hancock stock ranking equal to the Hancock Series A Preferred Stock for any dividend period unless the same dividend shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend, upon all of the Hancock Series A Preferred Stock being issued in the Merger.

     Unless dividends accrued on all outstanding shares of each series of preferred stock for all past dividend periods have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount has become determinable) on all outstanding shares of such stock due on the respective following payment dates have been declared and a sum sufficient for payment set apart, then, (i) no dividend (other than a dividend payable solely in common stock) may be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Hancock stock ranking junior to the Hancock Series A Preferred Stock; (ii) no other distribution may be made on any shares of Hancock junior stock; (iii) no shares of Hancock junior stock may be purchased, redeemed or otherwise acquired for value by Hancock or any of its subsidiaries; and (iv) no monies may be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Hancock junior stock by Hancock or any of its subsidiaries.

Conversion to Common Stock

     Each share of preferred stock will be convertible, at the option of the holder, at any time, into shares of Hancock common stock. The number of shares of Hancock common stock into which each share of preferred stock will be convertible shall be equal to the number arrived at by dividing $20, without any payment or adjustment for dividends accrued, by the conversion price per share of the common stock. The conversion price shall initially be $45 per share, which means that each share of preferred stock initially will be convertible into .4444 shares of

Hancock common stock. If any fractional interest in a share of Hancock common stock would be deliverable upon conversion, the number of shares of common stock deliverable will be rounded up to the nearest full share.

     The conversion rate is subject to adjustment in certain events, including the issuance of Hancock capital stock as a stock dividend; combinations and subdivisions of the common stock; the issuance after the date hereof securities convertible into or exchangeable for common stock or warrants, rights or options to acquire common stock (except pursuant to employee benefit plans) at less than the then current market price of the common stock; and certain distributions of debt securities or assets (other than cash dividends) of Hancock. Upon conversion of any preferred stock, a payment shall be made for all dividends declared and unpaid on such shares up to the dividend date immediately preceding surrender of the shares for conversion. No payment or adjustment will be made for any dividends accrued but undeclared as of such date.

     In case of any consolidation or merger to which Hancock is a party but not the surviving corporation, or in case of any sale or conveyance to another corporation of the property of Hancock as an entirety or substantially as an entirety, each holder of shares of preferred stock will thereafter have the right to convert the shares into (and any successor corporation shall expressly assume the obligation to deliver) the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of common stock into which the preferred stock was convertible immediately prior to such consolidation, merger, sale or conveyance.

     The election to convert shares of preferred stock into common stock can be made by delivering written notice of election to convert to Hancock, accompanied by the certificates for any preferred stock being converted.

     If, for 20 consecutive trading days beginning on or after the end of the 30th calendar month following the Effective Date of the Merger of Hancock and Lamar and ending on or before the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, the last sale price of Hancock common stock as reported by Nasdaq or its successor exceeds $56.25, then effective on the last day in such 20 day period, Hancock shall have the option to require that each share of Hancock Series A Preferred Stock automatically convert into Hancock common stock. If Hancock shall elect to require automatic conversion, written notice must be given to the owners of the Hancock Series A Preferred Stock.

     Liquidation Preference. In the event of a liquidation, dissolution or winding-up of Hancock, the holders of the Hancock Series A Preferred Stock will be entitled to receive, before any distribution or payment is made upon any shares of stock of Hancock ranking junior to the preferred stock, $20 per share in cash, together with an amount in cash equal to all accrued and unpaid dividends thereon on the date of distribution or payment. If, upon any liquidation, dissolution or winding-up, the assets of Hancock distributable among the holders of the Hancock Series A Preferred Stock and any other stock ranking equal to the Hancock Series A Preferred Stock in respect of the liquidation, are insufficient to permit payment in full to such holders of the amounts to which they are respectively entitled, the assets will then be distributed among such holders on a pro rata basis.

     A voluntary sale, lease, exchange or transfer of all or any part of Hancock property or assets, the consolidation or merger of Hancock into or with one or more corporations, or a redemption of Hancock capital stock shall not, without further corporate action, be deemed a liquidation, dissolution or winding-up of Hancock.

     Redemption. If, (i) for 20 consecutive trading days beginning on or after the end of the 30th calendar month following the Effective Date of the Merger of Hancock and Lamar and ending on or before the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, the last sale price of Hancock common stock as reported by Nasdaq or its successor exceeds $56.25, or
(ii) at any time after the end of the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, then Hancock shall have the option to redeem all or any portion of the Hancock Series A Preferred Stock.

     If less than all of the outstanding shares of Hancock Series A Preferred Stock are to be redeemed, not more than 60 days prior to the date fixed for such redemptions, Hancock shall select those shares of Hancock Series A Preferred Stock to be redeemed on a pro rata basis, by lot or in such other equitable manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the preferred stock.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Hancock Series A Preferred Stock to be redeemed at the address shown on Hancock books. On and after the earlier of the date that the redemption price is paid or the date that such price is deposited in trust for the benefit of the holders of the shares to be redeemed, all rights of the holders of such preferred stock shall terminate except the right to convert or to receive the redemption price. The right of conversion with respect to such shares shall cease and terminate at the close of business five days prior to the date fixed for such redemption.

     Hancock shall be obligated to redeem all of the outstanding shares of Hancock Series A Preferred Stock at the redemption price of $20 per share plus accrued dividends 30 years from the date of issuance thereof.

     Hancock shall have the option to redeem all or any portion of the outstanding shares of Hancock Series A Preferred Stock at the redemption price of $20 per share plus accrued dividends if there is a change in the Federal Reserve capital adequacy guidelines that result in the Hancock Series A Preferred Stock not qualifying as Tier 1 capital.

     Voting Rights. In addition to any voting rights afforded by the MBCA, the holders of Hancock Series A Preferred Stock shall be entitled to receive notice of, to participate in, and to vote on any matter presented to the holders of Hancock common stock at any meeting of the holders of Hancock common stock. Each holder of Hancock Series A Preferred Stock shall have a number of votes equal to the number of shares of Hancock common stock into which the shares of Hancock Series A Preferred Stock held by such holder could be converted at the then current conversion price.

Hancock Common Stock

     Holders of Hancock common stock are entitled to one vote for each share held of record on all matters voted on by shareholders. Hancock stockholders do not have cumulative voting rights in the election of directors. Subject to the prior rights of the holders of Hancock Series A Preferred Stock and any class or series of stock of Hancock ranking on a parity with the Hancock Series A Preferred Stock in respect of payment of dividends, holders of Hancock common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding-up of the affairs of Hancock, holders of common stock are entitled to receive pro rata all of the assets of Hancock available for distribution to shareholders after payment of the liquidation preference of any preferred stock and any class or series of stock of Hancock ranking on a parity with the preferred stock in respect of liquidation outstanding at the time. Holders of common stock have no subscription, redemption, sinking fund, conversion or preemptive rights. The outstanding shares of common stock are fully paid and nonassessable.

Change of Control

     Certain provisions of the Hancock Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of Hancock which may (or may not) be in the best interest of the majority of the shareholders.

Supermajority Vote

     The Hancock Articles of Incorporation ("Hancock Articles") contain provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving Hancock and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting to approve a merger, consolidation or dissolution of Hancock or a disposition of all or substantially all of its assets. Hancock's Articles raise the required affirmative vote to 80% of the total number of votes entitled to be cast to approve these and other significant transactions ("business combinations") if a "Substantial Shareholder" (as defined) is a party to the transaction or its percentage equity interest in Hancock will be increased by the transaction. Two-thirds of the whole Board of Directors ("Hancock Board") may, in all such cases, determine not to require such 80% vote, but only if a majority of the directors making such determination are "Continuing Directors" (as defined). Such determination may only be made before the Substantial Shareholder in question achieves such status.

     A "Substantial Shareholder" generally is defined as the "beneficial owner" of more than 10% of the outstanding shares of stock of Hancock entitled to vote in the election of directors. "Beneficial ownership" generally is defined in accordance with Rule 13d-3 under the Exchange Act, and a Substantial Shareholder is also deemed to beneficially own shares owned, directly or indirectly, by an "affiliate" or "associate" of the Substantial Shareholder, as well as (i) shares which it or any such "affiliate" or "associate" has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities held by the Substantial

Shareholder and (iii) shares beneficially owned by any other person with whom the Substantial Shareholder or any of his "affiliates" or "associates" acts as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Hancock.

     A "business combination" includes, but is not limited to, a merger or consolidation involving Hancock or any of its subsidiaries and a Substantial Shareholder; a sale, lease or other disposition of a "substantial part" of the assets of Hancock or any of its subsidiaries (i.e., assets constituting in excess of 10% of the book value of the total consolidated assets of Hancock) to a Substantial Shareholder; an issuance of equity securities of Hancock or any of its subsidiaries to a Substantial Shareholder for consideration aggregating $5 million or more; a liquidation or dissolution of Hancock; and a reclassification or recapitalization of securities of Hancock or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Shareholder in any class of equity securities of Hancock or such subsidiary.

     The foregoing provisions may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Shareholder).

     The supermajority voting provisions may have the effect of discouraging any takeover or change in control of Hancock. If the holders of a majority of Hancock's outstanding common stock desire a takeover or change in control, and if such takeover or change in control is opposed by Hancock management, the above provisions could be used to thwart the desires of such majority.

Directors

     The Hancock Articles provide that: (i) the number of Hancock directors shall be fixed from time to time by Bylaw adopted by a majority of the Hancock Board (but in not event less than nine); (ii) vacancies on the Hancock Board may be filled only by the remaining directors; (iii) directors may be removed only for cause; (iv) a majority of the number of directors that constitutes the whole Hancock Board constitutes a quorum for the transaction of business; (v) if a quorum is present when a vote is taken, then except as provided otherwise in the Hancock Articles, the affirmative vote of a majority of the directors present will be the act of the Hancock Board; (vi) regular meetings of the Hancock Board may be held without notice; and (vii) special meetings of the Hancock Board may be preceded by at least two days notice. Under the MBCA, the shareholders must approve any proposal by the Hancock Board to increase or decrease by more than 30% the number of directors last approved by the shareholders. These provisions may not be amended or repealed without the approval of the holders of two-thirds of the outstanding Hancock stock.

     The Hancock Board may consist of not less than nine persons, as set from time to time by the Hancock Board, and currently consists of nine members. The Hancock Board is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year.

     These provisions may have the effect of making it more difficult for shareholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of Hancock which may (or may not) be in the best interest of the majority of the shareholders.

Shareholder Stock Purchase Rights

     On February 21, 1997 the Hancock Board declared a dividend of one common stock purchase right (a "Right") for each outstanding share of Hancock's common stock. In addition, all shares of Hancock common stock issued since this date have been or will be accompanied by a Right. The Hancock Preferred Stock to be issued in connection with the merger will not be accompanied by a Right unless the preferred stock is converted into Hancock common stock. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from Hancock one share of stock.

     The Rights are not currently exercisable, but will become exercisable at an exercise price of 50% of the current market price of the Hancock stock upon the public announcement that a person or group of persons has acquired 10% or more of the outstanding Hancock stock (the "Stock Acquisition Date"), or upon the announcement or commencement of a tender or exchange offer, without the prior approval of Hancock's Board if at any time following the Stock Acquisition Date (i) Hancock is acquired in a merger of other business combination and Hancock is not the surviving corporation, (ii) any person or group effects a share exchange or merger with Hancock and all or part of Hancock's stock is converted or exchanged for securities, cash or property of any other person or group, (iii) 50% or more of Hancock's assets or earning power is sold or transferred, then, in each such case, each holder of a Right shall have the right to receive, upon exercise, that number of shares of common stock of the acquiring person purchasable for the purchase price at a price of 50% of the current market value of such shares. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Hancock to treat each shareholder on a fair and equal basis.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Hancock on terms not approved by Hancock's Board. The Rights should not interfere with any merger of other business combination approved by the Hancock Board prior to the time that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Hancock stock, or has been determined to be an adverse person, because until such time the Rights may be redeemed by Hancock at $0.01 per Right.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     If the Merger Agreement is consummated, shareholders of Lamar, other than those exercising dissenter's rights, will become shareholders of Hancock, and their rights as shareholders will be governed by the Hancock Articles and Bylaws, rather than the Articles of Incorporation ("Lamar Articles") and Bylaws of Lamar. The rights of Hancock's shareholders are governed by the Hancock Articles and Bylaws and the laws of Mississippi. The rights of Lamar's shareholders are governed by the Lamar Articles and Bylaws and the laws of Mississippi, including the MBCA. The following is a brief summary of the principal differences between the rights of shareholders of Hancock and the shareholders of Lamar. This summary is qualified in its entirety by reference to the Hancock Articles and Bylaws, the Lamar Articles and Bylaws, and the MBCA.

Authorized Capital

     Lamar has 50,000,000 shares of authorized common stock. Hancock has 75,000,000 shares of authorized common stock and pursuant to the Merger Agreement and as a condition of the merger, Hancock has agreed to authorize 50,000,000 shares of preferred stock.

Board of Directors

     The Lamar Board of Directors is composed of not less than 3 and not more than 25 persons, the exact number to be established by the shareholders at each annual meeting of the Lamar shareholders. The Lamar Board of Directors currently consists of 7 members. Directors are elected for one year terms of office each year or until their successors are chosen and qualified.

     The Hancock Board of Directors may consist of not less than nine persons, as set from time to time by the Hancock Board, and currently consists of nine members. The Hancock Board is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year.

Removal of Directors

     Under the MBCA, at any meeting of shareholders called expressly for that purpose any director or the entire Lamar Board may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in the election of directors. A director of Lamar may only be removed from office if the votes cast for removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors. The entire Lamar Board of Directors may only be removed, with or without cause, at a meeting called expressly for that purpose, by a vote of the holders of 80% of the shares then entitled to vote at an election of directors.

     A director of Hancock may be removed from office only for cause, by the affirmative vote of a majority of directors present.

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

Amendment of the Articles of Incorporation

     The Hancock Articles and the Lamar Articles both may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast at a shareholders meeting unless the amendment would amend provisions relating to certain changes in control, in which case 80% or more of the votes entitled to be cast is required, or unless the amendment would amend the Articles relating to size, composition and removal of the Board, in which case the approval of the holders of not less than two-thirds of the outstanding stock is required.

Meetings of Shareholders

     Under Lamar's Bylaws, a special meeting of the shareholders may be called, for any purpose or purposes, unless otherwise prescribed by statute, by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. A request for a special meeting must state the purpose of the meeting, and business transacted at a special meeting of the shareholders shall be confined to the purpose(s) stated in the notice.

     Under Hancock's Bylaws, a special meeting of the shareholders may be called, for any purpose or purposes, unless otherwise prescribed by statute, by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. A request for a special meeting must be signed and dated by the shareholder(s) requesting the special meeting and must state the purpose of the meeting, and be delivered to the corporation's Secretary. Business transacted at a special meeting of the shareholders is confined to the purpose(s) stated in the notice.

Reports to Shareholders

     Both the Hancock and Lamar stock is registered under the Exchange Act, and, therefore, both Hancock and Lamar are required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. Hancock and Lamar also provide reports to their shareholders on an interim basis containing unaudited financial information.

Dividends

     The sources of funds for payments of dividends by Lamar and Hancock are their subsidiaries. Because the primary subsidiaries of Lamar and Hancock are financial institutions, payments made by such subsidiaries of Lamar and Hancock to their shareholders are limited by law and regulations of the bank regulatory authorities.

     The MBCA provides that a board of directors may declare dividends in cash, property or shares out of surplus (except earned surplus reserved by the board) except: (1) when the corporation is insolvent or would thereby become insolvent, or (2) when such would be contrary to restrictions in the corporation's Articles of Incorporation. If no surplus is available, dividends may be paid out of net profits for current or preceding fiscal years, under certain restrictions. The MBCA provides that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

Redemption and Retirement of Shares

     Under Mississippi law, a corporation is permitted to purchase or redeem shares of its own stock except where upon doing so, the corporation would not be able to pay its debts as they become due in the usual course of business. This prohibition also applies to where the corporation's total assets would be less than the sum of the corporation's total liabilities, plus, unless the articles permit otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are purchased or redeemed, if the corporation were to be dissolved at the time of such purchase or redemption. Mississippi law permits a Board of Directors to base its determination as to whether such purchase or redemption is prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable under the circumstances. Both Lamar and Hancock are Mississippi corporations and are governed by these provisions.

Shareholders Inspection Rights

     Under the MBCA, any shareholder may inspect the shareholders' list if the demand is made in good faith and for a proper purpose. Such shareholder must describe his purpose and establish that the list is directly connected to his purpose. Moreover, the shareholders' list must be available for inspection by any shareholder beginning two days after notice of a shareholder's meeting is given and continuing until the meeting takes place. Both Lamar and Hancock are Mississippi corporations and subject to these provisions of the MBCA.

Limitation of Liability of Directors

     Both the Lamar Articles and the Hancock Articles provide that a director shall not be liable to the company or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the company or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33
(1972), as amended; or (iv) an intentional violation of criminal law.

Indemnification

     Both the Hancock Articles and the Lamar Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA. Both the Hancock Articles and the Lamar Articles provide for indemnification of any person who was or is a party to, or is threatened to be made a party to, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the MBCA and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the MBCA, or would be disqualified for indemnification under the Act for any reason, if a determination is made by (i) the corporation's Board or a committee duly designated by it, consisting of two or more directors not at the time parties to the Proceeding, (ii) by special legal counsel, (iii) by the shareholders or (iv) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. Both the Hancock Articles and the Lamar Articles provide that a person may not be indemnified for: (i) an intentional infliction of harm on the company or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, nor may it indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). Both the Hancock Articles and the Lamar Articles further provide that a person shall be indemnified in connection with a Proceeding by or in the right of the corporation for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3).

     Pursuant to the Hancock Articles and the Lamar Articles, both Hancock and Lamar, upon request, are required to pay or reimburse any indemnified person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated, Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the corporation without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the determining bodies that the facts then known to those making the determination would not preclude indemnification under the corporation's Articles.

     Under the MBCA, a corporation may pay, prior to final disposition, the expenses (including attorneys' fees) incurred by a director or officer in defending a proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Hancock pursuant to the foregoing provisions, Hancock has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Supermajority Voting Requirements; Business Combinations

     Both Hancock's Articles and Lamar's Articles contain substantially similar provisions requiring a two-thirds or 80% vote to approve certain business combinations or other significant corporate transactions involving the corporation and a substantial shareholder.

Dissenters' Appraisal Rights

     Both Hancock and Lamar are governed by the provisions of the MBCA regarding appraisal rights to shareholders. See "THE MERGER - Dissenters' Appraisal Rights" on page 24.

Shareholder Rights Plan

     Both Hancock and Lamar have adopted substantially similar Shareholder Rights Plans pursuant to which rights attached to each share of Hancock and Lamar common stock held by a registered holder and which entitle the registered holder, subject to the terms of the rights agreement, to purchase from the corporation one share of common stock in the event of a change in control.

                                  LEGAL MATTERS

     Allen Vaughn Cobb & Hood, counsel to Hancock, will issue an opinion regarding the validity of the Hancock preferred stock issued in the Merger.

     Watkins Ludlam Winter & Stennis, P.A. has acted as counsel to Lamar in connection with the Merger and will issue an opinion regarding certain federal income tax consequences of the Merger.


                                     EXPERTS

     The consolidated financial statements of Hancock Holding Company at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus/proxy statement by reference from Hancock Holding Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited Lamar's consolidated financial statements included in this Proxy Statement-Prospectus at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as set forth in their report appearing elsewhere herein. Lamar's consolidated financial statements are included elsewhere herein in reliance on their report, given on Ernst & Young LLP's authority as experts in accounting and auditing.

                                  OTHER MATTERS

     At the time of the preparation of this Proxy Statement-Prospectus, Lamar has not been informed of any matters to be presented by or on behalf of Lamar or its management for action at the meeting other than those listed in the Notice of Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment. Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Lamar Board of Directors and return it at once in the enclosed envelope.

                              SHAREHOLDER PROPOSALS

     Because Lamar and Hancock anticipate that the Merger will be completed late in the second quarter or early in the third quarter of 2001, Lamar does not intend to hold a 2001 annual meeting of Lamar shareholders. In the event the Merger is not completed and such a meeting is held, to be eligible for inclusion in Lamar' proxy statement related to such a meeting, shareholder proposals must be received by Lamar within a reasonable time after Lamar publicly announces the date of the meeting and within a reasonable time before Lamar mails its proxy statement to shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION

     Hancock has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Lamar shareholders of the shares of Hancock Series A Preferred Stock to be issued in connection with the Merger (the "Registration Statement"). The Registration Statement including the attached exhibits and schedules, contain additional relevant information about Hancock and the Hancock Series A Preferred Stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this Proxy Statement-Prospectus.

     In addition, Hancock and Lamar file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room    New York Regional Office   Chicago Regional Office
     450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
     Room 1024                Suite 1300                 Suite 1400
     Washington, D.C. 20549   New York, New York 10048   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about companies, like Hancock, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can view and download a copy of the Registration Statement (including exhibits) at this web site.

     You can also inspect reports, proxy statements and other information about Hancock and Lamar at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows Hancock and Lamar to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that Hancock and Lamar can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Hancock and Lamar have previously filed with the SEC. They contain important information about Hancock and Lamar and their financial condition.

Hancock SEC Filings
-------------------

(1) Hancock's Annual Report on Form 10-K for the fiscal year ended December 31, 2000

(2) The description of capital stock contained in Hancock's Registration Statement on Form 8-K12G3 filed on December 31, 1984, and Form 8-K filed on May 2, 2001.

Lamar SEC Filings
-----------------

(1)  Lamar's Annual Report on Form 10-K for the fiscal year ended December 31,
     2000

     Hancock and Lamar incorporate by reference additional documents that they may have filed with the SEC between the date of this Proxy Statement-Prospectus and the date of the meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Hancock has supplied all information contained or incorporated by reference in the Proxy Statement-Prospectus relating to Hancock, as well as all pro forma financial information, and Lamar has supplied all such information relating to Lamar.

     You can obtain any of the documents incorporated by reference in this document through Hancock, Lamar or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

     Hancock:                        Lamar:
     -------                         -----
     George A. Schloegel,            Robert W. Roseberry, Chairman and
     Chief Executive Officer         Chief Executive Officer
     Hancock Holding Company         Lamar Capital Corporation
     Post Office Box 4019            401 Shelby Speights Drive
     Gulfport, MS 39502-4019         Purvis, MS 39475
     (228) 868-4706                  (601) 794-1145

     If you would like to request documents from Hancock or Lamar, please do so by June 21, 2001 to receive them before the Lamar shareholder's meeting. If you request any incorporated documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     You should rely only on the information contained in or incorporated by reference in this Proxy Statement-Prospectus in considering how to vote your shares at the meeting. Neither Hancock nor Lamar has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement-Prospectus is dated May 29, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of the Proxy Statement-Prospectus nor the issuance of Hancock Series A Preferred Stock in the Merger shall create any implication to the contrary.

                                   APPENDIX A

                FAIRNESS OPINION OF MORGAN KEEGAN & COMPANY, INC.

                                  May 21, 2001

Board of Directors
Lamar Capital Corporation
401 Shelby Speights Drive
Purvis, MS  39475

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Lamar Capital Corporation (the "Company") of the consideration offered in connection with its proposed merger with Hancock Holding Company ("Hancock") (the "Transaction") pursuant to and in accordance with the terms of the Agreement and Plan of Merger (the "Agreement") entered into by and between Hancock and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

You have advised us that, pursuant to the Agreement, the Company will merge with and into Hancock (the "Merger") and that the Company's banking subsidiary will become a wholly owned bank subsidiary of Hancock. Each share of the Company's Common Stock (excluding shares held by Company shareholders who have perfected their dissenters' rights of appraisal) issued and outstanding at the Effective Date shall be converted into either $11.00 in cash or 1.1 shares of Series A Preferred Stock with a yield of 8.0% and convertible into Hancock Common Stock at $45.00 per share, subject to no less than 30.0% and no more than 49.0% of the total consideration being in cash. The Series A Preferred Stock will have a par value of $10.00 per share and carry voting rights on the same basis as Hancock Common Stock.

Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company to serve as its financial advisor. Morgan Keegan will receive a fee for serving as financial advisor and for rendering this opinion. In addition, the Company has agreed to indemnify Morgan Keegan for certain potential liabilities arising out of the rendering of this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and Hancock concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and Hancock; (4) reviewed internal financial analyses, financial and operating forecasts, to the extent publicly available, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and Hancock and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and Hancock to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Hancock contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and Hancock as to the reasonableness and achievabililty of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and Hancock and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and Hancock. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Hancock nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of Hancock Common Stock or Series A Preferred Stock will trade following the date hereof, or the price or trading range at which Hancock Common Stock or Series A Preferred Stock will trade upon completion of the Transaction.

Morgan Keegan has previously provided investment banking and fixed income services to the Company. In the ordinary course of our business, we serve as a market maker for Hancock Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in Hancock Common Stock.

It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration offered is fair, from a financial point of view, to the Company's shareholders.

                                                   Yours very truly,


                                                   MORGAN KEEGAN & COMPANY, INC.

                                  APPENDIX B

                               ARTICLE 13 OF THE
                     MISSISSIPPI BUSINESS CORPORATION ACT


(S) 79-4-13.01. Definitions

     In this article:

     (1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of Section 79-4-13.02(b)(4), a person is deemed to be an affiliate of its senior executives.

     (2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

     (3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in Sections 79-4-13.22 through 79-4-13.31, includes the surviving entity in a merger.

     (4) "Fair value" means the value of the corporation's shares determined:
               (i) Immediately before the effectuation of the corporate action to which the shareholder objects;
               (ii) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
               (iii) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to Section 79-4-13.02(a)(5).

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgements in this state on the effective date of the corporate action.

     (6) "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

     (8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

     (9) "Shareholder" means both a record shareholder and a beneficial shareholder.

(S) 79-4-13.02. Appraisal rights availability

     (a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

     (1) Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.04 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by
Section 79-4-11.05;

     (2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

     (3) Consummation of a disposition of assets pursuant to Section 79-4-12.02 if the shareholder is entitled to vote on the disposition;

     (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

     (5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

     (b) Notwithstanding subsection (a), the availability of appraisal rights under subsections (a)(1), (2), (3) and (4) shall be limited in accordance with the following provisions:

     (1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

          (i) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
          (ii) Not so listed or designated, but has at least Two Thousand (2,000) shareholders and the outstanding shares of such class or series has a market value of at least Twenty Million Dollars ($20,000,000.00) (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares).

     (2) The applicability of subsection (b)(1) shall be determined as of:

          (i) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
          (ii) The day before the effective date of such corporate action if there is no meeting of shareholders.

     (3) Subsection (b)(1) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection (b)(1) at the time the corporate action becomes effective.

     (4) Subsection (b)(1) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares where:

          (i) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

               (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one (1) year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

               (B) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

          (ii) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

               (A) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or
               (B) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in
               Section 79-4-8.62; or
               (C) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one (1) of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

     (5) For the purposes of paragraph (4) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two (2) or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

     (c) Notwithstanding any other provision of Section 79-4-13.02, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or to other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one (1) year of that date if such action would otherwise afford appraisal rights.

     (d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

     (1) Was not effectuated in accordance with the applicable provisions of articles 10, 11 or 12 or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

     (2) Was procured as a result of fraud or material misrepresentation.

(S) 79-4-13.03. Partial assertion of appraisal rights; beneficial shareholders

     (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

     (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

     (1) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in Section 79-4-13.22(b)(2)(ii); and

     (2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

(S) 79-4-13.20. Notice to shareholders of rights

     (a) If proposed corporate action described in Section 79-4-13.02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

     (b) In a merger pursuant to Section 79-4-11.05, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in Section 79-4-13.22.

(S) 79-4-13.21. Eligibility for payment

     (a) If proposed corporate action requiring appraisal rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

     (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

     (2) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment under this article.

(S) 79-4-13.22. Appraisal notice and form

     (a) If proposed corporate action requiring appraisal rights under Section 79-4-13.02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subsection (b)(1) to all shareholders who satisfied the requirements of Section 79-4-13.21. In the case of a merger under
Section 79-4-11.05, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

     (b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten (10) days after such date and must:

     (1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (ii) that the shareholder did not vote for the transaction;

     (2) State:
          (i) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier that the date for receiving the required form under subsection (2)(ii);
          (ii) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more that sixty (60) days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
          (iii) The corporation's estimate of the fair value of the shares;
          (iv) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subsection (2)(ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
          (v) The date by which the notice to withdraw under Section 79-4-13.23 must be received, which date must be within twenty (20) days after the date specified in subsection (2)(ii); and

     (3) Be accompanied by a copy of this article.

(S) 79-4-13.23. Certification, withdrawal and certificated share deposits

     (a) A shareholder who receives notice pursuant to Section 79-4-13.22 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to Section 79-4-13.22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under Section 79-4-13.25. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to Section 7 9-4-13.22(b)(2)(ii). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b).

     (b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to Section 79-4-13.22(b)(2)(v). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

     (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in Section 79-4-13.22(b), shall not be entitled to payment under this article.

(S) 79-4-13.24. Payment of fair value and required statements

     (a) Except as provided in Section 79-4-13.25, within thirty (30) days after the form required by Section 79-4-13.22(b)(2)(ii) is due, the corporation shall pay in cash to those shareholders who complied with Section 79-4-13.23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

     (b) The payment to each shareholder pursuant to subsection (a) must be accompanied by:

     (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to Section 79-4-13.22(b)(2)(iii); and

     (3) A statement that shareholders described in subsection (a) have the right to demand further payment under Section 79-4-13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

(S) 79-4-13.25. Withholding payment for certification deficiencies; notice; payments

     (a) A corporation may elect to withhold payment required by Section 79-4-
13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to Section 79-4-13.22(b)(1).

     (b) If the corporation elected to withhold payment under subsection (a), it must, within thirty (30) days after the form required by Section 79-4-13.22(b)(2)(ii) is due, notify all shareholders who are described in subsection
(a):

     (1) Of the information required by Section 79-4-13.24(b)(1),

     (2) Of the corporation's estimate of fair value pursuant to Section 79-4-13.24(b)(2);

     (3) That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under
Section 79-4-13.26;

     (4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within thirty
(30) days after receiving the offer, and

     (5) That those shareholders who do not satisfy the requirements for demanding appraisal under Section 79-4-13.26 shall be deemed to have accepted the corporation's offer.

     (c) Within ten (10) days after receiving the shareholder's acceptance pursuant to subsection (b), the corporation must pay in cash the amount it offered under subsection (b)(2) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

     (d) Within forty (40) days after sending the notice described in subsection
(b), the corporation must pay in cash the amount it offered to pay under subsection (b)(2) to each shareholder described in subsection (b)(5).

(S) 79-4-13.26. Shareholder notice of dissatisfaction;  waiver

     (a) A shareholder paid pursuant to Section 79-4-13.24 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under Section 79-4-13.24). A shareholder offered payment under Section 79-4-13.25 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

     (b) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within thirty (30) days after receiving the corporation's payment or offer of payment under Section 79-4-13.24 or Section 79-4-13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

(S) 79-4-13.27. Withholding payment, shares acquired afterwards

     (a) A corporation may elect to withhold payment required by Section 79-4-
13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

(S) 79-4-13.28. Dissenter's remedies

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

(S) 79-4-13.30. Time; venue; parties; proceedings

     (a) If a shareholder makes demand for payment under Section 79-4-13.26 which remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to Section 79-4-13.26 plus interest.

     (b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or if none, its registered office) in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

     (c) The corporation shall make all shareholders (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

     (e) Each shareholder made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under Section 79-4-13.25.

(S) 79-4-13.31. Costs, fees and expenses

     (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

     (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20, 79-4-13.22, 79-4-13.24 or 79-4-13.25; or

     (2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

     (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

     (d) To the extent the corporation fails to make a required payment pursuant to Section 79-4-13.24, 79-4-13.25 or 79-4-13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

                                  APPENDIX C

                         AGREEMENT AND PLAN OF MERGER


                                BY AND BETWEEN


                            HANCOCK HOLDING COMPANY


                                      AND


                           LAMAR CAPITAL CORPORATION

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 21/st/ day of February, 2001, is made by and between LAMAR CAPITAL CORPORATION, Purvis, Mississippi, a Mississippi corporation ("Lamar"), and HANCOCK HOLDING COMPANY, Gulfport, Mississippi, a Mississippi corporation ("Hancock").

     In consideration of their mutual promises and obligations, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     Certain Defined Terms. As used in this Agreement, the following terms shall
     ---------------------
have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     1.1  "Agreement" shall mean this Agreement and Plan of Merger by and
           ---------
between Lamar and Hancock and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

     1.2  "Business Day" shall mean a day on which Hancock's subsidiary, Hancock
           ------------
Bank, is open for business and which is not a Saturday, Sunday or legal bank holiday.

     1.3  "Closing" means the closing of the transactions contemplated herein,
           -------
which will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, and the date Lamar shareholders approve the Agreement, or such earlier or later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

     1.4  "Effective Date" means the date on which Articles of Merger with
           --------------
respect to the Company shall be filed with the Secretary of State of the State of Mississippi pursuant to and in accordance with the provisions of Article 11 of the Mississippi Business Corporation Act (the "MBCA").

     1.5  "FDIC" means that agency of the United States of America known as the
           ----
Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

     1.6  "FRB" means that agency of the United States of America which acts in
           ---
the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

     1.7  "Hancock" means Hancock Holding Company, a corporation duly chartered,
           -------
organized and existing under and pursuant to the laws of the State of Mississippi, which maintains its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.8  "Hancock Bank" means Hancock Bank, a Mississippi banking corporation,
           ------------
duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business at One Hancock Plaza in Gulfport, Harrison County, Mississippi.

     1.9  "Lamar" means Lamar Capital Corporation, a corporation duly chartered
           -----
on August 4, 1986, organized, and existing under and pursuant to the laws of the State of Mississippi, which maintains its principal place of business at 401 Shelby Speights Drive, Purvis, Lamar County, Mississippi and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.10 "Lamar Bank" means Lamar Bank, a Mississippi banking corporation duly
           ----------
chartered on February 23, 1904 organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business and registered address at 401 Shelby Speights Drive, Purvis, Lamar County, Mississippi 39475.

     1.11 "Party" shall mean Hancock or Lamar and "Parties" shall mean Hancock
           -----
and Lamar.

     1.12  "Person" shall mean any individual, corporation, partnership, joint
            ------
venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     1.13 "SEC" means that agency of the United States of America known as the
           ---
Securities and Exchange Commission.

     1.14 "Series A Preferred Stock" means a share of the 8% Convertible
           ------------------------
Preferred Stock, Series A of Hancock, par value $20.00 per share, which shall have the rights and preferences set forth in the form of articles of amendment to the articles of incorporation of Hancock that are set forth in Exhibit C hereto.

                                   ARTICLE 2
                        THE MERGER AND RELATED MATTERS
                        ------------------------------

     2.1  Merger. On the Effective Date, Lamar shall be merged with and into
          ------
Hancock under the Articles of Incorporation of Hancock, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in,
Article 11 of the MBCA (the "Merger") and the Merger Agreement in substantially the form of Exhibit A hereto (the "Merger Agreement").

     2.2  Effect of Merger. Upon consummation of the Merger, the separate
          ----------------
corporate existence of Lamar shall cease and Hancock shall continue as the surviving corporation. The name of Hancock, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Lamar, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Lamar prior to the Merger, and Hancock shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Lamar shall remain unimpaired, and Hancock, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

                                   ARTICLE 3
                              CONVERSION OF STOCK
                              -------------------

     3.1  Conversion of Lamar Stock. (a) At the Effective Date, by virtue of the
          -------------------------
Merger and without any action on the part of the holders thereof, each share of common stock, par value $.50 per share, of Lamar ("Lamar Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and (other than dissenting shares) shall be converted into and exchanged either for $11.00 in cash or .55 shares of Series A Preferred Stock and cash for fractional shares. Each holder of shares of Lamar Common Stock shall thereafter cease to have any rights with respect to such Lamar Common Stock, except the right to receive the consideration described in Sections 3.1 and 3.3 upon the surrender of such certificate in accordance with Section 3.2. The form of consideration into which each individual shareholder's shares of Lamar Common Stock will be converted will be determined in the manner described in Sections 3.1(b) and 3.1(c).

     (b) By written notice to Hancock in the manner described below, each Lamar shareholder may elect the form of consideration (shares of Series A Preferred Stock or cash) into which his or her shares of Lamar Common Stock will be converted on the Effective Date; provided that despite such elections, shareholders of Lamar may be required to receive a different amount of cash or shares of Series A Preferred Stock in the event of a proration pursuant to
Section 3.1(c). At the time the Proxy Statement is mailed to Lamar's shareholders, Lamar will mail written instructions to each of its shareholders for making the election, together with a form (a "Notice of Election") which each shareholder shall be required to use to make such election. The shareholder's election must be made by the date of the shareholder's meeting (the "Election Date"). The instructions and Notice of Election distributed to Lamar's shareholders shall be provided by and in a form satisfactory to Hancock and Lamar.

     In order to make an effective election, a shareholder must deliver to Lamar a properly completed Notice of Election on or before the close of its business on the Election Date in accordance with Hancock's instructions. Each shareholder may elect any combination of cash and Series A Preferred Stock. Any shareholder who does not make an election or whose Notice of Election is not timely received by Hancock or otherwise is not made in accordance with Hancock's instructions will be deemed to have elected that each share of the shareholder's Lamar Common Stock be converted into the right to receive $11.00 in cash.

     (c) Notwithstanding anything contained herein to the contrary, in no event shall cash be paid (whether pursuant to shareholders' elections to receive cash, proration, exercise of dissenters' rights, or in payment for fractional shares) for more than 49% or less than 30% of the total outstanding shares of Lamar Common Stock.

          (i) If the aggregate number of shares of Lamar Common Stock held by the Lamar shareholders who dissent and by Lamar shareholders who effectively elect (and who are deemed to have elected) as provided above to receive cash is more than 49% of the total outstanding shares of Lamar Common Stock then, in the case of each shareholder who has effectively elected to receive cash for any or all of his or her shares of Lamar Common Stock, Hancock will reduce (by the same percentage for each such shareholder and by rounding to the nearest full share) the number of shares of Lamar Common Stock held by such shareholders for which cash will be paid, such that the aggregate number of shares of Lamar Common Stock for which cash will be paid is as nearly equal as possible to 49% of the total outstanding shares of Lamar Common Stock and each share held by each such shareholder for which cash will not be paid will be converted into .55 shares of Series A Preferred Stock.

          (ii) If the aggregate number of shares of Lamar Common Stock held by the Lamar shareholders who dissent and by Lamar shareholders who effectively elect (and who are deemed to have elected) as provided above to receive cash is less than 30% of the total outstanding shares of Lamar Common Stock, then, in the case of each shareholder who effectively has elected to receive Series A Preferred Stock for any or all of his or her shares of Lamar Common Stock, Hancock will reduce (by the same percentage for each such shareholder and by rounding to the nearest full share) the number of shares of Lamar Common Stock that will be converted into Series A Preferred Stock, such that the aggregate number of shares of Lamar Common Stock for which cash will be paid is as nearly equal as possible to 30% of the total outstanding shares of Lamar Common Stock and each share held by each such shareholder which will not be converted into Series A Preferred Stock will be converted into $11.00 in cash.

          (iii) A shareholder who beneficially owns Lamar Common Stock in more than one account or capacity may direct how cash and shares of Series A Preferred Stock will be allocated among such accounts.

     3.2  Exchange and Payment Procedures. Following the Effective Date,
          -------------------------------
certificates representing shares of Lamar Common Stock outstanding on the Effective Date (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the form of consideration into which each individual shareholder's shares of Lamar Common Stock have been converted as determined by and based on the shareholder's election in the manner described in Sections 3.1(b) and 3.1(c).

     As promptly as practicable following the Effective Date, Hancock shall send or cause to be sent to each former shareholder of Lamar of record immediately prior to the Effective Date written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Old Certificates to Hancock Bank (the "Transfer Agent"). Upon the proper surrender and delivery to the Transfer Agent (in accordance with

Hancock's instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Lamar of his or her Old Certificate(s), and in exchange therefor, the Transfer Agent shall, (i) in the case of a shareholder whose Lamar Common Stock has been converted into Series A Preferred Stock, issue, register and deliver to the shareholder a certificate evidencing the number of shares of Series A Preferred Stock to which the shareholder is entitled and/or (ii) in the case of a shareholder whose Lamar Common Stock has been converted into the right to receive cash, issue and deliver to the shareholder a check in the amount of cash to which the shareholder is entitled.

     Following the Effective Date there shall be no further transfers of Lamar Common Stock on the stock transfer books of Lamar or the registration of any transfer of an Old Certificate by any holder thereof, and the surrender of each Old Certificate as provided herein must be made by or on behalf of its holder of record at the Effective Date.

     In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, and the posting of a bond in such amount as Hancock shall direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Transfer Agent will pay to the holder of such Old Certificate the consideration to which such shareholder is entitled to receive.

     3.3  No Fractional Shares. No certificates or scrip for fractional shares
          --------------------
of Series A Preferred Stock will be issued. In lieu thereof, Hancock will pay the value of such fractional shares in cash on the basis of $20.00 per share of Series A Preferred Stock.

     3.4  Dividends. No dividend or other distribution payable to the holders of
          ---------
record of Series A Preferred Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of Lamar Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 3.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).


                                   ARTICLE 4
                          ACCOUNTING AND TAX MATTERS
                          --------------------------

     4.1  Accounting Treatment. It is intended by the Parties hereto, that the
          --------------------
Merger will qualify for purchase accounting treatment under generally accepted accounting principles.

     4.2  Tax Consequences. It is the intention of the Parties hereto, that the
          ----------------
Merger shall constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of merger" for purposes of Section 368 of the Code.

     4.3  Accounting and Tax Representations.  Each Party hereto represents and
          ----------------------------------
warrants that the statements made with respect to it in the Statement of Representations attached hereto on Schedule 4.3 and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                   ARTICLE 5
                       LAMAR'S COVENANTS AND AGREEMENTS
                       --------------------------------

     5.1  Operation of Business. Between the date hereof and the Effective Date,
          ---------------------
or until the termination of this Agreement, Lamar covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, Lamar will cause Lamar Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of Hancock, Lamar will not, and Lamar will cause Lamar Bank not to:

          5.1.1 Amend or otherwise change its respective articles of incorporation or bylaws (except to the extent required in order to effect the Merger as contemplated herein), as each such document is in effect on the date hereof;

          5.1.2 Issue or sell, or authorize for issuance or sale, the shares of Lamar or Lamar Bank or any additional shares of any class of capital stock of Lamar or Lamar Bank (except to the extent required to effect the Merger as contemplated herein);

          5.1.3 Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Lamar or Lamar Bank to issue securities;

          5.1.4 Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except normal quarterly dividends to Lamar shareholders not in excess of $.05 per share for each quarter completed prior to the Effective Date, and at the same rate on a prorated basis for each month completed or beginning at least fifteen days prior to the Effective Date;

          5.1.5 Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

          5.1.6 Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

          5.1.7 Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $250,000;

          5.1.8 Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Lamar or Lamar Bank;

          5.1.9 Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

          5.1.10 Impose or suffer the imposition, on any share of stock held by Lamar in Lamar Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist;

          5.1.11 Establish or add any automated teller machines or branch or other banking offices other than as set forth on any of the Schedules to this Agreement;

          5.1.12 Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except to the extent required in order to effect the Merger as contemplated herein and except in the ordinary course of business in connection with foreclosures or similar actions;

          5.1.13 Enter into, extend, or renew any lease for office or other space other than as contemplated in the Schedules to this Agreement;

          5.1.14 Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Lamar or Lamar Bank, other than as contemplated in the Schedules to this Agreement;

          5.1.15 Grant any increase in compensation to any director or officer, or, except in the ordinary course of business consistent with past practice, any other employee of Lamar or Lamar Bank;

          5.1.16 Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Lamar or Lamar Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by Hancock;

          5.1.17 Take any action or omit to take any action which would cause any of Lamar's or Lamar Bank's representations or warranties to be untrue or misleading in any material respect (within the meaning of the first paragraph of Article 6) or any material covenant of Lamar or Lamar Bank under this Agreement incapable of being performed;

          5.1.18 Take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Lamar's ability to perform its material covenants and agreements hereunder; or

          5.1.19  Agree in writing or otherwise to do any of the foregoing.

     5.2  Preservation of Business. Between the date hereof and the Effective
          ------------------------
Date, Lamar will, and will cause Lamar Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

     5.3  Insurance. Pending the Closing, Lamar shall cause the real property
          ---------
owned by Lamar and Lamar Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

     5.4  Stockholders' Meeting. Lamar will (i) take all steps necessary to
          ---------------------
call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement, and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with Hancock with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Except as may be required by fiduciary obligations, Lamar and the present directors of Lamar and Lamar Bank will support and vote in favor of approval of this Agreement.

     5.5  Property Transfers. From time to time, as and when requested by
          ------------------
Hancock and to the extent permitted by Mississippi law, the officers and directors of Lamar and Lamar Bank last in office shall be authorized to execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hancock from and after the Effective Date title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Lamar and Lamar Bank, and otherwise to carry out the purposes of this Agreement.

     5.6  Lamar Financial Statements. Lamar shall make available to Hancock the
          --------------------------
following statements and other reports and documents:

          5.6.1 Lamar's Consolidated Balance Sheets as of December 31, 2000, 1999 and 1998; Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998 ("Lamar Financial Statements"); and

          5.6.2 Such additional financial or other information as may be required for preparation of the regulatory applications and the Registration Statement in connection with the consummation of the Merger (subject to any legal limitations).

     5.7  Due Diligence. In order to afford Hancock access to such information
          -------------
as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Lamar and Lamar Bank to be acquired as a result of the Merger, Lamar shall (and shall cause Lamar Bank to), upon reasonable notice, afford Hancock and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and Lamar Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Lamar and Lamar Bank and all committees thereof), and it shall (and shall cause Lamar Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hancock such information as Hancock may reasonably request to perform such review. All information obtained by Hancock shall be subject to the Confidentiality Agreement between Hancock and Lamar dated March 14, 2000.

     5.8  No Solicitation. Prior to the Effective Date, neither Lamar nor Lamar
          ---------------
Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by Lamar or Lamar Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, Lamar or Lamar Bank except as contemplated by this Agreement or as required by fiduciary obligations. Lamar and Lamar Bank shall promptly communicate to Hancock the identity and terms of any proposal which they may receive with respect to any such transaction.

     5.9  Affiliates. Lamar, Lamar Bank and Hancock shall cooperate and use
          ----------
their best efforts to identify those persons who may be deemed to be "affiliates" of Lamar or Lamar Bank within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act of 1933 (the "Securities Act"). Lamar and Lamar Bank shall use its best efforts to cause each person so identified to deliver to Hancock, not later than twenty (20) days after execution of this Agreement, a written agreement in substantially the form set forth in Exhibit B attached hereto. Hancock shall be entitled to place appropriate legends on the certificates evidencing shares of Hancock Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the Transfer Agent for Hancock Common Stock.

     5.10 Interim Financial Statements. As soon as reasonably available, Lamar
          ----------------------------
will deliver to Hancock copies of their monthly financial statements.


                                   ARTICLE 6
                    LAMAR'S REPRESENTATIONS AND WARRANTIES
                    --------------------------------------

     Lamar represents and warrants to Hancock as follows: for purposes of this Agreement, except where the context requires otherwise, any reference to Lamar in this Article 6 shall be deemed to include Lamar and Lamar Bank and any reference to "material," "material adverse effect" or a similar standard shall refer to the financial condition, operations or other aspects of Lamar and Lamar Bank taken as a whole.

     6.1  Organization and Authority. Each of Lamar and Lamar Bank is a
          --------------------------
corporation or bank duly organized, validly existing and in good standing under the laws of the State of Mississippi and each of Lamar and Lamar Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     6.2  Authorization. The execution, delivery and performance of this
          -------------
Agreement by Lamar and Lamar Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Lamar and Lamar Bank, subject to regulatory approval. No other corporate proceedings on the part of Lamar or Lamar Bank are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Lamar's and Lamar Bank's stockholders, and the performance by Lamar and Lamar Bank of the terms hereof. This Agreement is a valid and binding obligation of Lamar and Lamar Bank enforceable against Lamar and Lamar Bank in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

     Neither the execution, delivery or performance of this Agreement by Lamar, nor the consummation of the transactions contemplated hereby, nor compliance by Lamar with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Lamar or Lamar Bank under any terms, conditions or provisions of (i) Lamar's or Lamar Bank's Charter or Bylaws or other charter documents of Lamar or Lamar Bank or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lamar or Lamar Bank is a party or by which Lamar or Lamar Bank may be bound, or to which Lamar or Lamar Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Lamar or Lamar Bank or any of its properties or assets.

     6.3  Capital Structure of Lamar. As of the date hereof, the authorized
          --------------------------
capital of Lamar consists solely of 50,000,000 shares of common stock, par value of $.50 each and no preferred stock. As of the date hereof 4,307,207 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of Lamar are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Lamar. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of Lamar.

     6.4  Ownership of Other Organizations. Lamar does not own, directly or
          --------------------------------
indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except as follows:
Lamar owns 100% of the outstanding stock of Lamar Bank, Lamar Data Solutions, Inc. and The Mortgage Shop, Inc. Lamar Bank owns 100% of the outstanding stock of Southern Financial Services, Inc. The presently authorized capital of Lamar Bank consists solely of 50,000 shares of common stock, par value of $10.00 each and no preferred stock. As of the date hereof, 50,000 shares of common stock were issued and outstanding. The outstanding shares of capital stock of Lamar Bank are validly issued and outstanding, fully paid and nonassessable and, all of such shares are owned by Lamar, free and clear of all liens, claims and encumbrances.

     6.5  Lamar Financial Statements. Lamar has made available to Hancock true
          --------------------------
and correct copies of the Lamar Financial Statements. The Lamar Financial Statements (i) have been prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) present fairly the consolidated results of operations of Lamar for the periods covered thereby and the consolidated financial condition of Lamar as of the dates thereof. The December 31, 2000 balance sheet forming part of the Lamar Financial Statements is referred to herein as the "Lamar Latest Balance Sheet."

     6.6  No Material Adverse Change. Since the date of the Lamar Latest Balance
          --------------------------
Sheet, there has been no event or condition of any character (whether actual, or to the knowledge of Lamar, threatened or contemplated) that has had or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, or business of Lamar, taken as a whole, excluding changes in laws or regulations that affect banking institutions generally.

     6.7  Tax Liability. The amounts set up as liabilities for taxes in the
          -------------
Lamar Financial Statements are sufficient for the payment of all respective taxes which in its aggregate are material (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

     6.8  Tax Returns: Payment of Taxes. All federal, state, local, and foreign
          -----------------------------
tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Lamar or Lamar Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before the date of the Lamar Latest Balance Sheet, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid other than those returns or taxes that are not material. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Lamar or Lamar Bank except as reserved against in the Lamar Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

     6.9  Litigation and Proceedings. Except as set forth on Schedule 6.9
          --------------------------
hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Lamar that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Lamar and Lamar Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     6.10 Brokers' or Finders' Fees. Except for the engagement of Morgan Keegan
          -------------------------
& Company, Inc. pursuant to the engagement letter dated as of October 23, 2000, a copy of which has been provided to Hancock, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Lamar or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement. The aggregate amount of consideration to be paid Morgan Keegan & Company, Inc. in connection with the transactions contemplated by this Agreement shall not exceed $284,276.

     6.11 Contingent Liabilities. Except as reflected in the Lamar Financial
          ----------------------
Statements and except in the case of Lamar Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, since the date of the Lamar Latest Balance Sheet neither Lamar nor Lamar Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Lamar and Lamar Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to the date hereof, to the knowledge of Lamar, that could reasonably be expected to result in any such material obligation or liability.

     6.12 Title to Assets; Adequate Insurance Coverage.
          --------------------------------------------

          6.12.1 As of the date of the Lamar Latest Balance Sheet, Lamar and Lamar Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Lamar Latest Balance Sheet, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Lamar Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Lamar Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Lamar and Lamar Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Lamar or Lamar Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hancock in such lease of such property.

          6.12.2 With respect to each lease of any real property or a material amount of personal property to which Lamar or Lamar Bank is a party, except for financing leases in which Lamar or Lamar Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

          6.12.3 Neither Lamar nor Lamar Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          6.12.4 To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Lamar and Lamar Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Lamar or Lamar Bank is named insured meet the applicable standards of the American Bankers Association.

     6.13 Liabilities. To the best knowledge and belief of its management, all
          -----------
liabilities of Lamar and Lamar Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Lamar nor Lamar Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Lamar or Lamar Bank or which are not material; and Lamar and Lamar Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Lamar and Lamar Bank for each account, and Lamar and Lamar Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

     6.14  Loans. To the best knowledge and belief of its management, each
           -----
material loan reflected as an asset of Lamar in the Lamar Latest Balance Sheet, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Lamar.

     6.15  Allowance for Loan Losses. The allowances for possible loan losses
           -------------------------
shown on the Lamar Latest Balance Sheet are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of the Lamar Latest Balance Sheet and each such allowance has been established in accordance with GAAP.

     6.16  Investments. Except for investments classified as held-to-maturity as
           -----------
prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Lamar Financial Statements under the heading "Investment Securities," and none of the investments made by Lamar or Lamar Bank since the date of the Lamar Latest Balance Sheet, and none of the assets reflected in the Lamar Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Lamar or Lamar Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Lamar or Lamar Bank is a party, Lamar or Lamar Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     6.17  Information for Registration and Proxy Statements. None of the
           -------------------------------------------------
information supplied or to be supplied by Lamar for inclusion in (a) the Registration Statement to be filed by Hancock with the SEC, (b) the Notice of Meeting and Proxy Statement to be mailed by Lamar to its stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement") and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Lamar's stock, as may be amended at the time of the Lamar Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Lamar and Lamar Bank shall provide for filing with the SEC and any regulatory agency in connection with the Merger will comply with generally accepted accounting principles.

     6.18  Commitments and Contracts. Neither Lamar nor Lamar Bank is a party or
           -------------------------
subject to any of the following (whether written or oral, express or implied):

           6.18.1 Except as listed on Schedule 6.18 attached hereto, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Lamar or Lamar Bank);

           6.18.2 Except as listed on Schedule 6.18 attached hereto and with a complete copy provided to Hancock, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

          6.18.3 Any contract not made in the ordinary course of business containing covenants which limit the ability of Lamar or Lamar Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Lamar or Lamar Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

     6.19 Employee Plans.  To the best of Lamar's knowledge and belief, it,
          --------------
Lamar Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Lamar or Lamar Bank:

          6.19.1 is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

          6.19.2 has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

     6.20 Vote Required.  The affirmative vote of the holders of at least a
          -------------
majority of the outstanding shares of Lamar Common Stock is the only vote of the stockholders of Lamar necessary to approve the Merger.

     6.21 Environmental Matters.  Neither Lamar nor Lamar Bank nor, to the best
          ---------------------
knowledge of its management, any previous owner or operator of any properties at any time owned, (including any properties owned or subsequently resold) leased or occupied by Lamar or Lamar Bank or used by Lamar or Lamar Bank in their respective business ("Lamar Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Lamar Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither Lamar nor Lamar Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Lamar Properties.

     6.22 Accuracy of Information.  To the best of Lamar's and its officers' and
          -----------------------
directors' knowledge, all information furnished by Lamar or Lamar Bank to Hancock and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and Lamar has not omitted to disclose any information which is or would be material to this Agreement.

     6.23 Compliance with Laws and Contracts.  To the best of Lamar's and its
          ----------------------------------
officers' and directors' knowledge, neither Lamar nor Lamar Bank is in violation of any laws, regulations, or agreements to which it is a party and neither have failed to file any material reports required by any governmental or other regulatory body, in which violations or failure to file would have a material adverse effect on Lamar and Lamar Bank as a whole.

                                 ARTICLE 7
                   HANCOCK'S REPRESENTATIONS AND WARRANTIES
                   ----------------------------------------

     Hancock represents and warrants to Lamar as follows: for purposes of this Agreement, except where the context requires otherwise, any reference to Hancock in this Article 7 shall be deemed to include Hancock and Hancock Bank and any reference to "material," "material adverse effect" or a similar standard shall refer to the financial condition, operations or other aspects of Hancock and its subsidiaries including Hancock Bank taken as a whole.

     7.1  Organization and Authority.  Each of Hancock and Hancock Bank is a
          --------------------------
corporation or bank duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

     7.2  Shares Fully Paid and Non Assessable.  The outstanding shares of
          ------------------------------------
capital stock of Hancock are validly issued and outstanding, fully paid and nonassessable and all of such shares of Hancock Bank are owned directly or indirectly by Hancock free and clear of all liens, claims, and encumbrances. The shares of Hancock Series A Preferred Stock to be issued in connection with the Merger pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be legally authorized, validly issued, fully paid and nonassessable.

     7.3  Authorization.  The execution, delivery and performance of this
          -------------
Agreement by Hancock and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Hancock and
Hancock Bank, subject to regulatory approval.   Except for approval of the
Amendment to the Articles of Incorporation attached hereto as Exhibit C by the shareholders of Hancock, no other corporate proceedings on the part of Hancock are necessary to authorize the execution and delivery of this Agreement and the performance by Hancock of the terms hereof. This Agreement is a valid and binding obligation of Hancock enforceable against Hancock in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

     7.4  No Material Adverse Change.  Since December 31, 2000, there has been
          --------------------------
no event or condition of any character (whether actual, or to the knowledge of Hancock or Hancock Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hancock would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Hancock or Hancock Bank excluding changes in laws or regulations that affect banking institutions generally.

     7.5  Loans. To the best knowledge and belief of Hancock's management, and
          -----
management of Hancock Bank, each material loan reflected as an asset of Hancock in the December 31, 2000 consolidated balance sheet contained in Hancock's annual report to shareholders, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to Hancock, except as set forth on Schedule 7.5 hereto.

     7.6  Litigation and Proceedings.  Except as disclosed on Schedule 7.6
          --------------------------
hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Hancock that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Hancock and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     7.7  Contingent Liabilities.  Except as reflected in the Hancock reports
          ----------------------
filed with the SEC and except in the case of Hancock's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 2000, neither Hancock nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Hancock and its subsidiaries taken as a whole, and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to the date hereof, to the knowledge of Hancock, could reasonably be expected to result in any such material obligation or liability.

     7.8  Allowances for Possible Loan Losses.  The allowances for possible loan
          -----------------------------------
losses shown on the balance sheet of Hancock contained in the Hancock reports filed or to be filed with the SEC are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of such balance sheet and each such allowance has been established in accordance with GAAP.

     7.9  Benefit Plans.  To the knowledge and belief of Hancock's senior
          -------------
management, Hancock, each of its subsidiaries and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover one or more employees employed by Hancock or any of its subsidiaries:

          7.9.1 is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

          7.9.2 has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes; regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

     7.10 Vote Required.  The affirmative vote of the holders of at least a
          -------------
majority of the outstanding shares of Hancock Common Stock is the only vote of the stockholders of Hancock necessary to approve the Articles of Amendment to the Articles of Incorporation attached as Exhibit C.

     7.11 Information for Registration and Proxy Statements.  None of the
          -------------------------------------------------
information supplied or to be supplied by Hancock for inclusion in (a) the Registration Statement to be filed by Hancock with the SEC, (b) the Notice of Meeting and Proxy Statement to be mailed by Lamar to its stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement") and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Lamar's stock, as may be amended at the time of the Lamar Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Hancock shall provide for filing with the SEC and any regulatory agency in connection with the Merger will comply with generally accepted accounting principles.

                                 ARTICLE 8
                      HANCOCK'S COVENANTS AND AGREEMENTS
                      ----------------------------------

     Hancock covenants and agrees as follows:

     8.1  Conduct of Business.  Hancock agrees to operate its business solely in
          -------------------
the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting Hancock in its assets, liability, or capital structure or limiting any action of Hancock or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of Hancock stock pending consummation of the transactions contemplated hereby; provided however, that Hancock and Hancock Bank shall not, and shall instruct their executive officers, directors, and control persons and any affiliates of any of the foregoing not to, effect any transactions in Hancock Common Stock in violation of Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise for the purpose, or with the effect, of manipulating the trading price of Hancock Common Stock.

     8.2  Due Diligence.  In order to afford Lamar access to such information as
          -------------
it may reasonably deem necessary to perform any due diligence review with respect to Hancock and Hancock Bank , Hancock shall (and shall cause Hancock Bank to), upon reasonable notice, afford Lamar and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and Hancock Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Hancock and Hancock Bank and all committees thereof), and it shall (and shall cause Hancock Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Lamar such information as Lamar may reasonably request to perform such review. All information obtained by Lamar shall be subject to the Confidentiality Agreement between Hancock and Lamar dated March 14, 2000.

     8.3  Registration Statement.  (a) Hancock will prepare and file on Form S-4
          ----------------------
a Registration Statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Series A Preferred Stock which will be issued to the holders of Lamar Common Stock pursuant to the Merger. Hancock shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Series A Preferred Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

     (b) Lamar shall cooperate in preparing the Registration Statement and the Proxy Statement, and will promptly furnish all such data and information relating to it as Hancock may reasonably request for the purpose of including such data and information in the Registration Statement.

     (c) Hancock will indemnify and hold harmless each member of Lamar's consolidated group and each of their respective directors, officers, agents and other persons, if any, who control Lamar within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hancock shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to Hancock by Lamar.

     8.4  Application to Regulatory Authorities.  Hancock shall prepare, as
          -------------------------------------
promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger and provide copies thereof to Lamar and its counsel.

     8.5  Indemnification of Directors and Officers of Lamar and Lamar Bank.
          -----------------------------------------------------------------
(a) From and after the Effective Date of the Merger, Hancock agrees to indemnify and hold harmless each person who is an officer or director of Lamar or Lamar Bank on the day of this Agreement or hereafter from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in investigating or defending any action in respect thereof or in settlement of any such action) based upon or arising from his capacity as an officer or director of Lamar or Lamar Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and Bylaws of Hancock as such documents were in effect on the date of this Agreement as if he were an officer or director of Hancock at all relevant times. Any indemnification to which subparagraph (c) of Section
8.3 applies shall be paid pursuant thereto and shall not be payable under this
Section 8.5. The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Persons."

     (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive the Merger, and any merger, consolidation or reorganization of Hancock.

     (c) An Indemnified Person shall give Hancock prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to Hancock (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interest require otherwise) and shall not settle any such matter unless Hancock shall first consent thereto.

     (d) Hancock agrees to an extension of the existing directors' and officers' liability insurance policy of Lamar and Lamar Bank, respectively, covering persons who are currently covered by such insurance for a "discovery" period of three (3) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement.

     8.6  Stockholders' Meeting.  Hancock will take all steps necessary to call,
          ---------------------
give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving the Articles of Amendment to the Articles of Incorporation of Hancock attached as Exhibit C to this Agreement, and for such other purposes as may be necessary or desirable, and shall take all other action required to authorize the Series A Preferred Stock.

     8.7  Listing Application.  Hancock shall promptly prepare and submit to
          -------------------
Nasdaq a listing application covering the shares of Series A Preferred Stock issuable in the Merger and shall use its best efforts to obtain, prior to the Effective Date, approval for the listing of such Series A Preferred Stock for trading on Nasdaq upon official notice of issuance.

                                 ARTICLE 9
                             CONDITIONS TO CLOSING
                             ---------------------

     The obligations of Lamar, Lamar Bank, Hancock and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing of the Merger:

     9.1  Conditions to Each Party's Obligations to Effect the Merger.  The
          -----------------------------------------------------------
respective obligation of each Party to effect the Merger shall be subject to the following conditions:

          9.1.1  Stockholder Approval.  The Merger shall have been approved by
                 --------------------
     the requisite vote of the holders of the outstanding shares of Lamar Common Stock at Lamar's Stockholders' Meeting.

          9.1.2  Regulatory Approvals.  The transactions contemplated by this
                 --------------------
     Agreement, with respect to the Merger, shall have been approved by all governing regulatory authorities, without any condition or requirement that either Hancock or Lamar reasonably deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of Hancock, Hancock Bank, Lamar or Lamar Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

          9.1.3  Registration Statement.  The Registration Statement shall have
                 ----------------------
     been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

          9.1.4  No Restraining Action.  No action or proceeding shall have been
                 ---------------------
     threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby other than as described on the Schedules hereto; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreement or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

          9.1.5  Series A Preferred Stock.  The Articles of Amendment to the
                 ------------------------
     Articles of Incorporation of Hancock attached as Exhibit C hereto shall have been approved by the requisite vote of the shareholders of Hancock and filed with the Secretary of State, and all other action required to authorize the Series A Preferred Stock shall have been taken by Hancock.

     9.2  Conditions to Obligations of Lamar to Effect the Merger.  The
          -------------------------------------------------------
obligations of Lamar to effect the Merger shall be subject to the following additional conditions:

          9.2.1  Representations and Warranties.  The representations and
                 ------------------------------
     warranties of Hancock set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Lamar.

          9.2.2  Performance of Obligations. Hancock shall have performed in all
                 --------------------------
     material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and Hancock shall deliver at Closing appropriate certificates setting forth such.

          9.2.3  No Material Adverse Change.  There shall not have occurred any
                 --------------------------
     material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of Hancock and its subsidiaries taken as a whole.

          9.2.4  Tax Opinion.  Lamar shall have received from Watkins Ludlam
                 -----------
     Winter & Stennis, P.A. an opinion of counsel, dated the Closing Date, as to certain federal income tax aspects of the Merger, including an opinion that the Merger will constitute a tax-free reorganization and shareholders of Lamar who receive Hancock Series A Preferred Stock and cash in the Merger will not recognize gain with respect to the Hancock Series A Preferred Stock.

          9.2.5  Fairness Opinion.  Lamar shall have received a letter from
                 ----------------
     Morgan Keegan & Company, Inc., or another financial advisor selected by Lamar, dated within ten (10) business days prior to the date of the mailing of the Proxy Statement to its shareholders to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

          9.2.6  Transaction Value.  The total value of the Hancock Series A
                 -----------------
     Preferred Stock to be issued pursuant to the Merger shall be not less than 51% of the total value of all consideration issued or deliverable by Hancock pursuant to this Agreement, all as determined under applicable provisions of the Code and regulations.

     9.3  Conditions to Obligations of Hancock to Effect the Merger.  The
          ---------------------------------------------------------
obligations of Hancock to effect the Merger shall be subject to the following additional conditions:

          9.3.1  Representations and Warranties.  The representations and
                 ------------------------------
     warranties of Lamar and Lamar Bank set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Hancock, and except that no inaccuracy shall give rise to a termination right unless it and all the other inaccuracies together result in a material and adverse change in Lamar.

          9.3.2  Performance of Obligations.  Lamar shall have performed in all
                 --------------------------
     material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and Lamar shall deliver at Closing appropriate certificates setting forth such.

          9.3.3  No Material Adverse Change.  There shall not have occurred any
                 --------------------------
     material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of Lamar and its subsidiaries taken as a whole.

          9.3.4  Affiliate Agreement. An Affiliate Agreement substantially in
                 -------------------
     the form specified on Exhibit B hereto (as contemplated by Section 5.9 hereof) shall have been executed by each person who serves as an executive officer or director of Lamar.

                                ARTICLE 10
                              EMPLOYMENT MATTERS
                              ------------------

     10.1 Employees. All employees of Lamar at the Effective Date shall become
          ---------
employees of Hancock. Hancock will make reasonable efforts to maintain duties and compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with Hancock's employment and salary administration programs. With regard to any retained employee, Hancock shall be free of any obligation to honor any past agreement of Lamar to such person other than agreements scheduled on Schedule 6.18 and as set forth in this Article 10.

     10.2 Benefits.  Any Lamar employee who, immediately prior to the Effective
          --------
Date, is covered by or is a participant in a Lamar employee benefit plan shall as soon as practical after the Effective Date be covered by or participate in the comparable Hancock employee benefit plan if a comparable plan otherwise is maintained by Hancock and if the eligibility requirements of the Hancock plan are met. All prior years of service of retained Lamar employees will be counted for eligibility purposes under all applicable Hancock plans to the extent permitted by applicable law.

                                  ARTICLE 11
                                 TERMINATION
                                 -----------

     11.1 Termination.  This Agreement may be terminated, either before or after
          -----------
approval by the stockholders of Lamar and Lamar Bank as follows:

          11.1.1  Mutual Consent. At any time on or prior to the Effective Date
                  --------------
     of the Merger, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

          11.1.2  Expiration of Time.  By the Board of Directors of Hancock in
                  ------------------
     writing or by the Board of Directors of Lamar in writing, if the Merger shall have not become effective on or before September 30, 2001, unless the Merger has not occurred due to the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement;

          11.1.3  Breach of Representation, Warranty or Covenant.  By either
                  ----------------------------------------------
     Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if the facts constituting such breach of a covenant, agreement, representation or warranty reflect a material and adverse change in the financial condition, results of operations or business taken as a whole, of the breaching Party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the Party committing such breach.

          11.1.4  Regulatory Approval.  By either Party hereto, at any time
                  -------------------
     after the FRB has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time-period for all appeals or requests for reconsideration thereof has run.

          11.1.5  Lamar Shareholder Approval.  By either Party hereto, if the
                  --------------------------
     Merger is not approved by the required vote of the shareholders of Lamar.

          11.1.6  Hancock Shareholder Approval of Articles of Amendment.  By
                  ------------------------------------------------------
     either Party hereto, if the Amendment to the Articles of Hancock attached as Exhibit C is not approved by the required vote of the shareholders of Lamar.

                                  ARTICLE 12
                               APPRAISAL RIGHTS
                               ----------------

     12.1 Appraisal Rights of Lamar.  Notwithstanding any other provision of
          -------------------------
this Agreement to the contrary, dissenting stockholders of Lamar who comply with the procedural requirements of Article 13 of the MBCA will be entitled to receive payment of the fair cash value of their shares in accordance with the provisions of Article 13 of the MBCA.

                                   ARTICLE 13
                                 MISCELLANEOUS
                                 -------------

     13.1 Entire Agreement.  This Agreement embodies the entire understanding of
          ----------------
the Parties in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the Parties hereto other than the Confidentiality Agreement heretofore executed by the Parties.

     13.2 Effect of Termination or Consummation; Survival.  (a) Upon termination
          -----------------------------------------------
of this Agreement pursuant to Article 11, the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any Party or their respective directors, officers, employees, agents or shareholders.

     (b) None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Date. Each Party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other Party prior to the Closing Date shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 9 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority. Each covenant of the Parties to be performed after the Effective Date shall survive the Effective Date and may be enforced by the person or persons in whose favor it runs.

     13.3 Headings.  The headings and subheadings in this Agreement, except the
          --------
terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     13.4 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts all of which shall be deemed one and the same agreement and each of which shall be deemed an original.

     13.5 Governing Law.  This Agreement and the rights and obligations
          -------------
hereunder shall be governed and construed by the laws of the State of Mississippi.

     13.6 Successors: No Third Party Beneficiaries.  All terms and conditions of
          ----------------------------------------
this Agreement shall be binding on the successors and assigns of Lamar and Hancock. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Lamar and Hancock any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Lamar and Hancock and for the benefit of no other person.

     13.7  Modification; Assignment.  No amendment or other modification of any
           ------------------------
part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

     13.8  Notice.  Any notice, request, demand, consent, approval or other
           ------
communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid, facsimile or overnight courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                     Lamar
                                     -----
               Lamar Capital Corporation
               401 Shelby Speights Drive
               Purvis, Mississippi 39475
               Attn: Mr. Robert W. Roseberry, CEO

                                    Hancock
                                    -------
               Hancock Holding Company
               Post Office Box 4019
               Gulfport, MS 39502
               Attn: Mr. Carl J. Chaney, Chief Financial Officer

     13.9  Waiver.  Lamar and Hancock may waive their respective rights, powers
           ------
or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Lamar or Hancock to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Lamar or Hancock under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

     13.10 Costs, Fees and Expenses.  Each Party hereto agrees to pay all costs,
           ------------------------
fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants, financial advisors and counsel. Lamar will be responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Merger. Each Party will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Merger.

     13.11 Press Releases.  Lamar and Hancock shall consult with each other as
           --------------
to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit Hancock, following notification to Lamar, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

     13.12 Severability.  If any provision of this Agreement is invalid or
           ------------
unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

     13.13 Mutual Covenant of Best Efforts and Good Faith.  The Parties mutually
           ----------------------------------------------
covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                       LAMAR CAPITAL CORPORATION

                                       By: /s/ Robert W. Roseberry
                                          -------------------------------------
                                       Name:  ROBERT W. ROSEBERRY
                                       Title: CHIEF EXECUTIVE OFFICER
Attest:

/s/ Jane P. Roberts
-------------------------------
JANE P. ROBERTS, SECRETARY

                                       HANCOCK HOLDING COMPANY

                                       By: /s/ George A. Schloegel
                                          --------------------------------------
                                       Name:  GEORGE A. SCHLOEGEL
                                       Title: CHIEF EXECUTIVE OFFICER
Attest:

/s/ Carl J. Chaney
-------------------------------
CARL J. CHANEY, CHIEF FINANCIAL
OFFICER

                                   EXHIBIT A

                               MERGER AGREEMENT
                               ----------------


     This Merger Agreement is made and entered into as of the 21/st/ day of February, 2001, between Hancock Holding Company, Gulfport, Mississippi, a Mississippi corporation ("Hancock") and Lamar Capital Corporation, Purvis, Mississippi, a Mississippi corporation ("Lamar") (the "Merger Agreement").

                                W I T N E S S E T H:

     WHEREAS, Hancock and Lamar (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that Lamar be merged into Hancock (the "Merger") pursuant to the provisions of the Mississippi Business Corporation Act ("MBCA") and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Merger;

     NOW THEREFORE, the Constituent Corporations hereby make, adopt and approve this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

                                ARTICLE ONE

                                The Merger
                                ----------

     Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Lamar shall be merged into Hancock and the separate existence of Lamar shall cease.

                                  ARTICLE TWO

                                Effective Date
                                --------------

     The Merger shall be effective as of the date and time when this Merger Agreement, having been certified, signed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Mississippi (such time and date being herein referred to as the "Effective Date").


                                 ARTICLE THREE

                     Conversion and Cancellation of Shares
                     -------------------------------------

     a. On the Effective Date of the Merger, each share of the Common Stock, $3.33 par value, of Hancock ("Hancock Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of Hancock.

     b. On the Effective Date of the Merger, each share of Lamar Common Stock outstanding immediately following the Merger shall be converted into (i) shares of Hancock Series A Preferred Stock or (ii) the right to receive cash as set forth in the Plan.


                                 ARTICLE FOUR

                               Effects of Merger
                               -----------------

     The Merger shall have the effects set forth in Miss. Code Ann.
(S)79-4-11.06.

                                  ARTICLE SIX

                                 Miscellaneous
                                 -------------

     The obligations of the Constituent Corporations to effect the Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Corporations or (b) pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        LAMAR CAPITAL CORPORATION


                                        By: /s/ Robert W. Roseberry
                                           ------------------------------------
                                        Name:  ROBERT W. ROSEBERRY
                                        Title: CHIEF EXECUTIVE OFFICER

Attest:

/s/ Jane P. Roberts
------------------------------
JANE P. ROBERTS, SECRETARY

                                        HANCOCK HOLDING COMPANY


                                        By: /s/ George A. Schloegel
                                           ------------------------------------
                                        Name:  GEORGE A. SCHLOEGEL
                                        Title: CHIEF EXECUTIVE OFFICER
Attest:

/s/ Carl J. Chaney
------------------------------
CARL J. CHANEY, CHIEF FINANCIAL
OFFICER

                                   EXHIBIT B
                          FORM OF AFFILIATE AGREEMENT


Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

     I, the undersigned director, executive officer or significant stockholder of Lamar Capital Corporation ("Lamar"), Purvis, Mississippi, acknowledge and understand that, as an affiliate of Lamar, Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), restricts my ability to sell, pledge, transfer or otherwise dispose of the shares of Hancock Holding Company ("Hancock") common stock to be issued to me in the Agreement and Plan of Merger ("Merger") between Hancock and Lamar, unless the requirements of Rule 145(d) are satisfied or the sale, transfer or disposition is otherwise in compliance with the Act.

     On the basis of the foregoing, and in consideration of the delivery to me of the Hancock Series A Preferred Stock into which my Lamar common stock will be converted, I agree that:

     1. I will not sell, transfer, pledge, encumber or otherwise dispose of said securities in violation of the Act or rules and regulations promulgated thereunder.


     2. I expressly agree to the placement of a restrictive legend on any and all certificates for shares of Hancock Common Stock received pursuant to the Merger, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

               "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred, pledged or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement dated as of _________________________, 2001 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

     3. I agree to be bound by the terms of this letter until the expiration of the time period set forth in Rule 145(d)(2) or (3), whichever may apply.

                                             Sincerely,

                                             __________________________________
                                             Title:_____________________________
Accepted and agreed to:
HANCOCK HOLDING COMPANY                Date:____________________________________
By:_____________________________
Title:__________________________       Number of Lamar Shares owned:____________

                                   EXHIBIT C

                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION


     The aggregate number of shares which the Corporation is authorized to issue is 125,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:

     Number of Shares        Class          Par Value, if any

       75,000,000            Common              $ 3.33
       50,000,000            Preferred           $20.00

     The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between the series of any preferred class in the series are as follows:

     Each share of Common Stock shall entitle the holder thereof to full voting rights. Except as may be determined by the Board of Directors at the time a series is created, holders of Preferred Stock shall have no voting rights as a holder of such stock, except as specifically required by law.

     The holders of Preferred Stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of Preferred Stock, and no more, before any dividend shall be paid or set apart for payment upon the Common Stock.

     Dividends on the Preferred Stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.

     Whenever all accumulated dividends on the outstanding Preferred Stock for all previous periods shall have been declared and shall have become payable, and the Corporation shall have paid such accumulated dividends for such previous periods, or shall have set aside from its legally available funds a sum sufficient therefor, the Board of Directors may declare dividends on the Common Stock, payable then or thereafter out of any remaining legally available funds.

     Each class of Preferred Stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

     (a)  the rate of dividend;

     (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;

     (c) the amount payable upon shares in the event of voluntary and involuntary liquidation;

     (d) sinking fund provisions, if any, for the redemption or purchase of shares;

     (e)  the terms and conditions, if any, on which shares may be converted;
          and

     (f)  the voting rights of the shares.

                             ARTICLES OF AMENDMENT

                                    TO THE

                           ARTICLES OF INCORPORATION

                                      OF

                            HANCOCK HOLDING COMPANY

     A.  The name of the Corporation is Hancock Holding Company.

     B. The following resolution, setting forth the designation and the number of shares of a series of Preferred Stock ($20.00 par value) of the Corporation and the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation by unanimous written consent dated June 20, 2001.

     RESOLVED, that 1,658,275 authorized but unissued shares of this Corporation's Preferred Stock ($20.00 par value) are hereby designated as a series of Preferred Stock called the 8% Cumulative Convertible Preferred Stock, Series A with the following voting powers, rights and preferences:

     1.  Definitions.

     For the purposes of this resolution, the following terms shall have the following meanings:

     "Capital Stock" means the Capital Stock of any class or series (however designated) of the Corporation.

     "Common Stock" means the Common Stock of the Corporation ($3.33 par value) as constituted on the date of this Resolution, or shares of any other class of Capital Stock into which such Common Stock is reclassified after such date.

     "Corporation" means Hancock Holding Company.

     "Dividends Accrued" means an amount equal to the sum of all dividends required to be paid on the shares of Series A Preferred Stock from the date of issue of the shares of Series A Preferred Stock to the date to which the determination is to be made, whether or not such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid and, if any dividends have been declared and set apart for payment but not paid, the amount so set apart for the payment of such
dividends.   Accrued Dividends for any period less than a full calendar quarter shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

     "Junior Stock" means any Capital Stock ranking as to dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation junior to the Series A Preferred Stock.

     "Parity Stock" means shares of any series of the Corporation's Preferred Stock and any shares of Capital Stock ranking as to dividends and/or as to the rights in liquidation, dissolution or winding-up of the affairs of the Corporation equally with the Series A Preferred Stock.

     "Prior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation prior to the Series A Preferred Stock.

     "Series A Preferred Stock" means the 8% Cumulative Convertible Preferred Stock, Series A of the Corporation.

     "Subsidiary" means any corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by the Corporation and one or more Subsidiaries.

     2.   Dividends.

          (a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cash dividends at the rate and payable on the dates
          hereinafter set forth.   The rate of dividends payable on Series A
          Preferred Stock shall be $1.60 per share per annum and no more. Dividends shall be payable, to the extent practical, in equal quarterly installments on the last day of March, June, September and December of each year, commencing on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs. Dividends shall be cumulative and shall accrue on the Series A Preferred Stock from and after the date of issuance thereof. Dividends payable on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs or on any other date which is not the last day of a full calendar quarter shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

          (b) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Parity Stock for any dividend period unless the same dividend (payable in proportion to the respective annual dividend rates per share set forth in the Articles of Incorporation or the respective Articles of Amendment) shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon all shares of Series A Preferred Stock outstanding.

          (c) Unless Dividends Accrued on all outstanding shares of Series A Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of such stock due on the respective next following payment dates shall have been declared and a sum sufficient for the payment thereof set apart then (i) no dividend (other than a dividend payable solely in "Common Stock") shall be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Junior Stock; (ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.

     3.   Voting Rights.

     In addition to any voting rights afforded by the Mississippi Business Corporation Act to the holders of a series or class of stock voting as a group, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive notice of, to participate in, and vote on any matter presented to the holders of Common Stock at any meeting of the holders of Common Stock of the Corporation on the following basis: a holder of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock held by such holder could be converted at the then current Conversion Price.

     4.   Liquidation.

     In the event of liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation price of $20.00 per share, plus Dividends Accrued to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and after payment to the holders of the outstanding shares of Series A Preferred Stock and to the holders of shares of other classes and series of Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Junior Stock according to
their respective rights.   For the purposes of the preceding sentence, neither
the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding-up of
the affairs of the Corporation.   In case the net assets of the Corporation are
insufficient to pay the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock in proportion to the full preferential amounts to which they are respectively entitled.

     5.   Conversion.

          (a) Each holder of any outstanding shares of Series A Preferred Stock shall have the right, at any time, to convert any of such shares into Common Stock of the Corporation. Furthermore, as to any shares of Series A Preferred Stock called for redemption, each such holder shall have the right at any time prior to the close of business on the fifth full business day preceding the date fixed for redemption (unless default shall be made by the Corporation in the payment of the redemption price in which case such right of conversion shall continue without interruption), to convert any of such shares into shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible shall be equal to the number arrived at by dividing $20.00, without any payment or adjustment for Dividends Accrued, by the conversion price per share of the Common Stock fixed or determined as hereinafter provided. Such conversion price shall initially be $45.00 per share, subject to the adjustments hereinafter provided (such price as adjusted at any time being hereinafter called the "Conversion Price").

          (b) The holder of any outstanding shares of Series A Preferred Stock may exercise the conversion right provided in Paragraph (a) above as to all or any portion of the shares that he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation's transfer agent or such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security number or other tax identification number) in which the certificate or certificates or shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date (the "Conversion Date") when such delivery is made. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which he is entitled and a payment in cash of any dividends declared and unpaid with respect to the shares of Series A Preferred Stock so surrendered up to the dividend date that immediately precedes the Conversion Date. The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date, unless the Conversion Date falls after the date that the Corporation mails a notice of redemption under Section 5(c) and before the date fixed for redemption, in which case the Conversion Price shall be that in effect on the date that such notice of redemption is mailed.

          (c) If, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 5(f) below), then, effective at 5:00 p.m. on the last day in such twenty (20) day period the Corporation shall have the option to require that all outstanding shares of Series A Preferred Stock shall automatically convert into and become shares of Common Stock, as if each holder of Series A Preferred Stock exercised the conversion right provided in
          Section 5(a) and all shares of Series A Preferred Stock, whether or not the certificates therefore shall have been surrendered for cancellation, shall be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine, except the right to receive certificates for shares of Common Stock upon surrender of certificates for shares of Series A Preferred Stock the same manner described in Section 5(b). If the Corporation elects to require conversion under this Section 5(c) the Corporation shall give written notice of such conversion by first class mail, postage prepaid to the holders of Series A

          Preferred Stock at the last addresses shown by the Corporation's stock transfer records. No delay or imperfection in such notice will affect the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(c). For purposes of this Section 5(c) and
          Section 5(f), the last sale price of the Common Stock shall be deemed to be the last sale price reported by NASDAQ or its successor, but if the Common Stock is listed on a national stock exchange, the last sale price on any date shall be deemed to be the last sale price on the exchange on which it generally has the highest trading volume.

          (d) The Corporation shall not issue any fraction of a share upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at any time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of the shares of Series A Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion, the number of shares of Common Stock deliverable shall be rounded up to the nearest full share.

          (e) The issuance of Common Stock on conversion of outstanding shares of Series A Preferred Stock shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Stock, but the Corporation shall not be required to pay any tax or expense which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the outstanding shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (f) The Conversion Price shall be subject to the following adjustments:

               (i) Whenever the Corporation shall (A) pay a dividend on its outstanding shares of Common Stock in shares of its Common Stock or subdivide or otherwise split its outstanding shares of Common Stock, or (B) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the effective date of the happening of such event shall be adjusted so that the holders of the Series A Preferred Stock, upon conversion of all thereof immediately following such event, would be entitled to receive the same aggregate number of shares of Common Stock as they would have been entitled to receive immediately following such event if such shares of Series A Preferred Stock had been converted immediately prior to such event, or if there is a record date in respect of such event, immediately prior to such record date.

               (ii) In case the Corporation, after the date of this resolution, shall issue rights, warrants or options to subscribe for or purchase shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price per share less than the lesser of the Conversion Price or Current Market Value (as hereinafter defined) per share of Common Stock and if such rights, warrants, options or securities are exercisable, convertible or exchangeable for a period of more than thirty (30) days after the date of their issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the issuance of such rights, warrants, options or securities by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of shares which the aggregate exercise price of the shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged) would purchase at such Current Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of additional shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged). Such adjustment shall be made on the date that such rights, warrants or options are issued. For the purposes of this Section 5(f), the "Current Market Value" per share of Common Stock on any date shall be deemed to be the average of the last sale price on each of the twenty (20) consecutive trading days commencing forty
               (40) trading days before such date. A trading day, for the purpose of this resolution, is a day on which securities are traded on the NASDAQ Stock Market or, if the Common Stock is then listed on any national stock exchange, on such exchange.

               (iii) Whenever the Corporation shall make a distribution to holders of Common Stock of evidences of its indebtedness or assets (excluding dividends and distributions paid in cash out of funds available for dividends in accordance with applicable law), the Conversion Price immediately prior to such distribution shall be adjusted by multiplying such Conversion Price by a fraction,
               (i) the numerator of which shall be the denominator, hereinbelow described, less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness or assets distributed which is applicable to one share of Common Stock, and (ii) the denominator of which shall be the Current Market Value per share of Common Stock on the next full business day after the record date fixed for the determination of the holders of the Common Stock entitled to such distribution. Such adjustment shall be retroactively effective as of immediately after such record date.

          (g) Notwithstanding any of the foregoing provisions of this Section 5, no adjustment of the Conversion Price shall be made if the Corporation shall issue rights, warrants or options to purchase Common Stock, or issue Common Stock, pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or any shareholder rights plan of the Corporation or its Subsidiaries adopted or approved by the Board of Directors of the Corporation before or after the adoption of this resolution.

          (h) In any case in which this Section 5 provides that an adjustment of the Conversion Price shall become effective retroactively immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event that number of shares of Common Stock issuable upon such conversion that shall be in addition to the number of shares of Common Stock which were issuable upon such conversion immediately before the adjustment in the Conversion Price required in respect of such event.

          (i) Anything in this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.25 in such price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 5 shall be made to the nearest cent.

          (j) Whenever the Conversion Price and subsequent changes to be made therein are adjusted pursuant to this Section 5, the Corporation shall
          (i) promptly place on file at its principal office and at the office of each transfer agent for the Series A Preferred Stock, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Price, and shall make such statement available for inspection by all shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of the outstanding shares of Series A Preferred Stock stating that such adjustment has been made and setting forth the adjusted Conversion Price. Unless the change in the Conversion Price is caused as a result of action described in subparagraph (i) of paragraph (f) of this Section 5, it shall be accompanied by a letter from the Corporation's independent public accountants stating that the change has been made in accordance with the provisions of this resolution.

          (k) In the event of any merger, share exchange or similar transaction to which the Corporation is a party, except (i) a merger in which the Corporation is the surviving corporation or (ii) a share exchange in which the Corporation's shares are issued to shareholders of another corporation, the plan of merger, plan of share exchange or comparable document shall provide that each share of Series A Preferred Stock then outstanding shall be converted into or exchanged for the kind and amount of stock, other securities and property receivable upon such merger, share exchange or similar transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior thereto.

          (l) Shares of Common Stock issued on conversion of shares of Series A Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding shares of Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

     6.   Redemption.

          (a) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share plus Dividends Accrued to the date fixed for redemption: (i) if, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 6(f) below) or (ii) at any time after the end of the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation.

          (b) In the event that the Corporation elects to redeem less than all of the outstanding shares of Series A Preferred Stock, not more than sixty (60) days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed by prorating the total number of shares to be so redeemed among all holders thereof in proportion, as nearly as may be, to the number of shares registered in their respective names, by lot or in such other equitable manner as the Board of Directors may determine. The Corporation in its discretion may determine the particular certificates (if there are more than one) representing shares registered in the name of a holder which are to be redeemed.

          (c) Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for any redemption pursuant to paragraph (a) of this
          Section 6, notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock to be redeemed at their last addresses as shown by the Corporation's stock transfer records. The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the Redemption Price (including the amount of Dividends Accrued to the date fixed for redemption), and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

          (d) When a notice of redemption of any outstanding shares of Series A Preferred Stock shall have been duly mailed as hereinabove provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the Redemption Price (including Dividends Accrued to the date fixed for redemption) of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company, having capital and surplus aggregating at least $25,000,000 as of the date of its most recent report of financial condition and named in such notice, to be applied to the redemption of the shares so called for redemption against surrender of the certificates representing shares so redeemed for cancellation. Except as set forth in Section 5(a), from and after the time of such deposit all shares for the redemption of which such deposits shall have been so made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the Redemption Price (including Dividends Accrued to the date fixed for redemption), but without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

          (e) The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share, plus Dividends Accrued thirty (30) years from the date of the issuance thereof.

          (f) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share plus Dividends Accrued if there is change in the Federal Reserve capital adequacy guidelines that results in the Series A Preferred Stock not qualifying as Tier 1 capital.

          (g) The Corporation shall also have the right to acquire outstanding shares of Series A Preferred Stock otherwise than by redemption, pursuant to this Section 6, from time to time, for such consideration as may be acceptable to the holders thereof; provided, however, that if all Dividends Accrued on all outstanding shares of Series A Preferred Stock shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart neither the Corporation nor any Subsidiary shall so acquire any shares of such series except in accordance with a purchase offer made on the same terms to all the holders of the outstanding shares of Series A Preferred Stock.

                                   Hancock Holding Company


                                   By:__________________________________________
                                          President


                                   By:__________________________________________
                                          Secretary

                                    PART II

         INFORMATION NOT REQUIRED IN PROSPECTUS/JOINT PROXY STATEMENT


Item 20.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation provide for indemnification to the fullest extent allowed by law. The Articles of the Registrant provide in Article Six certain provisions regarding the extent to which the Registrant will provide indemnification and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred as "Eligible Persons").

     The Mississippi Business Corporation Act (the "MBCA") provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

     The MBCA further authorizes a corporation to make further indemnity for certain actions that do not constitute gross negligence or willful misconduct if authorized by the corporation's Articles of Incorporation. The Hancock Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA.

     The Hancock Articles provide that Hancock shall indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of Hancock against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the "Act") and
(B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by (i) the board of directors a committee duly designated by the board of directors, consisting of two or more directors not at the time parties to the Proceeding, (ii) by special legal counsel, (iii) by the shareholders or (iv) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct.

However, Hancock shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and Hancock shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The Hancock Articles further provide that Hancock shall indemnify a person in connection with a proceeding by or in the right of Hancock for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). Hancock, upon request, shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes Hancock a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated, Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by Hancock without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the determining bodies that the facts then known to those making the determination would not preclude indemnification under the Hancock Articles.

     Article Six of the Articles further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Six may not be taken away or diminished by an amendment in the event of a change in control of the Registrant.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.  Exhibits

2 Agreement and Plan of Merger - Included as Appendix C to the Proxy Statement/Prospectus contained herein.
3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 - Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.

3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 - Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.
3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 - Filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference.
3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 - Filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference.
3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 - Filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.
3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 - Filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.
3.7 Articles of Amendment to the Articles of Incorporation adopted February 20, 1997 - Filed as Exhibit 3.7 to the Registrant's Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.
4.1 Specimen stock certificate - Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.
4.2 Description of Common Stock Purchase Rights - Set forth in Item 1 of the Registrants Registration Statement on Form 8-A (Commission file No. 000-13089) and incorporated herein by reference.
5      Opinion of Allen Vaughn Cobb & Hood regarding legality of shares.
8 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding certain tax matters.
23.1*  Consent of Deloitte & Touche LLP.
23.2*  Consent of Ernst & Young LLP.
23.3   Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 8).
23.4   Consent of Allen Vaughn Cobb & Hood (included in Exhibit 5).
23.5*  Consent of Morgan Keegan & Company, Inc.
24 Power of Attorney - Included on the signature page of the Registration Statement.
99.1*  Form of Proxy of Lamar Capital Corporation.
99.2   Election Form
*      Previously filed.

Item 22.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this 23rd day of May, 2001.


                                   HANCOCK HOLDING COMPANY
                                   (Registrant)


                                        /s/ George A. Schloegel
                                   By:_________________________________________
                                        George A. Schloegel,
                                        Chief Executive Officer


                                        /s/ Carl J. Chaney
                                   By:_________________________________________
                                        Carl J. Chaney
                                        Chief Financial Officer


     Know all men by these presents, that each individual whose signature appears below constitutes and appoints George A. Schloegel and Carl J. Chaney, and each or either one of them, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement on Form S-4 and relating to the registration of shares of Hancock Holding Company Series A 8% Convertible Preferred Stock, $20 par value per share and Hancock Holding Company common stock underlying Series A, $3.33 par value per share, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement by the following persons in the capacities and on the dates indicated.

Signature                          Title                              Date
*                                  Director                           May 23, 2001
________________________________                                      --------------------
Leo W. Seal, Jr.

*.                                 Director                           May 23, 2001
________________________________                                      --------------------
Joseph F. Boardman, Jr.


/s/ George A. Schloegel            Director                           May 23, 2001
________________________________                                      --------------------
George A. Schloegel

*.                                 Director                           May 23, 2001
________________________________                                      --------------------
Dr. Homer C. Moody, Jr.

*                                  Director                           May 23, 2001
________________________________                                      --------------------
Charles H. Johnson

*                                  Director                           May 23, 2001
________________________________                                      --------------------
L. A. Koenenn, Jr.

*                                  Director                           May 23, 2001
________________________________                                      --------------------
Christine L. Smilek

/s/ Carl J. Chaney                 Chief Financial Officer            May 23, 2001
________________________________                                      --------------------
Carl J. Chaney

     /s/ George A. Schloegel
*By: _____________________________________
     George A. Schloegel
      Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit No.                   Description
-----------                   -----------

2 Agreement and Plan of Merger - Included as Appendix C to the Proxy Statement/Prospectus contained herein.

3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 - Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.

3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 - Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.

3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 - Filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference.

3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 - Filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference.

3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 - Filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 - Filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

3.7 Articles of Amendment to the Articles of Incorporation adopted February 20, 1997 - Filed as Exhibit 3.7 to the Registrant's Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

4.1 Specimen stock certificate - Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference.

4.2 Description of Common Stock Purchase Rights - Set forth in Item 1 of the Registrants Registration Statement on Form 8-A (Commission file No. 000-13089) and incorporated herein by reference.

5       Opinion of Allen Vaughn Cobb & Hood regarding legality of shares.
8       Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding certain tax matters.
23.1*   Consent of Deloitte & Touche LLP.
23.2*   Consent of Ernst & Young LLP.
23.3    Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit
        8).
23.4    Consent of Allen Vaughn Cobb & Hood (included in Exhibit 5).
23.5*   Consent of Morgan Keegan & Company, Inc.
24 Power of Attorney - Included on the signature page of the Registration Statement.
99.1*   Form of Proxy of Lamar Capital Corporation.
99.2    Election Form

* Previously filed.